As filed with the Securities and Exchange Commission on June 4, 2004

Registration No. 333-115518

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUTHERN CONNECTICUT BANCORP, INC.

(Name of Small Business Issuer as Specified in its Charter)

Connecticut	6021	06-1609692
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

215 Church Street

New Haven, Connecticut 06510

(203) 782-1100

(Address and telephone number of principal executive offices)

215 Church Street

New Haven, Connecticut 06510

(203) 782-1100

(Address of principal place of business or intended principal place of business)

Joseph V. Ciaburri

Southern Connecticut Bancorp, Inc.

215 Church Street

New Haven, Connecticut 06510

(203) 782-1100

(Name, address and telephone number of agent for service)

Copies to:

Robert M. Taylor, III, Esq. Day, Berry & Howard LLP CityPlace I Hartford, Connecticut 06103 (860) 275-0100	William P. Mayer, Esq. Kathryn I. Murtagh, Esq. Goodwin Procter LLP Exchange Place, 53 State Street Boston, MA 02109-2881 (617) 570-1000

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This filing is being made solely to correct a scrivener’s error in the Use of Proceeds section of Amendment No. 1 to Registration Statement of Southern Connecticut Bancorp, Inc., which incorrectly states that approximately $2.75 million of the net proceeds from the public offering will be used to provide additional capital to The Bank of Southern Connecticut (the “Bank”) for lending and investment activities associated with its anticipated growth and approximately $3.0 million of the net proceeds from the public offering for branch expansion. Southern Connecticut Bancorp, Inc. intends to use approximately $2.5 million of the net proceeds from the public offering to provide additional capital to the Bank for lending and investment activities associated with its anticipated growth and approximately $2.75 million of the net proceeds from the public offering for branch expansion, in addition to the other uses summarized in the Use of Proceeds section on page 12.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered in any jurisdiction to any person to whom it is unlawful to make such offers or such solicitation in such jurisdiction.

Subject to Completion, Dated June 4, 2004

1,500,000 Shares

Common Stock

We are offering 1,500,000 shares of common stock. Our common stock trades on the Over The Counter (“OTC”) Bulletin Board under the symbol “SCNO.” The last reported sale price of our common stock on June 3, 2004 was $8.50 per share. Application has been made to list our common stock on the American Stock Exchange.

Investing in our common stock involves risks.

See “Risk Factors” beginning on page 5.

	Per Share	Total
Public offering price	$	$
Underwriting discounts	$	$
Proceeds, before expenses, to Southern Connecticut Bancorp, Inc.	$	$

We have granted the underwriters the right to purchase up to an additional 225,000 shares of common stock to cover over-allotments. The underwriters expect to deliver the shares to the purchasers on or about             , 2004.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the common stock or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

A.G. EDWARDS	KEEFE, BRUYETTE & WOODS

Prospectus dated                 , 2004.

Map of Our Market Area

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Therefore, you should carefully read this entire prospectus and other documents to which we refer herein before making a decision to invest in our common stock, including the risks discussed under the “Risk Factors” section and our financial statements and related notes.

Southern Connecticut Bancorp, Inc. (“Bancorp”) is the holding company for The Bank of Southern Connecticut (the “Bank”). In this prospectus, “we,” “our,” or “us” refers to Bancorp and the Bank on a consolidated basis; “Bancorp” refers to Bancorp alone; and “Bank” refers to the Bank alone.

Bancorp and the Bank

Bancorp, a bank holding company headquartered in New Haven, Connecticut, was incorporated on November 8, 2000. Bancorp’s strategic objective is to serve as a bank holding company for community-based commercial banks serving the greater New Haven and greater New London markets as well as the approximately 45 miles of coastal towns and communities located between these two cities and extending to Rhode Island (the “Southern Connecticut Market,” see the map on the inside front cover of this prospectus).

Bancorp owns 100% of the capital stock of the Bank, a Connecticut-chartered bank headquartered in New Haven, Connecticut. The Bank commenced operations on October 1, 2001 after receiving its Final Certificate of Authority from the Connecticut Banking Commissioner and its deposit insurance from the Federal Deposit Insurance Corporation (“FDIC”). Bancorp has received a temporary certificate of authority from the State of Connecticut to charter a second, wholly-owned bank subsidiary to be located in New London, Connecticut. The opening of this bank is subject to raising a minimum of $6.0 million of equity capital, receipt of final approval from the Department of Banking, the approval of deposit insurance from the FDIC and the approval of the Federal Reserve Board. Subject to these approvals, the New London based bank, to be named The Bank of Southeastern Connecticut, is expected to be open for business during the fourth quarter of 2004 and will be staffed, managed and operated in a comparable manner to the Bank.

The Bank focuses on serving the banking needs of small to medium-sized businesses in the greater New Haven market. The Bank’s target commercial customer has between $1.0 and $15.0 million in revenues, 15 to 50 employees and borrowing needs of up to $3.0 million. We believe that our primary focus on this commercial market makes us uniquely qualified to move deftly in responding to the needs of our clients. The Bank has been successful in winning business by offering a combination of competitive pricing for its services, quick decision making processes and a high level of personalized customer service.

We have experienced significant growth in both assets and deposits, and we were able to generate a profit in our ninth quarter of operation. As of March 31, 2004, we had assets of $65.5 million and deposits of $55.6 million, representing a 54.9% and 71.0% increase from March 31, 2003, respectively. Total loans outstanding as of March 31, 2004 were $45.7 million, an 88.9% increase from March 31, 2003. We have achieved this growth while maintaining excellent credit quality and margins, with non-performing loans at 0.09% of total loans as of March 31, 2004 and net interest margin of 4.77% for the three months ended March 31, 2004.

Our market focus is to serve the Southern Connecticut Market. The Southern Connecticut Market is located in the center of, and is a critical component of, the commercial activity of the northeast corridor in New England. Our market focus resides in the busy transportation and commercial area between New

York City to the south, Hartford to the north, Providence to the east, and Boston to the northeast. The diversified economic base of this market region includes pharmaceutical, advanced manufacturing, healthcare, defense, technology and energy companies and Connecticut’s leading port. The region is also one of New England’s most popular tourist destinations, featuring popular shoreline and heritage sites. Additionally, New England’s largest casinos, Foxwoods and the Mohegan Sun, are located in the region.

Growth and Operating Strategy

We are a bank holding company whose strategic focus is to own and operate independent, community-based commercial banks in southern Connecticut founded with the philosophy of local relationships and providing prompt personal service and quality banking products. Our target customers are small to medium-sized businesses and their owners and employees. We emphasize personal relationships with our customers, community involvement by our employees and our board of directors and responsive lending decisions by an accessible and experienced management team.

The key elements of our business strategy for our local and independent commercial banks are:

•	Provide individualized attention with local underwriting and credit decision-making authority. As owner of the only commercial bank based in and wholly focused on the greater New Haven area, we believe that the Bank is better able to provide the individualized customer service, combined with prompt local underwriting and credit decision-making authority that we believe small to medium-sized businesses desire. Following formation of The Bank of Southeastern Connecticut, we plan to extend that strategy into the greater New London area as well.

•	Take market share from large, non-local competitors. As the only commercial bank headquartered in New Haven, the Bank competes with large, non-locally owned and headquartered financial institutions. The Bank of Southeastern Connecticut, when it commences operations, is expected to be the only commercial bank headquartered in New London, a market also dominated by large, non-locally owned and headquartered financial institutions. We believe that we have attracted and can continue to attract small to medium-sized businesses that prefer local decision-making authority and interaction with banking professionals who can provide prompt personalized and knowledgeable service.

•	Optimize our net interest margin. We seek to optimize our net interest margin by funding our commercial loans, when possible, with low cost money market and non-interest bearing demand deposits.

•	Expand our branch network throughout our market area. Currently, we have our main office and one branch office in New Haven and one branch office in Branford. We plan to seek attractive locations in the greater New Haven and Middlesex County areas in which to open additional branches following the completion of this offering. Following formation of The Bank of Southeastern Connecticut in the fourth quarter of 2004, we plan to open the bank headquarters in New London and then selectively expand through de novo branching in the greater New London area.

•	Leverage personal relationships and community involvement. Our directors, officers and senior employees have extensive personal contacts, business relationships and involvement in the communities in which they live and work and which we serve. By building on and leveraging these relationships and community involvement, we believe that we have and will continue to generate enthusiasm and interest from small to medium-sized businesses in our market areas.

•	Employ qualified and experienced banking professionals. We seek to continue to hire and retain highly experienced and qualified local commercial lenders and other banking professionals with successful track records and established relationships with small to medium-sized businesses in our market areas.

•	Maintain and enhance high credit quality. The success of our business depends to a significant extent on the quality of our assets, particularly our loans. We have built a strong internal emphasis on credit quality and have established stringent underwriting standards and loan approval processes. We actively manage our past due and non-performing loans in an effort to minimize credit losses and related expenses and to ensure that our allowance for loan losses is adequate.

Our principal executive office is:

215 Church Street

New Haven, CT 06510

Telephone: (203) 782-1100

The Offering

Common stock offered by Bancorp	1,500,000 shares

Common stock outstanding after the offering (1)	2,568,864 shares

Offering price per share of common stock	$

Use of proceeds	We intend to use the net proceeds of this offering: (i) to invest approximately $6.0 million in The Bank of Southeastern Connecticut, a new bank being formed by Bancorp; (ii) to invest approximately $2.5 million in the Bank as additional capital; (iii) to use approximately $2.75 million to fund branch expansion over the next 12 to 18 months; (iv) to use approximately $150,000 to pay organizational and pre-operating expenses for The Bank of Southeastern Connecticut; and (v) the remainder for general corporate purposes.

Purchases by our officers, directors and their affiliates
Some of our officers and directors have indicated their intent to purchase up to 40,000 shares of common stock in this offering. Additionally, the Mashantucket Pequot Tribal Nation, an entity affiliated with one of our directors, has indicated its intent to purchase shares of common stock in this offering for an aggregate offering price of up to $1.0 million. For more information, see “Underwriting.”

Current OTC Bulletin Board symbol	SCNO

Proposed AMEX symbol	SSE

(1)	Based on shares outstanding as of March 31, 2004. This does not include an aggregate of 325,527 shares of common stock reserved for issuance upon the exercise of outstanding options and 73,756 shares of common stock reserved for issuance upon the exercise of outstanding warrants. These numbers reflect the 10% stock dividend declared January 13, 2004 and issued February 17, 2004.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data set forth below as of and for the years ended December 31, 2002 and 2003 are derived from the respective audited financial statements of Bancorp which are included in this prospectus. The summary interim financial data set forth below as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 are unaudited and are derived from the interim financial statements included in this prospectus. In the opinion of management, the unaudited data have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation. Results for interim periods are not indicative of results for a full year. The consolidated balance sheet and statement of operations data set forth below for the year ended December 31, 2001 and the period from December 16, 1999 (inception) to December 31, 2000 are derived from the respective audited consolidated financial statements of Bancorp which are not included in this prospectus. The interim balance sheet data as of March 31, 2003 is unaudited and is derived from interim financial statements which are not included in this prospectus. The data set forth below should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” beginning on page 19.

	From Inception (December 16, 1999) through and as of December 31, 2000		As of and for the years ended December 31,			As of and for the three months ended March 31,
			2001	2002	2003	2003	2004
Balance Sheet Data:
Total assets		$135,901	$17,412,399	$35,500,115	$56,386,040	$42,270,786	$65,494,502
Total loans		—	1,195,344	19,049,212	40,818,718	24,212,984	45,747,641
Total deposits		—	6,784,031	24,992,931	47,273,875	32,536,694	55,645,089
Stockholders’ (deficit) equity		(234,685)	9,596,147	8,274,679	7,314,302	8,030,383	7,586,476
Statement of Operations Data:
Interest income		$802	$131,916	$1,125,321	$2,512,086	$502,675	$872,775
Interest expense		—	52,774	441,813	574,795	135,224	197,010
Net interest income		802	79,142	683,508	1,937,291	367,451	675,765
Provision for loan losses		—	12,000	220,000	213,100	62,900	31,750
Net interest income after provision for loan losses		802	67,142	463,508	1,724,191	304,551	644,015
Noninterest income		—	581	86,163	496,332	79,177	212,775
Noninterest expense		235,487	951,940	1,933,684	2,818,450	567,911	821,078
Income (loss) before income taxes		(234,685)	(884,217)	(1,384,013)	(597,927)	(184,183)	35,712
Net income (loss)		(234,685)	(884,217)	(1,384,013)	(597,927)	(184,183)	35,712
Per Share Data:(1)
Average weighted shares outstanding during the period:
Basic		None	463,206	1,063,320	1,063,320	1,063,320	1,064,599
Diluted		None	463,206	1,063,320	1,063,320	1,063,320	1,126,535
Net income (loss), basic	$	N/A	$(1.91)	$(1.30)	$(0.56)	$(0.17)	$0.03
Net income (loss), diluted		N/A	(1.91)	(1.30)	(0.56)	(0.17)	0.03
Book value		N/A	9.02	7.78	6.88	7.55	7.10
Asset Quality Ratios:
Allowance for loan losses to loans		N/A	0.99%	1.20%	1.02%	1.20%	0.98%
Nonperforming loans to loans		N/A	—	—	0.23	0.07	0.09
Allowance for loan losses to nonperforming loans		N/A	N/M	N/M	447.73	1,843.13	1,076.91
Nonperforming assets to loans and other real estate		N/A	—	—	0.23	0.07	0.34
Net loan charge offs to average loans		N/A	—	N/M	0.08	N/M	N/M
Capital Ratios:
Tier 1 risk-based capital ratio		N/A	90.54%	31.52%	16.33%	25.04%	14.57%
Total risk-based capital ratio		N/A	90.66	32.43	17.24	25.97	15.43
Leverage ratio		N/A	67.40	23.76	14.16	20.77	12.31
Average equity to average assets		N/A	69.44	33.05	16.56	21.20	11.91
Performance Ratios:
Return on average total assets		N/A	(13.83)%	(5.02)%	(1.28)%	(1.94)%	0.23%
Return on average stockholders’ equity		N/A	(19.92)	(15.18)	(7.72)	(9.14)	1.93
Net interest margin		N/A	0.06	2.84	4.70	4.48	4.77
Efficiency ratio (2)		N/A	1,194.06	251.24	115.81	127.16	92.41

N/A = Not Applicable

N/M = Not Meaningful

(1)	Per share data and share information have been adjusted to reflect a 10% stock dividend declared on January 13, 2004 and issued on February 17, 2004.

(2)	We compute our efficiency ratio by dividing noninterest expense by the sum of net interest income and noninterest income.

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risks before deciding whether to invest in our common stock. Investing in our common stock involves risks. All of these could adversely impair our business, operating results or financial condition. In addition, the trading price of our common stock could decline due to any of the events described in these risks.

We have experienced losses in each year since our organization. Our earnings are volatile.

We have experienced losses in each full calendar year since the Bank’s organization in October 2001. For the years ended December 31, 2002 and 2003, our net loss was $1,384,013 and $597,927, respectively. We expect to incur significant noninterest expense in 2004, largely as a result of the anticipated opening of our new subsidiary, The Bank of Southeastern Connecticut. To achieve profitability, we must increase our net interest income and noninterest income above anticipated expenses. If we do not increase these revenues sufficiently to offset anticipated expense increases, we will experience future losses. Additionally, our quarterly earnings have been volatile in the past and could continue to be subject to fluctuations in response to quarterly variations in our ability to originate and sell loans.

We have a limited operating history, and as a result our financial performance to date may not be a reliable indicator of whether our business strategy will be successful.

We commenced operations in October 2001, and therefore have a limited historical basis upon which to rely for gauging future business performance. Our prospects are subject to the risks and uncertainties frequently encountered by companies in their early stages of development, including the risk that we will not be able to successfully implement our business plan. Accordingly, our financial performance to date may not be representative of our long-term future performance or indicative of whether our business strategy will be successful.

Loss of any of our executive officers, key personnel or directors could disrupt our operations and result in reduced revenues.

We are a relationship-driven organization. We depend upon the skills and reputations of our executive officers, key employees and directors for our future success. These senior officers have primary contact with our customers and are extremely important in maintaining personalized relationships with our customer base, in increasing our market presence and to key aspects of our business strategy. The loss of any of these key persons, including, without limitation, Joseph V. Ciaburri, our Chairman and Chief Executive Officer, or the inability to attract and retain other key personnel could adversely affect our business. We cannot assure you that we will be able to retain our existing key personnel or attract other qualified persons. All of our current executive officers, with the exception of William F. Weaver, Chief Financial Officer, have been associated with us since the Bank’s inception. While Joseph V. Ciaburri and Michael M. Ciaburri, our President and Chief Operating Officer, currently have employment agreements with the Bank, they may terminate their employment at any time. Neither of these employment agreements contains any agreement not to compete following termination and, therefore, upon leaving the employ of the Bank, either Joseph V. Ciaburri or Michael M. Ciaburri may become employed by our competitors. Additionally, our directors’ community involvement, diverse backgrounds and extensive local business relationships are important to our success. Our growth could be adversely affected if the composition of our board of directors or our management team changes materially.

Our level of assets and quarterly net interest income may not continue to grow as rapidly as they have in the past few years.

Since opening for business in 2001, our asset level has increased rapidly. Our quarterly net interest income has increased from $79,142 in the fourth quarter of 2001 (our first full quarter of operations) to

$675,765 in the first quarter of 2004, an increase of over 750%, and our total assets have increased from $17.4 million as of December 31, 2001, to $65.5 million as of March 31, 2004, an increase of approximately 276%. Future increases in our profitability will depend on our continued ability to grow our assets while maintaining asset quality and controlling costs. We cannot assure you that we will continue to achieve comparable results in future years. As our asset size and earnings increase, it may become more difficult to achieve high rates of increase in assets and earnings. Additionally, it may become more difficult to achieve continued improvements in our efficiency ratio.

We intend to use a portion of the funds raised in this offering to fund anticipated increases in our loans. The remaining net proceeds of the offering may be invested in securities until we are able to deploy the proceeds in loans. Investing in securities provides lower interest rates than we generally earn on loans, potentially adversely impacting shareholder returns. Declines in the growth rate of income or assets, and increases in operating expenses or nonperforming assets, may have an adverse impact on the value of our common stock.

Key components of our growth plans are subject to regulatory approvals, including the opening of additional branches and the acquisition of the charter and the commencement of operations for The Bank of Southeastern Connecticut.

We have opened two new branches since commencing operations. We have received a temporary certificate of authority from the Department of Banking of the State of Connecticut to charter The Bank of Southeastern Connecticut. We intend to file applications to the Federal Reserve Bank of Boston to acquire this bank and to the FDIC for deposit insurance. We may also apply to the State of Connecticut to open additional branches of the Bank in the future. If any of these applications are denied, or if future applications to establish additional branches in Connecticut are denied, our growth strategy could be adversely affected.

Our business is concentrated in Southern Connecticut and adverse economic conditions in this region may adversely affect our business.

Approximately 80% of our loan portfolio has been generated in the greater New Haven area and we expect that a comparable percentage of the business of The Bank of Southeastern Connecticut will be located in the greater New London area. As a result, our financial condition and results of operations may be affected by changes in the Southern Connecticut economy. The economy of the State of Connecticut has been growing slowly for the past four years and a continuation of this slow rate of economic growth, or other adverse economic conditions in Connecticut, may result in decreases in demand for our services, increases in nonpayment of loans and decreases in the value of collateral securing loans. The occurrence of adverse economic conditions in Southern Connecticut could have a material adverse effect on our business, future prospects, financial condition or results of operations.

A relatively high percentage of our loan portfolio consists of commercial loans, primarily to small- to medium-sized businesses, which may be impacted more severely than larger businesses during periods of economic weakness.

A substantial focus of our marketing and business strategy is to serve small- to medium-sized businesses located in the greater New Haven and greater New London areas. During periods of economic weakness, small- to medium-sized businesses may be impacted more severely than larger businesses, and consequently the ability of such businesses to repay their loans may deteriorate. As a result, our results of operations and financial condition may be adversely affected.

We could experience credit losses which exceed our allowance for loan losses.

The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower, and, in the case of a collateralized loan, the value and marketability of the collateral. We maintain an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, we make various assumptions and determinations about the ultimate collectibility of our loan portfolio and provide an allowance for losses based upon a percentage of the outstanding balances and for specific loans where their collectibility is considered to be questionable.

As of December 31, 2003, our allowance for loan losses was $421,144 and at March 31, 2004, it was $452,958. This represents 1.02% and 0.98%, respectively, of gross outstanding loans. Although we believe that this allowance is adequate, we cannot assure you that it will be sufficient to cover probable loan losses. Although we use the best information available to make our determinations with respect to this allowance, future adjustments may be necessary if economic conditions change substantially from the assumptions used or if negative developments occur with respect to non-performing or performing loans. If our assumptions or conclusions prove to be incorrect and the allowance for loan losses is not adequate to absorb probable losses, or if bank regulatory agencies require us to increase our allowance, our earnings, and potentially our capital, could be significantly and adversely impacted.

Lack of seasoning of our loan portfolio may increase the risk of credit defaults in the future.

Most of the loans in our loan portfolio were originated within the past two years, and approximately 53% were originated during the twelve months ended March 31, 2004. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.” As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Because our loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned. Additionally, because of the relatively small size of our loan portfolio, one or more loan defaults or loan prepayments could have an adverse effect on our earnings.

We face strong competition from larger, more established financial institutions which may adversely affect our ability to operate profitably.

We encounter strong competition from financial institutions operating in the Southern Connecticut Market. Greater New Haven, where the Bank is located, is currently served by approximately 86 branches of commercial and savings banks. Greater New London, where The Bank of Southeastern Connecticut will be located, is currently served by approximately 66 branches of commercial and savings banks. We also compete with credit unions, insurance companies, money market mutual funds, mortgage lenders and brokers, and other financial institutions, some of which are not subject to the same degree of regulation as we are. We may need to pay higher rates of interest on our deposits or charge lower rates on our loans than our competitors in order to attract customers. This would decrease our net interest income.

Some of our competitors have been in the banking business for a longer time than us and have better established their customer base and name recognition. Many of these competitors have substantially greater resources and lending limits than we have. Although we believe that we have been and will continue to be able to compete effectively with these institutions because of our experienced bankers and personalized service, if we are wrong, our ability to grow and operate profitably may be negatively affected.

Our common stock has a limited trading market, so you may have to hold the common stock indefinitely.

Currently there is only a limited trading market for our common stock, and it is not certain that an active and liquid trading market will develop or be maintained in the foreseeable future. Our common stock trades from time to time over the counter and such trades are reported on the OTC Bulletin Board under the symbol “SCNO.” Although we have applied to have our common stock listed on the American Stock Exchange upon completion of this offering, we cannot assure you that an active and liquid trading market will develop in our common stock, or if one does develop that it will continue after the offering. The development of an active public trading market depends upon the existence of willing buyers and sellers and is not within our control. For these reasons, our common stock may not be appropriate as a short-term investment and you should be prepared to hold our common stock for an extended period or indefinitely. We cannot assure you that you will be able to resell your shares of common stock for a price that is equal to or greater than the offering price.

The issuance of shares of common stock upon the exercise of outstanding options and warrants will result in dilution to current stockholders’ ownership.

As of March 31, 2004, there were 325,527 shares of common stock reserved for issuance upon the exercise of outstanding stock options and 73,756 shares of common stock reserved for issuance upon the exercise of outstanding warrants, as adjusted to reflect the 10% stock dividend declared in January 2004. The issuance of shares of common stock upon the exercise of these options and warrants will result in dilution to existing stockholders’ ownership.

Since we realize income primarily from the difference between interest earned on loans and investments and interest paid on deposits and borrowings, fluctuations in interest rates could reduce our profitability.

Our earnings are significantly dependent on our net interest income. We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” may work against us, and our earnings may be negatively affected. We are unable to predict with certainty fluctuations of market interest rates, which are affected by many factors, including inflation, recession, a rise in unemployment, tightening money supply, and disorder and instability in domestic and foreign financial markets.

We are subject to regulatory capital adequacy guidelines and, if we fail to meet these guidelines, our financial condition could be adversely affected.

Under regulatory capital adequacy guidelines and other regulatory requirements, we and our subsidiary banks must meet guidelines that include quantitative measures of assets, liabilities and certain off-balance sheet items, subject to qualitative judgments by regulators about components, risk weightings and other factors. If we fail to meet these minimum capital guidelines and other regulatory requirements, our financial condition would be materially and adversely affected. The regulatory accords on international banking institutions to be reached by the Basel Committee on Banking Supervision may require us to meet additional capital adequacy measures. We cannot predict the final form of, or the effects of, the regulatory accords.

Additionally, Bancorp and the Bank are subject to certain regulatory restrictions because the Bank was recently organized. Until October 1, 2004, the Bank will be required to maintain a ratio of “tier 1 capital” to average assets of at least 8% which is significantly higher than the 5% level necessary for “well capitalized” status under applicable banking laws and regulations. Following its formation, The Bank of

Southeastern Connecticut will be subject to similar capital requirements for its first three years of operations.

Our banking business is highly regulated which could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business.

Bank holding companies and state chartered banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. We are subject to the Bank Holding Company Act and to regulation and supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Bank, as a Connecticut chartered bank the deposits of which are insured by the FDIC, is subject to regulation and supervision by the Connecticut Banking Commissioner and the FDIC.

Federal and state laws and regulations govern numerous matters including changes in the ownership or control of banks and bank holding companies, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits and restrictions on dividend payments. The FDIC and the Connecticut Commissioner of Banks possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the Federal Reserve Board possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which we and our banks may conduct business and obtain financing.

Furthermore, our banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve Board. Changes in monetary or legislative policies may affect the interest rates our banks must offer to attract deposits and the interest rates they must charge on their loans, as well as the manner in which they offer deposits and make loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions generally, including our banks.

We have no current plans to pay cash dividends.

The Bank, and following its formation, The Bank of Southeastern Connecticut, are our principal revenue producing operations. As a result, the ability to pay cash dividends to shareholders largely depends on receiving dividends from the Bank and The Bank of Southeastern Connecticut. The amount of cash dividends that a bank may pay is limited by state and federal laws and regulations. Even if we have earnings in an amount sufficient to pay cash dividends, our board of directors currently intends to retain earnings for the purpose of financing growth. See “Dividend Policy” on page 14.

We may issue additional common stock or other equity securities in the future which could dilute the ownership interest of existing shareholders.

In order to maintain our capital at desired or regulatory-required levels, we may be required to issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. We may sell these shares at prices below the public offering price of the shares offered by this prospectus, and the sale of these shares may significantly dilute your ownership as a shareholder.

The amount of our common stock owned by our officers and directors may make it more difficult to obtain shareholder approval of potential takeovers that they oppose.

Following completion of the offering, our directors and executive officers and their affiliates will own approximately 19.5% of the outstanding common stock, assuming that they purchase shares in the offering as currently expected and the over-allotment option is exercised. These persons may purchase a greater or lesser number of shares than expected in the offering.

By voting against a proposal submitted to shareholders, the directors and officers, as a group, may be able to make approval more difficult for proposals requiring the vote of shareholders, such as some mergers, share exchanges, asset sales, and amendments to the Certificate of Incorporation. See “Security Ownership of Certain Beneficial Owners and Management,” on page 53, and “Description of Our Capital Stock” on page 57.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may include forward-looking statements within the meaning of Section 17A of the Securities Act of 1933 as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, including statements regarding our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, receipt of regulatory approval for pending transactions, future operations, market position, financial position, and prospects, plans and objectives of management are forward-looking statements.

Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which we operate, including changes which adversely affect borrowers’ ability to service and repay our loans, changes in loan default and charge-off rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, delays in obtaining regulatory approval to allow The Bank of Southeastern Connecticut or new branches of either of our banks to commence operations, our ability to consummate proposed transactions in a timely manner, passing of adverse governmental regulations, and changes in assumptions used in making such forward-looking statements. This is not an exhaustive list and as a result of variations in any of these factors actual results may differ materially from any forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not place undue reliance on these forward-looking statements. We will not update forward-looking statements to reflect facts, assumptions, circumstances or events which have changed after a forward-looking statement was made.

USE OF PROCEEDS

The estimated net proceeds to us from the sale of 1,500,000 shares of common stock in this offering at an assumed public offering price of $8.50 will be approximately $11,532,500 (assuming no exercise of the underwriters’ over-allotment option) after deducting the underwriting discount and aggregate offering expenses payable by us. The offering expenses are estimated to be approximately $325,000. If the underwriters’ over-allotment option is exercised in full, the estimated net proceeds will be approximately $13,311,125.

Subject to receipt of final regulatory approvals which we have not yet received, we intend to charter and commence the operations of a second, wholly-owned bank subsidiary, The Bank of Southeastern Connecticut, and to invest approximately $6.0 million of the net proceeds from this offering in this bank to fund its lending and investment activities and approximately $150,000 to pay organizational and pre-operating expense of this bank. We intend to use approximately $2.5 million of the net proceeds from this offering to provide additional capital to the Bank for lending and investment activities associated with its anticipated growth. We intend to use approximately $2.75 million of the net proceeds for branch expansion over the next 12 to 18 months. We will retain the remaining net proceeds for general corporate purposes to position us for further internal growth. Pending these uses, we plan to invest any net proceeds of the offering in short-term investment-grade securities, certificates of deposit or guaranteed obligations of the United States government.

The foregoing represents Bancorp’s anticipated use of the net proceeds of this offering based upon the current status of our business operations, our current plans and current economic conditions. A change in the use of proceeds or the timing of such use will be at Bancorp’s discretion.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is quoted on the OTC Bulletin Board under the symbol “SCNO.” We anticipate that, following the offering, our stock will be traded on the American Stock Exchange under the symbol “SSE.”

The following table sets forth the high and low closing sale price and the average daily trading volumes for the periods indicated. The prices have been adjusted to reflect the 10% stock dividend declared on January 13, 2004 and issued on February 17, 2004.

	Average Daily Trading Volume	Price Range
		High	Low
Current Fiscal Year 2004:
Second Quarter (through June 3, 2004)	516	$9.80	$7.95
First Quarter	1,650	11.70	7.95
Fiscal Year Ended December 31, 2003:
Fourth Quarter	1,173	9.09	7.86
Third Quarter	346	9.36	7.86
Second Quarter	1,232	9.77	7.00
First Quarter	772	7.50	7.09
Fiscal Year Ended December 31, 2002:
Fourth Quarter	1,282	8.64	7.32
Third Quarter	1,688	9.09	7.14
Second Quarter	1,105	10.00	7.73
First Quarter	865	10.91	7.73

On June 3, 2004, the last day on which our stock has traded, the last reported sale price for our common stock on the OTC Bulletin Board was $8.50 per share. Since the trading volume in our common stock is low, trading prices may not be indicative of the market value of our common stock.

Holders

There were approximately 100 registered shareholders of record and at least 290 beneficial holders of Bancorp’s common stock as of April 7, 2004.

DIVIDEND POLICY

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. We have never declared or paid any cash dividends on our common stock. In order to pay any cash dividends, we will need to receive dividends from the Bank or The Bank of Southeastern Connecticut, if and when that bank is chartered and commences operations, or have other sources of funds.

As a matter of policy, the Connecticut Banking Commissioner does not permit payment of any cash dividends prior to recapture of organization and pre-operating expenses from operating profits. Our accumulated deficit at March 31, 2004 was $3,065,130. In addition, the Bank is prohibited under Connecticut law from declaring a cash dividend on its common stock without prior approval of the Connecticut Banking Commissioner except from its net profits for that year and any retained net profits of the preceding two years. “Net profits” is defined as the remainder of all earnings from current operations. In some instances, further restrictions on dividends may be imposed by the FDIC. However, during 2002, the Bank requested, and was granted permission from the State of Connecticut Department of Banking, to pay a special dividend to Bancorp in the amount of $200,000.

The payment of dividends by the Bank may also be affected by other factors, such as the requirement to maintain capital in accordance with regulatory guidelines. If, in the opinion of the Connecticut Banking Commissioner, the Bank were engaged in or was about to engage in an unsafe or unsound practice, the Commissioner could require, after notice and a hearing, the Bank to cease and desist from the practice. Under federal law, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it is already undercapitalized. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Moreover, federal banking agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

Bancorp may, however, declare stock dividends at the discretion of its board of directors. Bancorp declared a 10% stock dividend on January 13, 2004 to shareholders of record as of January 30, 2004.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2004 and the pro forma consolidated capitalization at such date, as adjusted to give effect to receipt of estimated net proceeds from the sale of 1,500,000 shares of common stock at an assumed public offering price of $8.50 per share. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in this prospectus.

	March 31, 2004
	Actual	As Adjusted
Shareholders’ Equity
Preferred stock, no par value; 500,000 shares authorized; no shares issued	$—	$—
Common stock, par value $0.01; 5,000,000 shares authorized; 1,068,864 shares issued; 2,568,864 shares issued as adjusted	10,689	25,689
Additional paid-in capital	10,764,693	22,282,193
Accumulated deficit	(3,065,130)	(3,065,130)
Accumulated other comprehensive loss – net unrealized loss on available for sale securities	(123,776)	(123,776)

Total Shareholders’ Equity	$7,586,476	$19,118,976

DILUTION

Our unaudited net tangible book value as of March 31, 2004 was $7,586,476 or $7.10 per share. Net tangible book value per share represents the amount of our total assets reduced by total liabilities, less intangible assets, divided by the shares of our common stock outstanding. Giving effect to the sale of the 1,500,000 shares offered at an assumed public offering price of $8.50 per share, the net tangible book value will be $19,118,976 or $7.44 per share, resulting in an immediate increase to existing shareholders in net tangible book value of $0.34 per share and an immediate dilution to the investors in this offering of $1.06 per share. “Dilution” means the difference between the net tangible book value before this offering and after giving effect to this offering. The foregoing calculations assume all shares are sold through the efforts of the underwriters and the proceeds of the offering are net of their underwriting discount and the costs associated with the offering.

The following table illustrates this per share dilution.

Assumed offering price per share of common stock		$8.50
Net tangible book value per share at March 31, 2004	$7.10
Increase in net tangible book value per share attributable to the offering	$0.34

Pro forma, net tangible book value per share after the offering		$7.44

Dilution per share to investors in this offering		$(1.06)

The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of warrants or options that may be granted under Bancorp’s Stock Option Plan, 2002 Stock Option Plan, 2001 Warrant Plan and 2001 Supplemental Warrant Plan. For additional information regarding the number and terms of these warrants and options, see “Management—The 2002 Stock Option Plan,” “—The Stock Option Plan” and “—Warrant Plans.”

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below as of and for the years ended December 31, 2002 and 2003 are derived from the respective audited financial statements of Bancorp which are included in this prospectus. The selected interim financial data set forth below as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 are unaudited and are derived from the interim financial statements included in this prospectus. In the opinion of management, the unaudited data have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation. Results for interim periods are not indicative of results for a full year. The consolidated balance sheet and statement of operations data set forth below for the year ended December 31, 2001 and the period from December 16, 1999 (inception) to December 31, 2000 are derived from the respective audited consolidated financial statements of Bancorp which are not included in this prospectus. The interim balance sheet data as of March 31, 2003 is unaudited and is derived from interim financial statements which are not included in this prospectus. The data set forth below should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” beginning on page 19.

	From Inception (December 16, 1999) through and as of December 31, 2000		As of and for the years ended December 31,			As of and for the three months ended March 31,
			2001	2002	2003	2003	2004
Balance Sheet Data:
Total assets		$135,901	$17,412,399	$35,500,115	$56,386,040	$42,270,786	$65,494,502
Total loans		—	1,195,344	19,049,212	40,818,718	24,212,984	45,747,641
Total deposits		—	6,784,031	24,992,931	47,273,875	32,536,694	55,645,089
Stockholders’ (deficit) equity		(234,685)	9,596,147	8,274,679	7,314,302	8,030,383	7,586,476
Statement of Operations Data:
Interest income		$802	$131,916	$1,125,321	$2,512,086	$502,675	$872,775
Interest expense		—	52,774	441,813	574,795	135,224	197,010
Net interest income		802	79,142	683,508	1,937,291	367,451	675,765
Provision for loan losses		—	12,000	220,000	213,100	62,900	31,750
Net interest income after provision for loan losses		802	67,142	463,508	1,724,191	304,551	644,015
Noninterest income		—	581	86,163	496,332	79,177	212,775
Noninterest expense		235,487	951,940	1,933,684	2,818,450	567,911	821,078
Income (loss) before income taxes		(234,685)	(884,217)	(1,384,013)	(597,927)	(184,183)	35,712
Net income (loss)		(234,685)	(884,217)	(1,384,013)	(597,927)	(184,183)	35,712
Per Share Data: (1)
Average weighted shares outstanding during the period
Basic		None	463,206	1,063,320	1,063,320	1,063,320	1,064,599
Diluted		None	463,206	1,063,320	1,063,320	1,063,320	1,126,535
Net income (loss), basic	$	N/A	$(1.91)	$(1.30)	$(0.56)	$(0.17)	$0.03
Net income (loss), diluted		N/A	(1.91)	(1.30)	(0.56)	(0.17)	0.03
Book value		N/A	9.02	7.78	6.88	7.55	7.10
Asset Quality Ratios:
Allowance for loan losses to loans		N/A	0.99%	1.20%	1.02%	1.20%	0.98%
Nonperforming loans to loans		N/A	—	—	0.23	0.07	0.09%
Allowance for loan losses to nonperforming loans		N/A	N/M	N/M	447.73	1,843.13	1,076.91%
Nonperforming assets to loans and other real estate		N/A	—	—	0.23	0.07	0.34
Net loan charge offs to average loans		N/A	—	N/M	0.08	N/M	N/M
Capital Ratios:
Tier 1 risk-based capital ratio		N/A	90.54%	31.52%	16.33%	25.04%	14.57%
Total risk-based capital ratio		N/A	90.66	32.43	17.24	25.97	15.43
Leverage ratio		N/A	67.40	23.76	14.16	20.77	12.31
Average equity to average assets		N/A	69.44	33.05	16.56	21.20	11.91
Performance Ratios:
Return on average total assets		N/A	(13.83)%	(5.02)%	(1.28)%	(1.94)%	0.23%
Return on average stockholders’ equity		N/A	(19.92)	(15.18)	(7.72)	(9.14)	1.93
Net interest margin		N/A	0.06	2.84	4.70	4.48	4.77
Efficiency ratio (2)		N/A	1,194.06	251.24	115.81	127.16	92.41

N/A = Not Applicable

N/M = Not Meaningful

(1)	Per share data and share information have been adjusted to reflect a 10% stock dividend declared on January 13, 2004 and issued on February 17, 2004.

(2)	We compute our efficiency ratio by dividing noninterest expense by the sum of net interest income and noninterest income.

SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA

The following table shows selected historical quarterly consolidated financial data for Bancorp. You should read it together with the historical consolidated financial information contained in the consolidated financial statements as of and for the three months ended March 31, 2004 included within this prospectus and with the other information provided in this prospectus. Information for each quarterly period is derived from unaudited interim financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments necessary to present fairly the data for such periods. The results of operations for the three month period ended March 31, 2004 do not necessarily indicate the results which may be expected for any future period or for the full year.

	As of and for the three months ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004
Balance Sheet Data:
Total assets	$21,470,320	$28,266,484	$32,728,635	$35,500,115	$42,270,786	$48,033,314	$49,684,359	$56,386,040	$65,494,502
Total loans.	3,978,101	10,838,503	14,606,161	19,049,212	24,212,984	27,880,453	35,329,196	40,818,718	45,747,641
Total deposits	11,248,145	17,886,137	21,991,055	24,992,931	32,536,694	36,953,812	39,774,731	47,273,875	55,645,089
Stockholders’ (deficit) equity	9,282,549	8,981,394	8,666,887	8,274,679	8,030,383	7,757,646	7,343,947	7,314,302	7,586,476
Statement of Operations Data:
Interest income.	$143,071	$295,051	$319,790	$367,409	$502,675	$571,637	$651,037	$786,737	$872,775
Interest expense	81,764	98,676	118,592	142,781	135,224	135,505	134,853	169,213	197,010
Net interest income.	61,307	196,375	201,198	224,628	367,451	436,132	516,184	617,524	675,765
Provision for loan losses	18,000	52,000	36,000	114,000	62,900	23,500	57,100	69,600	31,750
Net interest income after provision for loan losses	43,307	144,375	165,198	110,628	304,551	412,632	459,084	547,924	644,015
Noninterest income	3,838	14,082	11,630	56,613	79,177	50,925	71,733	294,497	212,775
Noninterest expense	360,743	459,612	491,335	621,994	567,911	692,023	742,043	816,473	821,078
Income (loss) before income taxes	(313,598)	(301,155)	(314,507)	(454,753)	(184,183)	(228,466)	(211,226)	25,948	35,712
Net income (loss)	(313,598)	(301,155)	(314,507)	(454,753)	(184,183)	(228,466)	(211,226)	25,948	35,712
Per Share Data: (1)
Average weighted shares outstanding during the period:
Basic	1,063,320	1,063,320	1,063,320	1,063,320	1,063,320	1,063,320	1,063,320	1,063,320	1,064,599
Diluted	1,063,320	1,063,320	1,063,320	1,063,320	1,063,320	1,063,320	1,063,320	1,078,114	1,126,535
Net income (loss), basic	$(0.29)	$(0.28)	$(0.30)	$(0.43)	$(0.17)	$(0.21)	$(0.20)	$0.02	$0.03
Net income (loss), diluted.	$(0.29)	$(0.28)	$(0.30)	$(0.43)	$(0.17)	$(0.21)	$(0.20)	$0.02	$0.03
Book value	$8.73	$8.45	$8.15	$7.78	$7.55	$7.30	$6.91	$6.88	$7.10
Asset Quality Ratios
Allowance for loan losses to loans	0.75%	0.75%	0.80%	1.20%	1.20%	1.11%	0.99%	1.02%	0.98%
Nonperforming loans to loans	—	—	—	—	0.07	0.06	0.17	0.23	0.09
Allowance for loan losses to nonperforming loans	N/M	N/M	N/M	N/M	1,843.13	1,960.64	585.23	447.73	1,076.91
Nonperforming assets to loans and other real estate.	N/M	N/M	N/M	N/M	0.07	0.06	0.78	0.23	0.34
Net loan charge offs (recoveries) to average loans	N/M	N/M	N/M	N/M	N/M	0.02	0.06	(0.06)	N/M
Capital Ratios:
Tier 1 risk-based capital ratio	74.45%	50.94%	38.06%	31.52%	25.04%	21.05%	18.35%	16.33%	14.57%
Total risk-based capital ratio	74.69	51.41	38.57	32.43	25.97	21.92	19.21	17.24	15.43
Leverage ratio.	47.08	35.77	27.52	23.76	20.77	16.55	15.45	14.16	12.31
Average equity to average assets	48.14	36.35	29.63	24.96	21.20	17.19	15.30	13.70	11.91
Performance Ratios
Return on average total assets	(6.44)%	(4.79)%	(4.15)%	(5.35)%	(1.94)%	(1.97)%	(1.73)%	0.19%	0.23%
Return on average stockholders’ equity	(13.38)	(13.16)	(14.00)	(21.42)	(9.14)	(11.48)	(11.29)	1.41	1.93
Net interest margin	1.42	3.48	3.03	3.03	4.48	4.26	4.79	5.06	4.77
Efficiency ratio (2)	553.75	218.39	230.86	221.16	127.16	142.08	126.22	89.52	92.41

N/A = Not Applicable

N/M = Not Meaningful

(1)	Per share data and share information have been adjusted to reflect a 10% stock dividend declared on January 13, 2004 and issued on February 17, 2004.
(2)	We compute our efficiency ratio by dividing noninterest expense by the sum of net interest income and noninterest income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion is intended to assist you in understanding the financial condition and results of operations of Bancorp and the Bank, and should be read in conjunction with the consolidated financial statements and related notes beginning on page F-3. All per share data in this discussion has been adjusted to reflect the 10% stock dividend declared on January 13, 2004 and issued on February 17, 2004.

Overview

Southern Connecticut Bancorp is a bank holding company headquartered in New Haven, Connecticut that was incorporated on November 8, 2000. Bancorp’s strategic objective is to serve as a bank holding company for community based commercial banks serving the greater New Haven and greater New London markets, as well as the approximately 45 miles of coastal towns and communities located between these two cities and extending to Rhode Island.

Bancorp owns 100% of the capital stock of The Bank of Southern Connecticut, a Connecticut-chartered bank with its headquarters in New Haven, Connecticut, which commenced operations on October 1, 2001 after receiving its Final Certificate of Authority from the State of Connecticut and its deposit insurance from the FDIC. Bancorp has received a temporary certificate of authority from the State of Connecticut to charter a second, wholly-owned bank to be headquartered in New London, Connecticut. The establishment of this bank is subject to raising a minimum of $6.0 million of equity capital, receipt of final approval from the Department of Banking, the approval of deposit insurance from the FDIC and the approval of the Federal Reserve Board. Subject to these approvals, the New London based bank, to be named The Bank of Southeastern Connecticut, is expected to be open for business during the fourth quarter of 2004 and will be staffed, managed and operated in a comparable manner to the Bank.

The Bank offers a wide range of services to businesses, professionals and individuals. The Bank focuses on serving the banking needs of small to medium-sized businesses in its geographic areas. The Bank makes commercial loans, real estate and construction loans, consumer loans and accepts savings, time and demand deposits and provides a broad range of other services to its customers, either directly or through third parties. The Bank derives revenues principally from interest earned on loans and fees from other banking-related services. The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, primarily the Connecticut Banking Commissioner and the FDIC. Bancorp’s cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

Newly chartered banks in Connecticut have reached profitability on average within three to four years after commencement of operations. Bancorp was marginally profitable in the fourth quarter of 2003, the ninth quarter of operation, and in the first quarter of 2004. Our profits in the fourth quarter of 2003 and first quarter of 2004 are largely attributable to $177,000 and $132,000, respectively, of referral fee income and gains on sales of SBA guaranteed loan participations. We anticipate originating and selling SBA guaranteed loans in the future.

Critical Accounting Policies

In the ordinary course of business, Bancorp has made a number of estimates and assumptions relating to reporting results of operations and financial condition in preparing its financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. Bancorp believes the following discussion addresses Bancorp’s only critical accounting policy, which is the policy that is most important to the portrayal of Bancorp’s financial condition and results and requires management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Bancorp has reviewed this critical accounting policy and estimates with its audit committee.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the discussion below under “Allowance for Loan Losses,” and Note 1 to the consolidated financial statements on page F-7 herein for a detailed description of our estimation process and methodology related to the allowance for loan losses.

THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THREE MONTHS ENDED MARCH 31, 2003

Summary

Bancorp had net income of $35,712 (or basic and diluted earnings per share of $0.03) for the quarter ended March 31, 2004, compared to a net loss of $184,183 (or basic and diluted loss per share of $0.17) for the quarter ended March 31, 2003.

Financial Condition

Assets. Since commencing operations on October 1, 2001, Bancorp has reached total assets of $65.5 million at March 31, 2004, an increase of $9.1 million (16%) from $56.4 million in assets as of December 31, 2003. Earning assets reached $60.6 million, increasing $9.4 million (18%) during the first three months of 2004.

Bancorp has maintained liquidity by maintaining balances in overnight Federal funds sold and short-term investments, including money market mutual funds, to provide funding for higher yielding loans as they are approved and closed. As of March 31, 2004, Federal funds sold were $4.4 million and money market mutual fund balances were $2.7 million. Federal funds and short-term investments increased by $3.4 million and $2.2 million respectively during the first quarter of 2004. The increases were due to the excess of deposit volume over net new loan volume during the quarter. In addition, Bancorp has invested $7.3 million in U.S. Government Agency and mortgage backed securities classified as available for sale.

Investments. Available for sale securities decreased $1.2 million from December 31, 2003 to partially fund the increase in loans.

During the three months ended March 31, 2004, gross unrealized losses on the available for sale securities portfolio totaled $123,776. These losses were the result of volatility in market rates and yield curve changes and impacted the market prices in government agency bonds and mortgage-backed securities. Management does not believe these losses are other than temporary and Bancorp has the ability to hold these securities to maturity if necessary, and has both the intent and the ability to retain its investments for a period of time sufficient to allow for any anticipated recovery in fair value. As a result, management believes that these unrealized losses will not have a negative impact on future earnings and capital.

Loans. The net loan portfolio increased $4.9 million (12%) from $40.8 million at December 31, 2003 to $45.7 million at March 31, 2004. The increase in loans is due to the addition of a branch office in 2003 and continued robust demand in the greater New Haven and Connecticut markets. The increase in the loan portfolio was funded primarily by increases in deposits and the decrease in investments. Although granting a variety of loans to generate interest income and loan fees is an important aspect of the Bank’s business plan, the aggregate amount of loans will be subject to maintaining a satisfactory loan-to-deposit ratio. The loans to deposits ratio as of March 31, 2004 was 82%.

Allowance for Loan Losses. The allowance for loan losses, a material estimate susceptible to significant change in the near-term, is established as losses are estimated to have occurred through a provision for losses charged against operations, and is maintained at a level that management considers adequate to absorb losses in the loan portfolio. Management’s judgment in determining the adequacy of the allowance is inherently subjective and is based on the evaluation of individual loans, pools of homogeneous loans, the known and inherent risk characteristics and size of the loan portfolios, the assessment of current economic and real estate market conditions, estimates of the current value of underlying collateral, past loan loss experience, review of regulatory authority examination reports and evaluations of specific loans and other relevant factors. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that the uncollectibility of principal is confirmed. Any subsequent recoveries are credited to the allowance for loan losses when received. In connection with the determination of the allowance for loan losses, management obtains appraisals for significant properties, when considered necessary.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component may be maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The accrual of interest income on loans is discontinued whenever reasonable doubt exists as to its collectibility and generally is discontinued when loans are past due 90 days as to either principal or interest, or are otherwise considered impaired. When the accrual of interest income is discontinued, all previously accrued and uncollected interest is reversed against interest income. The accrual of interest on loans past due 90 days or more may be continued if the loan is well secured, and it is believed all principal and accrued interest income due on the loan will be realized, and the loan is in the process of collection. A non-accrual loan is restored to an accrual status when it is no longer delinquent and collectibility of interest and principal is no longer in doubt.

Management considers all non-accrual loans, other loans past due 90 days or more, based on contractual terms, and restructured loans to be impaired. In most cases, loan payments that are past due less than 90 days and the related loans are not considered to be impaired. Bancorp considered consumer installment loans to be pools of smaller balance homogeneous loans, which are collectively evaluated for impairment.

Based on its evaluation, management believes the allowance for loan losses of $452,958 at March 31, 2004, which represents 0.98% of gross loans outstanding, is adequate, under prevailing economic conditions, to absorb probable losses on existing loans. At December 31, 2003, the allowance for loan losses was $421,144 or 1.02% of gross loans outstanding.

Analysis of Allowance for Loan Losses. The following represents the activity in the allowance for loan losses for the three months ended March 31:

	For the three months ended March 31,
	2003	2004
Balance at beginning of period	$232,000	$421,144
Charge-offs	—	(153)
Recoveries	—	217
Provision charged to operations	62,900	31,750

Balance at end of period	$294,900	$452,958

Non-Accrual, Past Due and Restructured Loans. The following table presents non-accruing and past due loans at December 31, 2003 and March 31, 2004:

	December 31, 2003	March 31, 2004
Loans delinquent over 90 days still accruing	$—	$14,999
Non-accruing loans	94,063	27,062

Total	$94,063	$42,061

% of Total Loans	0.23%	0.09%
% of Total Assets	0.17%	0.06%

Potential Problem Loans. At March 31, 2004, the Bank had no other loans, other than those disclosed in the table above, as to which management has significant doubts as to the ability of the borrower to comply with the present repayment terms.

Deposits. The increase in earning assets for the three months ended March 31, 2004 has been funded primarily by increases in deposits generated from within Bancorp’s market area. Deposits reached $55.6 million at March 31, 2004, an increase of $8.3 million (18%) from $47.3 million as of December 31, 2003. The increase in deposits was primarily in interest bearing deposits including certificates of deposits and money market accounts, and reflects the continued vigorous marketing efforts of the Bank. Bancorp does not have any brokered deposits.

As of March 31, 2004, the Bank’s maturities of time deposits were:

	$100,000 or greater	Less than $100,000	Total
	(Dollars in thousands)
Three months or less	$10,125	$681	$10,806
Over three months to one year	955	1,230	2,185
Over one year	809	1,098	1,907

Total	$11,889	$3,009	$14,898

Other. Repurchase agreements increased $534,858 from December 31, 2003 to $874,610 as of March 31, 2004 due to increased activity in these customer accounts.

Average Balances, Yields and Rates. The following table presents average balance sheets (daily averages), interest income, interest expense, and the corresponding annualized rates on earning assets and rates paid on interest bearing liabilities for the three months ended March 31, 2003 compared to the three months ended March 31, 2004. Interest income on loans includes loan fee income which is not significant. In addition, Bancorp does not have any tax exempt securities or loans.

Distribution of Assets, Liabilities and Shareholders’

Equity; Interest Rates and Interest Differential

	Three months ended March 31, 2003			Three months ended March 31, 2004			Fluctuations in Interest Income/ Expense Total
	Average Balance	Interest Income/ Expense	Average Rate	Average Balance	Interest Income/ Expense	Average Rate
	(Dollars in thousands)
Interest earning assets
Loans (1)	$21,819	$415	7.61%	$44,342	$815	7.35%	$400
Federal funds sold	1,774	5	1.13	1,891	7	1.48	2
Short-term investments	805	1	0.50	2,583	3	0.46	2
Investments	8,435	82	3.89	7,911	48	2.43	(34)

Total interest earning assets	32,833	503	6.13	56,727	873	6.16	370

Cash and due from banks	1,540			1,387

Premises and equipment, net	3,065			3,449
Allowance for loan losses	(254)			(434)
Other	839			1,120

Total assets	$38,023			$62,249

Interest bearing liabilities
Money market / checking deposits	$13,964	47	1.35	$22,435	71	1.27	24
Savings deposits	1,066	3	1.13	2,483	7	1.13	4
Time certificates	6,343	42	2.65	14,090	74	2.10	32
Repurchase agreements and other	530	1	0.75	959	2	0.83	1
Capital lease obligations	1,192	42	14.09	1,191	43	14.44	1

Total interest bearing liabilities	23,095	135	2.34	41,158	197	1.91	62

Non-interest bearing deposits	6,739			13,490

Accrued expenses and other liabilities	130			185
Shareholder’s equity	8,059			7,416

Total liabilities and equity	$38,023			$62,249

Net interest income		$368			$676		$308

Interest spread			3.79%			4.25%

Net interest margin			4.48%			4.77%

(1)	Includes nonaccruing loans.

Changes in Assets and Liabilities and Fluctuations in Interest Rates. The following table summarizes the variance in interest income and expense for the three months ended March 31, 2004 and 2003 resulting from changes in assets and liabilities and fluctuations in interest rates earned and paid. The changes in interest attributable to both rate and volume have been allocated to both rate and volume on a pro rata basis.

	Three months ended March 31, 2004 v. 2003
	Increase or (Decrease)	Due to Change in Average
		Volume	Rate
	(Dollars in thousands)
Interest Earning Assets
Loans	$400	$494	$(94)
Federal Funds Sold	2	0	2
Short-Term Investments	2	2	0
Investments	(34)	(5)	(29)

	370	491	(121)

Interest bearing liabilities
Money market / checking deposits	24	42	(18)
Savings deposits	4	4	0
Time certificates	32	90	(58)
Repurchase agreements	1	1	0
Capital lease obligations	1	0	1

	62	137	(75)

Net Interest Income	$308	$354	$(46)

Results of Operations

Bancorp’s net income for the quarter ended March 31, 2004 was $35,712 compared to a net loss of $184,183 for the quarter ended March 31, 2003.

Net Interest Income. For the quarter ended March 31, 2004, net interest income was $675,765 versus $367,451 for the same period in 2003, a $308,314 or 84% increase. This was the result of a $23.9 million increase in average earning assets in the quarter ended March 31, 2004 in comparison to the same period a year ago, due primarily to increases in average loans of $22.5 million and short term investments and federal funds of $1.9 million and partially offset by a decrease in average investments of $524,000. Also, average interest bearing liabilities increased $18.1 million during the quarter ended March 31, 2004 in comparison to the same period a year ago, partially offsetting the favorable net interest income effect of the increase in average earning assets.

The yield on average interest earning assets for the three months ended March 31, 2004 was 6.16% versus 6.13% for same period in 2003. The cost of average interest bearing liabilities was 1.91% for the three months ended March 31, 2004 versus 2.34% for the same period in 2003. The decrease in the cost of average interest bearing liabilities was primarily the result of lower rates paid on daily rate money market and interest bearing checking accounts and lower roll-over rates offered to renewing and new time deposits in the first quarter of 2004 in comparison to those paid and offered in the first quarter of 2003.

Provision for Loan Losses. The $31,750 provision for loan losses for the three months ended March 31, 2004 is due primarily to the increase in the Bank’s loan volume. The provision for loan losses for the three months ended March 31, 2003 was $62,900, and was primarily due to the increase in the Bank’s loan volume during the period. The decrease in provision between the quarter ended March 31, 2004 in comparison to the year earlier period is primarily due to portfolio mix and seasoning considerations.

Noninterest Income. The $133,598 increase in total noninterest income for the first quarter of 2004 versus 2003 is primarily the result of an increase in the gains from the sales of the guaranteed portion of Small Business Administration (“SBA”) guaranteed loans of $125,986, fees from increased deposit related volume and activity of $37,394, offset in part by a decrease in realized gains from the sale of securities of $40,449. Bancorp intends to continue to originate SBA guaranteed loans in the future and expects to continue to earn fee income from SBA loan participation sales and referrals.

Noninterest Expense. Total noninterest expense was $821,078 for the first quarter of 2004 versus $567,911 for the same period in 2003, an increase of $253,167 or 45%. The increase in expense is due to the growth in Bancorp’s loan and deposit volume, the addition of the New Haven (Amity) branch in March 2003, as well as the acquisition of additional infrastructure relating to administration and compliance, requiring additional staffing and other operating expenses.

Salaries and benefits increased by $162,657 or 55% due to staff increases relating to the New Haven (Amity) branch and other new employees engaged due to volume and infrastructure development.

Occupancy and equipment increased by $51,345 or 69% due primarily to increases relating to depreciation of buildings, equipment and furniture of $22,682, rent relating to New London of $7,597, maintenance of $7,392, and utilities expense of $6,427.

Data processing and other outside services increased by $30,219, or 77%, primarily due to increased loan and deposit volumes.

Off-Balance Sheet Arrangements. See Note 11 to the accompanying unaudited consolidated financial statements on Page F-35 for information regarding Bancorp’s off-balance sheet arrangements.

Liquidity

Management believes that Bancorp’s short-term assets have sufficient liquidity to cover potential fluctuations in deposit accounts and loan demand, and to meet other anticipated operating cash requirements.

Bancorp’s liquidity position as of March 31, 2004 and December 31, 2003 consisted of liquid assets totaling $15.1 million and $11.0 million, respectively. This represents 23.0% and 19.6% of total assets at March 31, 2004 and December 31, 2003, respectively. The net increase in liquidity during the first quarter of 2004 is the result of deposit growth exceeding the increase in total loans and a decrease in available for sale securities. The liquidity ratio is defined as the percentage of liquid assets to total assets. The following categories of assets as described in the accompanying balance sheet are considered liquid assets: cash and due from banks, federal funds sold, short-term investments and securities available for sale. Liquidity is a measure of Bancorp’s ability to generate adequate cash to meet financial obligations. The principal cash requirements of a financial institution are to cover downward fluctuations in deposits and increases in its loan portfolio.

Capital

The following table illustrates the Bank’s regulatory capital ratios at:

	December 31, 2003	March 31, 2004
Tier 1 (Leverage) Capital to Average Assets	14.16%	12.31%
Tier 1 Capital to Risk Weighted Assets	16.33%	14.57%
Total Capital to Risk Weighted Assets	17.24%	15.43%

Capital adequacy is one of the most important factors used to determine the safety and soundness of individual banks and the banking system. Based on the above ratios, the Bank is considered to be “well capitalized” under applicable regulations. To be considered “well capitalized” an institution must generally have a leverage capital ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. Bancorp’s actual ratios are not substantially different from those shown above.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

Financial Condition

Assets. Bancorp’s total assets were $56.4 million as of December 31, 2003, an increase of $20.9 million over December 31, 2002. Earning assets comprise $51.2 million of the total asset volume, and consist principally of loans and investment securities, a $20.6 million increase from 2002. Bancorp has maintained liquidity by maintaining balances in overnight Federal Funds and in money market mutual funds to provide funding for higher yielding loans as they are approved. Bank investment securities classified as available for sale were $8.5 million and $9.5 million as of December 31, 2003 and 2002, respectively. The loan portfolio was $41.2 million and $19.3 million as of December 31, 2003 and 2002, respectively, a net increase of $21.9 million or 113.5%.

The earning asset growth in 2003 has been funded by deposit growth from customers within the Bank’s market area. Deposits were $47.3 million and $25.0 million as of December 31, 2003 and 2002, respectively, a net increase of $22.3 million. The mix of deposits as of December 31, 2003 includes non-interest bearing checking accounts of $13.8 million, interest-bearing checking deposits of $3.5 million, savings deposits of $2.6 million, money market deposits of $17.3 million, as well as time certificates of deposit of $10.1 million. The deposit mix between 2003 and 2002 has not changed substantially. Since inception, the Bank has not accepted any brokered deposits.

Investments. The following table presents the maturity distribution of investment securities at December 31, 2003 and the weighted average yield of such securities. The weighted average yields were calculated based on the amortized cost and effective yields to maturity of each security.

Available for Sale	One Year or Less	One Year Through Five Years	After Five But Within Ten Years	Over Ten Years	No Maturity	Total
U.S. Government Agency Obligations	$—	$2,501,421	$4,199,527	$500,000	$—	$7,200,948
Mortgage-Backed Securities	—	—	—	—	1,576,878	1,576,878

Total	$—	$2,501,421	$4,199,527	$500,000	$1,576,878	$8,777,826

Weighted Average Yield		2.35%	2.77%	4.00%	3.82%	2.90%

The following table presents a summary of investments for any issuer that exceeds 10% of shareholders’ equity at December 31, 2003.

	Amortized Cost	Fair Value
U. S. Government agencies:
Federal Home Loan Mortgage Corp.	$4,450,515	$4,317,460
Federal Home Loan Bank	2,798,665	2,713,760
Federal National Mortgage Association	1,528,646	1,446,848

Loans. The Bank’s net loan portfolio was $40.8 million at December 31, 2003. Loan demand has been robust throughout the year. The loan to deposit ratio as of December 31, 2003 was 87.2%. In comparison, the loan to deposit ratio as of December 31, 2002 was 77.1%. The favorable change in loan to deposit ratios is largely attributable to the Bank’s aggressive marketing efforts to solicit and attract loans from our core customer group of small- and medium-sized businesses. There are no significant loan concentrations in the loan portfolio.

The following table presents the maturities of loans in Bancorp’s portfolio at the dates indicated by type of loan, and the sensitivities of loans to changes in interest rates:

	Due in one year or less	Due after one year through five years	Due after five years	Total
	(Dollars in thousands)
Commercial loans secured by real estate	$3,699	$12,119	$2,226	$18,044
Residential real estate	81	867	—	948
Construction loans	773	728	—	1,501
Commercial loans	10,193	5,203	3,188	18,584
Consumer installment	671	534	—	1,205
Consumer home equity	445	588	10	1,043

Total	$15,862	$20,039	$5,424	$41,325

Fixed rate loans	$2,156	$4,010	$3,887	$10,053
Variable rate loans	13,706	16,029	1,537	31,272

Total	$15,862	$20,039	$5,424	$41,325

Allowance for Loan Losses. Based upon its evaluation of the allowance for loan losses as described on page 19, management believes the allowance for loan losses of $421,144 or 1.02% of gross loans at December 31, 2003 is adequate, under prevailing economic conditions, to absorb probable losses on existing loans.

Analysis of Allowance for Loan Losses

	As of December 31,
	2002	2003
Balance at beginning of period	$12,000	$232,000

Charge-offs	—	(24,572)
Recoveries	—	616

Net (charge-offs) recoveries	—	(23,956)
Additions charged to operations	220,000	213,100

Balance at end of period	$232,200	$421,144

Net charge-offs to average loans	—	0.08%

Allocation of the Allowance for Loan Losses

	As of December 31,
	2002		2003
	Balance	Percent of Loans in Each Category to Total Loans	Balance	Percent of Loans in Each Category to Total Loans
Commercial loans secured by real estate	$88,083	45.56%	$165,986	43.66%
Construction loans	8,538	2.94	35,589	3.63
Residential.	3,828	7.92	4,833	2.29
Commercial	74,041	38.29	192,075	44.98
Consumer Installment	3,550	3.67	21,361	2.92
Consumer Home Equity	785	1.62	1,300	2.52
Unallocated	53,175	0.00	—	0.00

	$232,000	100.00%	$421,144	100.00%

Non-Accrual, Past Due and Restructured Loans. Non-accrual loans at December 31, 2003 totaled $94,063. There were no restructured loans. There were no loans in 2003 considered as “troubled debt restructurings.”

Potential Problem Loans. Other than loans identified as non-accrual at December 31, 2003, the Bank had no loans as to which management has significant doubts as to the ability of the borrower to comply with the present repayment terms.

Deposits. Total deposits were $47.3 million at December 31, 2003, an increase of $22.3 million in comparison to total deposits as of December 31, 2002 of $25.0 million. Deposit growth is principally related to the Bank’s marketing of our deposit and other banking services to small- and medium-sized business clients. The deposit total at December 31, 2003 consists of non-interest bearing checking of $13.8 million (29.1%), interest bearing checking and money market deposits of $20.8 million (43.9%), savings of $2.6 million (5.6%) and certificates of deposit of $10.1 million (21.4%). The Bank has not accepted any brokered deposits and has no present plans to do so in the future.

The Bank continues to offer competitive interest rates in the very competitive New Haven County marketplace in order to fund expected loan growth.

As of December 31, 2003 the Bank’s maturities of time deposits were:

	$100,000 or greater	Less than $100,000	Totals
	(Dollars in thousands)
Three months or less	$2,056	$796	$2,852
Over three months to one year	4,491	866	5,357
Over one year	505	1,395	1,900

Total	$7,052	$3,057	$10,109

Other. The increase in premises and equipment is primarily due to the improvements made to the building and related site used for the Amity branch of the Bank.

In September, 2002, the Bank began offering securities sold under agreements to repurchase, which are classified as secured borrowings, and generally mature within one to three days from the transaction date.

Securities sold under agreements to repurchase are recorded at the amount of cash received in connection with the transaction. The Bank may be required to provide additional collateral based on the changes in fair value of the underlying securities.

The following table presents average balance sheets (daily averages), interest income, interest expense, and the corresponding annualized rates on earning assets and rates paid on interest bearing liabilities for the year ended December 31, 2002 compared to the year ended December 31, 2003. Interest income on loans includes loan fee income which is not significant. In addition, Bancorp does not have any tax-exempt securities or loans.

Distribution of Assets, Liabilities and Shareholders’

Equity; Interest Rates and Interest Differential

	Year ended December 31,						Fluctuations in Interest Income/ Expense Total
	2002			2003
	Average Balance	Interest Income/ Expense	Average Rate	Average Balance	Interest Income/ Expense	Average Rate
	(Dollars in thousands)
Interest earning assets
Loans (1)	$9,095	$744	8.18%	$29,091	$2,224	7.64%	$1,480
Federal funds sold	3,692	59	1.60	2,379	25	1.05	(34)
Short term investments	3,642	59	1.62	993	7	0.70	(52)
Investments	7,649	263	3.44	8,747	256	2.93	(7)

Total interest earning assets	24,078	1,125	4.67	41,210	2,512	6.10	1,387

Cash and due from banks	902			1,396

Premises and equipment, net	1,915			3,381
Allowance for loan losses	(70)			(303)
Other	756			1,068

Total assets	$27,581			$46,752

Interest bearing liabilities
Money market/checking deposits	$7,514	135	1.80	$18,381	211	1.15	76
Savings deposits	625	10	1.60	1,984	21	1.06	11
Time certificates	5,106	156	3.06	6,534	166	2.54	10
Repurchase agreements and other	388	4	1.03	914	8	0.88	4
Capital lease obligations	936	137	14.64	1,191	169	14.19	32

Total interest bearing liabilities	14,569	442	3.03	29,004	575	1.98	133

Non-interest bearing deposits	3,686			9,645
Accrued expenses and other liabilities	210			357
Shareholder’s equity	9,116			7,746

Total liabilities and equity	$27,581			$46,752

Net interest income		$683			$1,937		$1,254

Interest spread			1.64%			4.12%

Net interest margin			2.84%			4.70%

(1)	Includes nonaccruing loans.

The following table summarizes the variance in interest income and expense for the years ended December 31, 2003 and 2002 resulting from changes in assets and liabilities and fluctuations in interest rates earned and paid. The changes in interest attributable to both rate and volume have been allocated to both rate and volume on a pro rata basis.

	Years ended December 31, 2003 v. 2002
	Increase Or (Decrease)	Due To Change in Average
		Volume	Rate
	(Dollars in thousands)
Interest earning assets
Loans	$1,480	$1,532	$(52)
Federal funds sold	(34)	(17)	(17)
Short-term investments	(52)	(29)	(23)
Investments	(7)	35	(42)

	1,387	1,521	(134)

Interest bearing liabilities
Time certificates	10	39	(29)
Savings deposits	11	15	(4)
Money market / checking deposits	76	139	(63)
Repurchase agreements	4	5	(1)
Capital lease obligations	32	37	(5)

	133	235	(102)

Net Interest Income	$1,254	$1,286	$(32)

The improvements realized in net interest income during 2003 primarily reflect substantial increased earning asset volume over 2002, as the average earning assets in 2003 of $41.2 million were 71% greater than average earning assets in 2002. Overall, interest income attributed to volume considerations considerably outweighed rate considerations (increase of $1.5 million versus a decrease of $134,000). With respect to variances in the 2003 cost of interest bearing liabilities in comparison to 2002, increased volume considerations of $235,000 also outweighed decreased rate considerations of $102,000.

Loan growth has been the primary factor in the growth in earning asset volume, as the net portfolio growth of $21.8 million in 2003 was accompanied by a $1.3 million increase in net interest income. Bancorp has grown its loans through strong marketing efforts focused on small- to medium-sized businesses within the greater New Haven market and intends for the Bank to continue to emphasize lending to small- and medium-sized businesses in its market area as its strategy to increase assets and to improve earnings. The Bank will seek opportunities to increase its deposit base in order to support its earning assets through marketing and by considering additional branch locations and new product and service offerings.

The following are measurements of Bancorp’s earnings (loss) in relation to assets and equity, and average equity to average assets for the year ended December 31, 2002 and 2003.

	2002	2003
Return (loss) on average assets	(5.02)%	(1.28)%
Return (loss) on average equity	(15.18)%	(7.72)%
Average equity to average assets	32.24%	16.29%

Results of Operations

Bancorp’s net loss for fiscal year 2003 was $598,000, a decrease of $786,000 from the net loss of $1,384,000 in fiscal year 2002. The decrease in the 2003 net loss was primarily due to increases in net interest income and non-interest income, partly offset by an increase in non-interest expenses. Noninterest expenses are anticipated to rise in 2004 as our new subsidiary, The Bank of Southeastern Connecticut, is currently anticipated to commence operations during the fourth quarter of 2004.

Net Interest Income. The principal source of our revenues is net interest income. Our net interest income is dependent primarily upon the difference or spread between the average yield earned on loans receivable and securities and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. We, like other banking institutions, are subject to interest rate risk to the degree that our interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

For the year ended December 31, 2003, net interest income was $1,937,000 versus $684,000 for the year ended December 31, 2002, a $1.3 million or 183% increase. The 2003 increase was primarily the result of a $17.1 million increase in average earning assets. The increase in average earning assets was comprised of increases in average loans of $20.0 million and investments of $1.1 million, partially offset by a decrease in lower yielding short term investments of $2.6 million and federal funds sold of $1.3 million.

The yield on average interest earning assets for the twelve months ended December 31, 2003 was 6.10% versus 4.67% for same period in 2002, an increase of 143 basis points. The increase in the yield on assets reflects the increased ratio of loans to the total of earning assets over 2002.

The cost of average interest bearing liabilities was 1.98% for the twelve months ended December 31, 2003 versus 3.03% for the same period in 2002, a favorable decrease of 105 basis points. The decrease in the cost of interest bearing liabilities was due to the $10.9 million increase in the average outstanding balances of low rate money market and interest bearing checking deposits in comparison to the total increase in interest bearing liabilities of $14.4 million, as well as the generally lower interest rate environment prevalent in 2003.

Due to the improvements in 2003 in the yield on average earning assets, and the favorable decrease in the cost of interest bearing liabilities, the interest spread improved to 4.12% for fiscal year 2003, an increase of 248 basis points over the interest spread realized in 2002. Net interest margin improved to 4.70% in 2003 from the 2.84% in 2002, a favorable change of 186 basis points.

Noninterest Income. The $410,000 increase in non-interest income for the twelve months ended December 31, 2003 versus 2002 is the result of $177,000 referral fee income and gains on sales of loan participations related to SBA guaranteed loans in the fourth quarter of 2003, increased deposit account service charges and fees of $42,000, other noninterest fee income of $147,000 and $44,000 of gains on the sales of investment securities for the year. The Bank of Southern Connecticut intends to continue to originate SBA guaranteed loans in the future and expects to continue to earn fee income from SBA loan participation sales and referrals. The increase in other noninterest fee income is principally attributable to volume growth in the loan and deposit portfolios, as well as the receipt of approximately $32,000 for a loan prepayment penalty.

Noninterest Expenses. Total noninterest expenses were $2.8 million for the year ended December 31, 2003 versus $1.9 million for 2002, an increase of $900,000 or 47%. The increase in expenses is due to the growth in Bancorp’s loan and deposit volume as well as the addition of the Amity office in March of 2003, both of which required additional staffing and an increase in other operating expenses such as additional equipment and check processing charges. As a result, salaries and benefits increased $548,000 to $1.5 million in fiscal year 2003 in comparison to fiscal year 2002, and occupancy and equipment expenses increased by $184,000 in fiscal year 2003 to $370,000.

Professional services decreased for the year ended December 31, 2003 versus the year ended December 31, 2002 by $61,000. The decrease is primarily the result of hiring Michael M. Ciaburri as President and Chief Operating Officer of the Bank as of February 12, 2003, who had worked up to that point as a consultant to the Bank developing new loan and deposit account relationships.

Off-Balance-Sheet Arrangements. See Note 12 to the accompanying financial statements as of and for the years ended December 31, 2003 and 2002 for information regarding Bancorp’s off-balance sheet arrangements.

Liquidity

Liquidity is a measure of Bancorp’s ability to generate adequate cash to meet financial obligations. The principal cash requirements of a financial institution are to fund loan demand and routine deposit withdrawal activity. Bancorp’s liquidity position as of December 31, 2003 and December 31, 2002 consisted of liquid assets totaling $11.1 million and $12.6 million, respectively. This represents 19.6% and 35.5% of total assets at December 31, 2003 and 2002, respectively. The liquidity ratio is defined as the percentage of liquid assets to total assets. The following categories of assets as described in the accompanying balance sheet are considered liquid assets: cash and due from banks, federal funds sold, short-term investments and securities available for sale.

Management believes Bancorp’s short-term assets, together with the anticipated net proceeds of this offering, will provide sufficient liquidity to cover potential fluctuations in deposit accounts and loan demand and to meet other anticipated operating cash requirements.

Capital

The following table illustrates the Bank’s regulatory capital and regulatory capital ratios at December 31:

	As of December 31,
	2002		2003
	(Dollars in thousands)
Tier 1 Capital to Average Assets (Leverage)	$8,077	23.76%	$7,592	14.16%
Tier 1 Risk-Based Capital	$8,077	31.52%	$7,592	16.33%
Total Risk-Based Capital	$8,309	32.43%	$8,013	17.24%

Capital adequacy is one of the most important factors used to determine the safety and soundness of individual banks and the banking system. Based on the above ratios, Bancorp is considered to be “well capitalized” under applicable regulations. To be considered “well capitalized” an institution must generally have a leverage capital ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. Bancorp’s capital ratios are not substantially different from those shown above.

Market Risk

Market risk is defined as the sensitivity of income to fluctuations in interest rates, foreign exchange rates, equity prices, commodity prices and other market-driven rates or prices. Based upon on the nature of our business, market risk is primarily limited to interest rate risk, which is the impact that changing interest rates have on current and future earnings.

Bancorp’s goal is to maximize long-term profitability, while minimizing its exposure to interest rate fluctuations. The first priority is to structure and price Bancorp’s assets and liabilities to maintain an acceptable interest rate spread, while reducing the net effect of changes in interest rates. In order to reach an acceptable interest rate spread, Bancorp must generate loans and seek acceptable long-term investments to replace the lower yielding balances in Federal Funds sold and short-term investments. The focus also must be on maintaining a proper balance between the timing and volume of assets and liabilities re-pricing within the balance sheet. One method of achieving this balance is to originate variable rate loans for the portfolio to offset the short-term re-pricing of the liabilities. In fact, a number of the interest bearing deposit products have no contractual maturity. Customers may withdraw funds from their accounts at any time and deposits balances may therefore run off unexpectedly due to changing market conditions.

The exposure to interest rate risk is monitored by the Asset and Liability Management Committee (“ALCO”) consisting of senior management personnel and selected members of the board of directors. ALCO reviews the interrelationships within the balance sheet to maximize net interest income within acceptable levels of risk. ALCO reports to the board of directors of Bancorp on a quarterly basis regarding the status of ALCO activities within Bancorp.

Impact of Inflation and Changing Prices

Bancorp’s financial statements have been prepared in terms of historical dollars, without considering changes in relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Notwithstanding this fact, inflation can directly affect the value of loan collateral, in particular, real estate. Inflation, or disinflation, could significantly affect Bancorp’s earnings in future periods.

BUSINESS

Background

Southern Connecticut Bancorp is a bank holding company headquartered in New Haven, Connecticut that was incorporated on November 8, 2000. Bancorp’s strategic objective is to serve as a bank holding company for community-based commercial banks serving the greater New Haven and greater New London markets, as well as the approximately 45 miles of coastal towns and communities located between these two cities and extending to Rhode Island (the “Southern Connecticut Market;” see the map on inside front cover of this prospectus).

Bancorp owns 100% of the capital stock of The Bank of Southern Connecticut, a Connecticut-chartered bank with its headquarters in New Haven, Connecticut. The Bank commenced operations on October 1, 2001 after receiving its Final Certificate of Authority from the State of Connecticut and its deposit insurance from the FDIC. Bancorp has received a temporary certificate of authority from the State of Connecticut to charter a second, wholly-owned bank to be headquartered in New London, Connecticut. The opening of this bank is subject to raising a minimum of $6.0 million of equity capital, receipt of final approval from the Department of Banking, the approval of deposit insurance from the FDIC and the approval of the Federal Reserve Board. Subject to these approvals, the New London based bank, to be named The Bank of Southeastern Connecticut, is expected to be open for business during the fourth quarter of 2004 and will be staffed, managed and operated in a comparable manner to the Bank.

The Bank focuses on serving the banking needs of small to medium-sized businesses in the greater New Haven market. The Bank’s target commercial customer has between $1.0 and $15.0 million in revenues, 15 to 50 employees and borrowing needs of up to $3.0 million. We believe that our primary focus on this commercial market makes us uniquely qualified to move deftly in responding to the needs of our clients. The Bank has been successful in winning business by offering a combination of competitive pricing for its services, quick decision making processes and a high level of personalized customer service.

We also believe that our geographic market focus gives us unique competitive advantages by having our Bancorp headquarters, senior executives and key decision makers all based in the local commercial communities that we currently serve and are targeting to serve. In addition, both of our banks have or will have their own boards of directors comprised of members of the local business communities. Although we face competition from much larger, better capitalized national or super-regional organizations, our local market knowledge, relationships, customer service and presence has enabled us to successfully compete for and obtain new business and clients.

We have experienced significant growth in both assets and deposits, and we were able to generate a profit in our ninth quarter of operation. As of March 31, 2004, we had assets of $65.5 million and deposits of $55.6 million, representing a 54.9% and 71.0% increase from March 31, 2003, respectively. Total loans outstanding as of March 31, 2004 were $45.7 million, an 88.9% increase from March 31, 2003. We have achieved this growth while maintaining excellent credit quality and margins, with non-performing loans at 0.09% of total loans as of March 31, 2004 and net interest margin of 4.77% for the three months ended March 31, 2004.

Southern Connecticut Market

Our market focus is to serve the Southern Connecticut Market. The Southern Connecticut Market is located in the center of, and is a critical component of, the commercial activity of the northeast corridor in New England. Our market focus resides in the busy transportation and commercial area between New York City to the south, Hartford to the north, Providence to the east, and Boston to the northeast. The diversified economic base of this market region includes pharmaceutical, advanced manufacturing, healthcare, defense, technology and energy companies, and Connecticut’s leading port. The region is also one of New England’s most popular tourist destinations, featuring popular shoreline and heritage sites. Additionally, New England’s largest casinos, Foxwoods and the Mohegan Sun, are located in the region.

Specifically, New Haven is ranked among the nation’s top 20 “hottest” job markets by Business 2.0, a national magazine, and Global Insight, an econometric research firm. This trend reflects the 29 start-up companies in the Greater New Haven area spawned by Yale research, companies that have attracted $1.5 billion in private capital investment. In its October 2003 report, the Connecticut Department of Labor estimates that employment in the New Haven South Central Region is expected to grow 9.0% from 2000 to 2010, with the services and construction sectors growing at 16.0% and 14.6% respectively.

In New London, that same Connecticut Department of Labor report estimates that employment will grow 12.3% from 2000 to 2010, with the services and construction sectors growing at 22.0% and 5.9% respectively.

Growth and Operating Strategy

We are a bank holding company whose strategic focus is to own and operate independent, community-based commercial banks in southern Connecticut founded with the philosophy of local relationships and providing prompt personal service and quality banking products. Our target customers are small to medium-sized businesses and their owners and employees. We emphasize personal relationships with our customers, community involvement by our employees and our board of directors, and responsive lending decisions by an accessible and experienced local management team.

The key elements of our business strategy for our local and independent commercial banks are:

•	Provide individualized attention with local underwriting and credit decision-making authority. As the only commercial bank based in and wholly focused on the greater New Haven area, we believe that the Bank is better able to provide the individualized customer service, combined with prompt local underwriting and credit decision-making authority that we believe small to medium-sized businesses desire. Following formation of The Bank of Southeastern Connecticut, we plan to extend that strategy into the greater New London area as well.

•	Take market share from large, non-local competitors. As the only commercial bank headquartered in New Haven, the Bank competes with large, non-locally owned and headquartered financial institutions. The Bank of Southeastern Connecticut, when it commences operations, is expected to be the only commercial bank headquartered in New London, a market also dominated by large, non-locally owned and headquartered financial institutions. We believe that we have attracted and can continue to attract small to medium-sized businesses that prefer local decision-making authority and interaction with banking professionals who can provide prompt personalized and knowledgeable service.

•	Optimize net interest margin. We seek to optimize our net interest margin by funding our commercial loans, when possible, with low cost money market and non-interest bearing demand deposits.

•	Expand our branch network throughout our market area. Currently, we have our main office and one branch office in New Haven and one branch office in Branford. We plan to seek attractive locations in the greater New Haven and Middlesex County areas in which to open additional branches following the completion of this offering. Following formation of The Bank of Southeastern Connecticut in the fourth quarter of 2004, we plan to open the bank in New London, and then selectively expand through de novo branching in the greater New London area.

•	Leverage personal relationships and community involvement. Our directors, officers and senior employees have extensive personal contacts, business relationships and involvement in the communities in which they live and work and which we serve. By building on and leveraging these relationships and community involvement, we believe that we have and will continue to generate enthusiasm and interest from small to medium-sized businesses in our market areas.

•	Employ qualified and experienced banking professionals. We seek to continue to hire and retain highly experienced and qualified local commercial lenders and other banking professionals with successful track records and established relationships with small to medium-sized businesses in our market areas.

•	Maintain and enhance high credit quality. The success of our business depends to a significant extent on the quality of our assets, particularly our loans. We have built a strong internal emphasis on credit quality and have established stringent underwriting standards and loan approval processes. We actively manage our past due and non-performing loans in an effort to minimize credit loss and related expenses and to ensure that our allowance for loan losses is adequate.

Lending, Depository and Other Products

Lending Products. The Bank offers a broad range of loans to businesses and individuals in its service area, including commercial and business loans, personal loans, mortgage loans, home equity loans, and automobile loans. The Bank has received lending approval status from the Small Business Administration (“SBA”) to enable it to make SBA loans to both the greater New Haven business community and companies located throughout the State of Connecticut.

Loans are made on a variable or fixed rate basis, with fixed rate loans limited to five year terms. All loans are approved pursuant to lending policies and procedures authorized by the Bank’s board of directors. At the present time, the Bank is not syndicating or securitizing loans. The Bank, at times, participates in multi-bank loans to companies in its market area. Commercial loans and commercial real estate loans may be written for maturities of up to twenty years. Loans to purchase or refinance commercial real estate are supported by personal guarantees of the principal owners and related parties and are collateralized by the subject real estate, which may in cases be supplemented by additional collateral in the form of liquid assets. Loans to local businesses are generally supported by the personal guarantees of the principal owners and are carefully underwritten to determine appropriate collateral and covenant requirements.

Depository Products. The Bank has attracted a base of core deposits, including checking accounts, money market accounts, savings accounts, sweep accounts, NOW accounts and a variety of certificates of deposits and IRA accounts. To continue to attract deposits, the Bank employs an aggressive marketing plan in its service area and features a broad product line and rates and services competitive with those offered in the greater New Haven market. The primary sources of deposits have been and are expected to continue to be residents of, and businesses and their employees located in, greater New Haven. The Bank obtains these deposits through personal solicitation by its officers and directors, outside programs and advertisements published and / or broadcasted in the local media. The Bank also offers drive-in teller services, automated teller services, wire transfer, lock box and safe deposit services.

Other Services. The Bank provides a broad range of other services and products, including cashier’s checks, money orders, travelers’ checks, bank by mail, direct deposit and U. S. Savings Bonds. The Bank is associated with a shared network of automated teller machines that its customers are able to use throughout Connecticut and other regions. The Bank does not expect to offer trust services directly in the near future, but may offer trust services in the future through a joint venture with a larger institution. To directly offer trust services, the Bank would need the approval of the Connecticut Banking Commissioner and the FDIC.

Investment Services

On November 17, 2003, we incorporated SCB Capital, Inc., a wholly-owned subsidiary, to engage in a limited range of investment banking, advisory and financial brokerage services primarily to small to medium-sized business clients of Bancorp and others in our target market. SCB Capital has applied for approval of and membership with the National Association of Security Dealers (“NASD”) as a broker-dealer. SCB Capital has received only minimal capital and has not yet commenced operations. The amount to be invested in SCB Capital will be determined by our board of directors following completion of the NASD application process and this offering.

Investment Securities

Another significant activity for the Bank is maintaining an investment portfolio. The Bank’s overall portfolio objective is to optimize the long-term total rate of return through active management of portfolio holdings taking into consideration estimated asset/liability and liquidity needs, tax equivalent yields and maturities. Permissible investments include debt securities such as U.S. Government securities, government sponsored agency securities, municipal bonds, domestic certificates of deposit that are insured by the FDIC, mortgage-backed securities and collateralized mortgage obligations. The Bank’s current investment portfolio is limited to U.S. Government agency obligations and agency issued collateralized mortgage obligations, which have been classified as available for sale. Accordingly, the principal risk associated with the Bank’s current investing activities is market risk (variations in value resulting from general changes in interest rates) rather than credit risk.

Asset and Liability Management

Interest rate risk measures the impact that changing interest rates have on current and future earnings. Our goal is to optimize long-term profitability while minimizing our exposure to interest rate fluctuations. We monitor our exposure to interest rate risk through the Bank’s ALCO, consisting of senior management personnel and selected members of the Bank’s board of directors. ALCO reviews the interrelationships within the balance sheet to maximize net interest income within acceptable levels of risk. ALCO reports to the board of directors on a quarterly basis regarding the status of ALCO activities within the Bank.

Regulatory Compliance

As a bank holding company, we operate in a heavily regulated industry and are subject to increasing regulatory review and scrutiny from the Federal Reserve Board, the Connecticut Banking Commissioner and the FDIC. As a new institution, we have invested and continue to invest significant time and resources to ensure our compliance and conformity with our regulations (see “Regulation and Supervision”). In response to this regulatory environment, the board of directors of the Bank has recently adopted resolutions designed to strengthen and enhance the Bank’s Bank Secrecy Act compliance and the Bank’s information technology controls, has promoted a new Bank Secrecy Act Officer and has amended its Bank Secrecy Act policies to strengthen compliance. Further, the Bank has retained an experienced outside consultant to assist it in developing and implementing information technology controls. In addition, the board of directors of the Bank has formed an Oversight Committee with responsibility to assist management, monitor our systems and operations and hire and retain outside consultants to help ensure our compliance and conformity with applicable regulations.

Competition

There are numerous banks and other financial institutions serving the Southern Connecticut Market posing significant competition to attract deposits and loans. The Bank competes for loans and deposits with other commercial banks, savings and loan associations, finance companies, money market funds, credit unions and other financial institutions, a number of which are much larger. To grow, we will have to win existing customers away from existing banks and financial institutions as well as successfully compete for new customers from growth in the Southern Connecticut Market.

The greater New Haven market is currently served by approximately 70 offices of commercial banks, none of which is headquartered in New Haven. All of these banks are substantially larger than the Bank expects to be in the near future and are able to offer products and services which may be impracticable for the Bank to provide at this time. There are numerous banks and other financial institutions serving the communities surrounding New Haven, which also draw customers from New Haven, posing significant competition for the Bank to attract deposits and loans. The Bank also experiences competition from out-of-state financial institutions with little or no traditional bank branches in New Haven. Many of such banks and financial institutions are well established and better capitalized than the Bank, allowing them to provide a greater range of services.

Intense market demands, economic pressures and significant legislative and regulatory actions have eroded traditional banking industry classifications and have increased competition among banks and other financial institutions. Market dynamics as well as legislative and regulatory changes have resulted in a number of new competitors offering services historically offered only by commercial banks, non-bank corporations offering services traditionally offered only by banks, increased customer awareness of product and service differences among competitors and increased merger activity.

Over the past ten years, the Connecticut banking market has been characterized by significant consolidation among financial institutions. Since January 1994, there have been 60 completed acquisitions of Connecticut based banks and thrifts. Although our competitors are currently much larger than us, we believe that the corporate service culture and operational infrastructure at large banks often does not provide the type of personalized service that many of our small to medium-sized business clients desire and that we strive to provide.

Employees

As of March 31, 2004, the Bank had 27 full-time and no part-time employees. It is our intention to move approximately 7 of these 27 employees who focus on finance and operations to Bancorp after The Bank of Southeastern Connecticut commences operations. We believe our relationship with all employees to be excellent.

Bancorp intends to recruit a majority of directors, executive management and employees of The Bank of Southeastern Connecticut from the greater New London area. Outside of staffing The Bank of Southeastern Connecticut and new branch locations, Bancorp does not anticipate a significant change in the number of its employees.

Properties

We lease a free-standing building located at 215 Church Street, New Haven, Connecticut, in the central business and financial district of New Haven. We have assigned this lease to the Bank, and the Bank has assumed all rights and obligations under this lease. Both Bancorp and the Bank operate from this facility. The Bank also operates branch offices in Branford, Connecticut and the Westville section of New Haven.

The following table sets forth the location of the Bank’s branch offices and other related information:

Office	Location	Square Feet	Status
Main Office	215 Church Street, New Haven, Connecticut	11,306	Leased
Branford Office	445 West Main Street, Branford, Connecticut	3,714	Leased
Amity Office	1475 Whalley Avenue, New Haven, Connecticut	2,822	Owned

We entered into a lease on January 14, 2004 with the City of New London for a facility located at 15 Masonic Street, New London, Connecticut. This facility previously housed a bank and is intended to be the main office of The Bank of Southeastern Connecticut. Subject to receipt of regulatory approval for The Bank of Southeastern Connecticut, we anticipate improving the leased building and purchasing furniture and equipment. The board of directors of Bancorp has authorized management to evaluate additional locations for the establishment of additional branch banking offices for the Bank.

Recent Developments and Pending Regulatory Applications

On April 28, 2004, Bancorp received preliminary approval from the State of Connecticut to charter The Bank of Southeastern Connecticut, a new bank to be located in New London, Connecticut, and staffed, managed and operated in a comparable manner to the Bank. The establishment of this bank is subject to receipt of final approval from the State of Connecticut, approval of deposit insurance for the bank from the FDIC and approval for the acquisition of the bank by Bancorp from the Federal Reserve Board. Bancorp is in the process of preparing and filing these additional regulatory applications. Subject to receipt of approval of these applications, the bank is expected to commence operations during the fourth quarter of 2004.

REGULATION AND SUPERVISION

Banks and bank holding companies are extensively regulated under both federal and state law. Bancorp and the Bank have set forth below brief summaries of various aspects of supervision and regulation that they are subject to, and that The Bank of Southeastern Connecticut will be subject to upon commencement of its operations assuming that we obtain all necessary approvals. These summaries do not purport to be complete and which are qualified in their entirety by reference to applicable laws, rules and regulations.

Regulations to which Bancorp is Subject

General. As a bank holding company registered in accordance with the BHC Act, Bancorp is regulated by and subject to the supervision of the Federal Reserve Board and is required to file with the Federal Reserve Board an annual report and such other information as may be required. The Federal Reserve Board has the authority to conduct examinations of Bancorp as well. The Federal Reserve Board has the authority to issue orders to bank holding companies to cease and desist from unsound banking practices and violations of conditions imposed by, or violations of agreements with, the Federal Reserve Board. The Federal Reserve Board is also empowered to assess civil money penalties against companies or individuals who violate the BHC Act or orders or regulations thereunder, to order termination of non-banking activities of non-banking subsidiaries of bank holding companies, and to order termination of ownership and control of a non-banking subsidiary by a bank holding company.

The BHC Act—Acquisitions and Permissible Activities. The BHC Act requires the prior approval of the Federal Reserve Board for a bank holding company to acquire substantially all the assets of a bank or acquire direct or indirect ownership or control of more than 5% of any class of the voting shares of any bank, bank holding company or savings association, or increase any such non-majority ownership or control of any bank, bank holding company or savings association, or merge or consolidate with any bank holding company. Federal law generally authorizes bank holding companies to acquire banks located in any state, subject to certain state-imposed age and deposit concentration limits, and also generally authorizes interstate bank holding company and bank mergers and to a lesser extent, interstate branching.

Unless a bank holding company becomes a financial holding company under the Gramm-Leach-Bliley Act of 1999 (“GLBA”) (as discussed below), the BHC Act prohibits a bank holding company from acquiring a direct or indirect interest in or control of more than 5% of any class of the voting shares of a company that is not a bank or a bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks, except that it may engage in and may own shares of companies engaged in certain activities the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

The GLBA, which was enacted on November 12, 1999, permits a qualifying bank holding company to become a “financial holding company” and thereby engage in a broader range of activities than is permissible for a traditional bank holding company. In order to qualify for this election, all of the depository institution subsidiaries of the bank holding company must be well capitalized and well managed, as defined under Federal Reserve Board regulations, and all such subsidiaries must have achieved a rating of “satisfactory” or better with respect to meeting community credit needs. Pursuant to the GLBA, financial holding companies are permitted to engage in activities that are “financial in nature” or incidental or complementary thereto, as determined by the Federal Reserve Board. The GLBA identifies several activities as “financial in nature,” including, among others, insurance underwriting and agency activities, investment advisory services, merchant banking and underwriting, and dealing in or making a market in securities. At this time, Bancorp has not elected to become a financial holding company and has no immediate plans to do so.

Capital Requirements. The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications submitted to it under the BHC Act. These capital adequacy guidelines generally require bank holding companies to maintain total capital equal to 8% of total risk-adjusted assets and off-balance sheet items (the “Total Risk-Based Capital Ratio”), with at least one-half of that amount consisting of Tier I or core capital and the remaining amount consisting of Tier II or supplementary capital. Tier I capital for bank holding companies generally consists of the sum of common shareholders’ equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stocks which may be included as Tier I capital), less goodwill and other non-qualifying intangible assets. Tier II capital generally consists of: hybrid capital instruments; perpetual preferred stock, which is not eligible to be included as Tier I capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics.

In addition to the risk-based capital requirements, the Federal Reserve Board requires bank holding companies to maintain a minimum leverage capital ratio of Tier I capital (defined by reference to the risk-based capital guidelines) to total average assets (the “Leverage Ratio”) of 3.0%. Total average assets for this purpose do not include goodwill and any other intangible assets and investments that the Federal Reserve Board determines should be deducted from Tier I capital. The Federal Reserve Board has announced that the 3.0% Leverage Ratio requirement is the minimum for the top-rated bank holding companies without any supervisory, financial or operational weaknesses or deficiencies or those that are not experiencing or anticipating significant growth. For all other bank holding companies, the minimum leverage ratio is 4%, and bank holding companies with supervisory, financial, managerial or operational weaknesses or organizations expecting significant growth are expected to maintain capital ratios well above minimum levels.

Bancorp is currently in compliance with the Total Risk-Based Capital Ratio, Tier I Capital and the Leverage Ratio requirements. As of March 31, 2004, Bancorp had a Tier I Risk-Based Capital Ratio and a Total Risk-Based Capital Ratio equal to 14.57% and 15.43%, respectively, and a Leverage Ratio equal to 12.31%. U.S. bank regulatory authorities and international bank supervisory organizations, principally the Basel Committee on Banking Supervision, currently are considering changes to the risk-based capital adequacy framework, including emphasis on credit, market and operational risk components, which ultimately could affect the appropriate capital guidelines.

Limitations on Acquisitions of Common Stock. The federal Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a depository institution or a depository institution holding company unless the appropriate federal banking agency has been given at least 60 days to review the proposal and public notice has been provided. “Control” is generally defined under this act as ownership of 25% or more of any class of voting stock. In addition, under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a depository institution or a depository institution holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control. Furthermore, any company, as that term is broadly defined in the BHC Act, would be required to obtain the approval of the Federal Reserve Board under BHC Act before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of any class of voting securities of a depository institution or a depository institution holding company, or such lesser percentage as the Federal Reserve Board deems to constitute a “controlling influence.”

Bank Holding Company Dividends. The Federal Reserve Board has authority to prohibit bank holding companies from paying dividends if such payment is deemed to be an unsafe or unsound practice. The Federal Reserve Board has indicated generally that it may be an unsafe or unsound practice for bank holding companies to pay dividends unless the bank holding companies net income over the preceding year is sufficient to fund the dividends and the expected rate of earnings retention is consistent with the organization’s capital needs, asset quality and overall financial condition.

Bank Holding Company Support of Subsidiary Banks. Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to their support. This support may be required at times when the bank holding company may not have the resources to provide it. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act (“FDIA”), the FDIC can hold any FDIC-insured depository institution liable for any loss suffered or anticipated by the FDIC in connection with (1) the “default” of a commonly controlled FDIC-insured depository institution; or (2) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution “in danger of default.”

The Sarbanes-Oxley Act. The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) implements a broad range of corporate governance and accounting measures for public companies (including publicly-held bank holding companies such as Bancorp) designed to promote honesty and transparency in corporate America. Sarbanes-Oxley’s principal provisions, many of which have been interpreted through regulations released in 2003, provide for and include, among other things: (i) the creation of an independent accounting oversight board; (ii) auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients; (iii) additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer of a public company certify financial statements; (iv) the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement; (v) an increase in the oversight of, and enhancement of certain requirements relating to, audit committees of public companies and how they interact with the company’s independent auditors; (vi) requirements that audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer; (vii) requirements that companies disclose whether at least one member of the audit committee is a “financial expert” (as such term is defined by the SEC); (viii) expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods; (ix) a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions on nonpreferential terms and in compliance with other bank regulatory requirements; (x) disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code; and (xi) a range of enhanced penalties for fraud and other violations.

Regulations to which the Bank is Subject

General. The Bank of Southern Connecticut is organized under the Banking Law of the State of Connecticut. Its operations are subject to federal and state laws applicable to commercial banks and to extensive regulation, supervision and examination by the Connecticut Banking Commissioner, as well as by the FDIC, as its primary federal regulator and insurer of deposits. While the Bank is not a member of the Federal Reserve System, it is subject to certain regulations of the Federal Reserve Board. In addition to banking laws, regulations and regulatory agencies, the Bank is subject to various other laws, regulations and regulatory agencies, all of which directly or indirectly affect the Bank’s operations. The Connecticut Banking Commissioner and the FDIC examine the affairs of the Bank for the purpose of determining its financial condition and compliance with laws and regulations. The Connecticut Banking Commissioner and the FDIC have the authority to limit the Bank’s payment of dividends based on such factors as the maintenance of adequate capital, which could reduce the amount of dividends otherwise payable. Following the commencement of its operations, The Bank of Southeastern Connecticut will be subject to these same requirements.

The Connecticut Banking Commissioner and the FDIC have significant discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the FDIC, Congress, the Connecticut Banking Commissioner or the Connecticut General Assembly, could have a material adverse impact on the Bank.

Activities and Investments of Insured State-Chartered Banks. Section 24 of the FDIA generally limits the activities as principal and equity investments of FDIC-insured, state-chartered banks to those that are permissible for national banks. Bancorp does not expect such provisions to have a material adverse effect on Bancorp or the Bank.

Capital Requirements. The FDIC has issued regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks, such as the Bank. Under the regulations, a bank generally is deemed to be (i) “well-capitalized” if it has a Total Risk-Based Capital Ratio of 10.0% or more, a Tier I Risk-Based Capital Ratio of 6.0% or more, a Leverage Ratio of 5.0% or more and is not subject to any written capital order or directive; or (ii) “adequately capitalized” if it has a Total Risk-Based Capital Ratio of 8.0% or more, a Tier I Risk-Based Capital Ratio of 4.0% or more, and a Leverage Ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of “well-capitalized;” or (iii) “undercapitalized” if it has a Total Risk-Based Capital Ratio that is less than 8.0%, a Tier I Risk-Based Capital Ratio that is less than 4.0% or a Leverage Ratio that is less than 4.0% (3.0% under certain circumstances); or (iv) “significantly undercapitalized” if it has a Total Risk-Based Capital Ratio that is less than 6.0%, a Tier I Risk-Based Capital Ratio that is less than 3.0% or a Leverage Ratio that is less than 3.0%, and (v) “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. If an institution becomes undercapitalized, it would become subject to significant additional oversight and regulation, as mandated by the FDIA.

As of March 31, 2004, the Bank was deemed to be a well-capitalized institution for the above purposes. Pursuant to the FDIC’s approval of the Bank’s application for deposit insurance, the Bank is required to maintain a Leverage Ratio of 8.0% until October 1, 2004. Additionally, The Bank of Southeastern Connecticut will be required to maintain an 8% Leverage Ratio for its first three years of operations.

Prompt Corrective Action and Other Enforcement Mechanisms. Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. An institution that, based upon its capital levels, is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as “critically undercapitalized” unless its capital ratio actually warrants such treatment.

In addition to restrictions and sanctions imposed under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

Premiums for Deposit Insurance. The FDIC has implemented a risk-based assessment system, under which an institution’s deposit insurance premium assessment is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of any such loss, and the revenue needs of the deposit insurance fund.

Under this risk-based assessment system, banks are categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three categories based on supervisory evaluations by its primary federal regulatory. The three supervisory categories are: financially sound with only a few minor weaknesses (Group A), demonstrates weaknesses that could result in significant deterioration (Group B), and poses a substantial probability of loss (Group C). The capital ratios used by the FDIC to define well capitalized, adequately capitalized and undercapitalized are the same in the FDIC’s prompt corrective action regulations. As of March 31, 2004, the most recent notification from the FDIC and the State of Connecticut Department of Banking categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank’s category.

FDIC insurance of deposits may be terminated by the FDIC, after notice and hearing, upon finding by the FDIC that the insured institution has engaged in unsafe or unsound practices, or is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule or order of, or conditions imposed by, the FDIC.

Safety and Soundness Standards. Federal law requires each federal banking agency to prescribe for depository institutions under its jurisdiction standards relating to, among other things: internal controls; information systems and audit systems; loan documentation; credit underwriting; interest rate risk ; asset growth; compensation; fees and benefits; and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have promulgated regulations and Interagency Guidelines Establishing Standards for Safety and Soundness (the “Guidelines”) to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset quality; earnings and compensation; fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standards prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard set by the FDIA.

The federal banking agencies also have adopted regulations for real estate lending prescribing uniform guidelines for real estate lending. The regulations require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

Community Reinvestment Act. Under the Community Reinvestment Act (“CRA”), as implemented by FDIC regulations, the Bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not prescribe specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of a depository institution, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The FDIC is required to provide a written evaluation and make public disclosure of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Institutions are evaluated and rated by the FDIC as “Outstanding,” “Satisfactory,” “Needs to Improve,” or “Substantial

Non Compliance.” Failure to receive at least a “Satisfactory” rating may inhibit an institution from undertaking certain activities, including acquisitions or other financial institutions, which require regulatory approval based, in part, on CRA compliance considerations. In its CRA evaluation, dated July 14, 2003, the Bank was rated as “Satisfactory.”

Transactions with Affiliates. Sections 23A and 23B of the Federal Reserve Act restrict transactions between a bank and an affiliated company, including a parent bank holding company. The Bank is subject to certain restrictions on loans to affiliated companies, on investments in the stock or securities thereof, on the taking of such stock or securities as collateral for loans to any borrower, and on the issuance of a guarantee or letter of credit on their behalf. Among other things, these restrictions limit the amount of such transactions, require collateral in prescribed amounts for extensions of credit, prohibit the purchase of low quality assets and require that the terms of such transactions be substantially equivalent to terms of similar transactions with nonaffiliates. Generally, the Bank is limited in its extensions of credit to any affiliate to 10% of the Bank’s capital and in its extensions of credit to all affiliates to 20% of the Bank’s capital.

Customer Information Security. The FDIC and other bank regulatory agencies have adopted guidelines (the “Security Guidelines”) for safeguarding confidential, personal customer information. The Security Guidelines require each financial institution, under the supervision and ongoing oversight of its board of directors or an appropriate committee thereof, to create, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, protect against any anticipated threats or hazards to the security or integrity of such information, and protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

Privacy. Financial institutions are required to implement policies and procedures regarding the disclosure of nonpublic personal information about consumers to nonaffiliated third parties. In general, the statute requires explanations to consumers on policies and procedures regarding the disclosure of such nonpublic personal information, and, except as otherwise required by law, prohibits disclosing such information except as provided in the financial institution’s policies and procedures.

USA PATRIOT Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), designed to deny terrorists and others the ability to obtain access to the United States financial system, has significant implications for depository institutions, brokers-dealers and other businesses involved in the transfer of money. The Patriot Act, as implemented by various federal regulatory agencies, requires financial institutions, including Bancorp and the Bank, to implement new policies and procedures or amend existing policies and procedures with respect to, among other matters, anti-money laundering, compliance, suspicious activity and currency transaction reporting, and due diligence on customers. The Patriot Act and its underlying regulations also permit information sharing for counter-terrorist purposes between federal law enforcement agencies and financial institutions, as well as among financial institutions, subject to certain conditions, and require the Federal Reserve Board (and other federal banking agencies) to evaluate the effectiveness of an applicant in combating money laundering activities when considering applications filed under the BHC Act or the Bank Merger Act.

LEGAL PROCEEDINGS

From time to time we are party to claims and legal proceedings arising in the ordinary course of business. We are not aware of any material pending litigation proceedings to which we are a party or which we have recently been a party to, which will have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table shows certain information about our directors and executive officers:

Name	Age	Position(1)	Term as Director Expires
Joseph V. Ciaburri	75	Director, Chairman, Chief Executive Officer	2007
Elmer F. Laydon (2)(3)	68	Director, Vice Chairman	2007
Michael M. Ciaburri	43	Director, Chief Operating Officer, President	2006
William F. Weaver	52	Vice President, Chief Financial Officer
Carl R. Borrelli (2)(3)	67	Director	2005
Juan Jose Alvarez de Lugo	44	Director	2005
Alphonse F. Spadaro, Jr. (2)(3)	62	Director	2005
G. Leon Jacobs	65	Director	2006
Joshua H. Sandman, Ph.D. (2)(3)	61	Director	2006

(1)	Each of the directors other than Mr. Jacobs, Mr. Spadaro and Mr. Michael Ciaburri has served as a director since Bancorp’s inception. Mr. Jacobs and Mr. Spadaro were elected as directors in 2001.
(2)	Member of the Audit Committee of the Board of Directors.
(3)	Member of the Compensation Committee of the Board of Directors.

Joseph V. Ciaburri was involved in the organization of the Bank in 1999 and has been Bancorp’s Chairman of the Board and Chief Executive Officer since that time. He was the Director of Development of Southern Connecticut State University from July 1993 to August 1999. Prior to joining Southern Connecticut State University, Mr. Ciaburri was employed in commercial banking in the New Haven area for over forty years, including as President and Chief Executive Officer of The Bank of New Haven and Connecticut Bank of Commerce, two New Haven, Connecticut area banks, for a total of 16 years.

Elmer F. Laydon is and has been the President of Elmer F. Laydon Construction Corp., a building contracting company located in New Haven, Connecticut for more than five years. Mr. Laydon was formerly the chairman of the board of directors of Shoreline Bank and Trust Company.

Michael M. Ciaburri is Bancorp’s Chief Operating Officer and President. Prior to joining us as President and Chief Operating Officer in February 2003, he was the founder and President of Ciaburri & Company, an investment banking firm, from August 1992 to January 2003. Ciaburri & Company provided investment banking services to closely held companies, among other clients. During the period from May 2001 through January 2003, Mr. Ciaburri also provided consulting services to Bancorp. Mr. Ciaburri was trained in banking in New York City and London, and is a 1991 graduate of the Stonier Graduate School of Banking at Georgetown University and a 1987 graduate of the School of Bank Administration at the University of Wisconsin, each three-year banking programs. Prior to May 2001, Mr. Ciaburri was employed as a commercial banker for over 10 years.

William F. Weaver has been our Chief Financial Officer since December 1, 2003. From January 2001 to December 2003, he was the Executive Vice President and Chief Financial Officer of InsurBanc and Peyton Street Financial Services Corporation; from January 2000 to December 2000, the President of Claritybank.com in Uvalde, Texas; from September 1999 to January 2000, the Executive Vice President and Chief Administrative Officer of Clarity Holdings, Inc.; and held various positions ending with President and Chief Executive Officer of Advest Bank & Trust Company in Hartford, Connecticut from March 1985 to September 1999. Mr. Weaver has been employed in banking for 29 years.

Carl R. Borrelli is the Treasurer of All Brite Electric, Inc., an electrical contracting company located in West Haven, Connecticut and has held this position for more than five years.

Juan Jose Alvarez de Lugo is a director of Arquin Decoraciones, a construction concern located in Venezuela, and has held this position for more than five years.

Alphonse F. Spadaro, Jr. is the managing principal of Levitsky & Berney, P.C., a public accounting firm located in Woodbridge, Connecticut, specializing in governmental auditing. Mr. Spadaro has held this position for more than five years.

G. Leon Jacobs is and has been the Tribal Manager of the Mashantucket Pequot Tribal Nation since October 1994. Mr. Jacobs was formerly a regional administrator with the Department of Housing and Urban Development of the U.S. Federal Government in Chicago, Illinois.

Joshua H. Sandman, Ph.D., is and has been the Vice President of Deitsch Plastics, a plastic fabricating company located in West Haven, Connecticut for more than five years and is a professor at the University of New Haven. Mr. Sandman, Ph.D., is a former director of The Bank of New Haven.

Elections of Officers and Directors

Our executive officers are elected by the board of directors and serve until their successors are duly elected and qualified.

Each member of the board of directors of Bancorp is also a director of the Bank. The board of directors of Bancorp consists of eight directors and is divided into three classes designated as Class I, Class II and Class III, with each class containing approximately the same percentage of the total, as near as may be. The term of office of one class of directors expires at each annual meeting of Bancorp’s shareholders. Directors serve for a term of three years and until his or her successor is elected and qualified, or until his or her earlier resignation, removal from office, death or disability.

Family Relationships

Michael M. Ciaburri, the President and Chief Operating Officer and a director of Bancorp and the Bank, is the son of Joseph V. Ciaburri, the Chairman and Chief Executive Officer of Bancorp and the Bank and a director of Bancorp and the Bank. Michael M. Ciaburri was unanimously elected to those positions by the directors of Bancorp and the Bank on February 11, 2003, following the departure, effective December 31, 2002, of Gary D. Mullin, the Bank’s former President and Chief Operating Officer. Joseph V. Ciaburri served as the interim President of the Bank from January 14, 2003 until February 11, 2003.

Committees of the Board

Bancorp has established standing nominating, audit and compensation committees of its board of directors. The functions of the Nominating Committee include recommending qualified candidates for director positions and evaluating the performance of directors. The members of the Nominating Committee are Joseph V. Ciaburri (Chair), Elmer F. Laydon and Joshua H. Sandman, Ph.D. The Nominating Committee will consider responsible recommendations by shareholders of candidates to be nominated as directors of Bancorp.

Bancorp’s Audit Committee oversees all internal and external audit and compliance functions. Both the internal auditor and the external auditor report directly to the Audit Committee. In performing its functions, the Audit Committee coordinates its activities with those of the Audit Committee of the Bank. The current members of Bancorp’s Audit Committee are Alphonse F. Spadaro, Jr. (Chair), Elmer F.

Laydon, Carl R. Borrelli and Joshua H. Sandman, Ph.D. Bancorp’s board of directors has determined that Alphonse F. Spadaro, Jr. is an Audit Committee financial expert and is independent, as that term is defined under Rule 4200(a)(15) of the NASD’s listing standards.

Bancorp’s Compensation Committee is responsible for determining the compensation, including salaries, bonuses and other benefits, of Bancorp’s and the Bank’s senior management. The Compensation Committee also is responsible for determining compensation and benefits policies for the Bank. The current members of the Compensation Committee of Bancorp are Elmer F. Laydon (Chair), Carl R. Borrelli, Joshua H. Sandman, Ph.D., and Alphonse F. Spadaro.

Compensation of Executive Officers

The following table sets forth information about compensation paid to our Chief Executive Officer and other executive officers.

Summary Compensation Table

(as of December 31, 2003)

		Annual Compensation Awards					Long Term Compensation
Name and Principal Position	Year Ended	Salary ($)		Bonus ($)	Other Annual Compensation ($)		Stock Options (#)
Joseph V. Ciaburri Chairman and Chief Executive Officer of Bancorp and the Bank	2003 2002 2001	162,087 151,587 89,246	(1)	5,750 5,000 —	826 2,566 42,029	(2) (2) (3)	55,000 — 55,000
Michael M. Ciaburri President and Chief Operating Officer of Bancorp and the Bank	2003	109,000	(4)	10,750	1,943	(2)	55,000
William F. Weaver Vice President and Chief Financial Officer of Bancorp and the Bank	2003	4,038	(5)	250	—		22,000

(1)	Represents Mr. Joseph Ciaburri’s salary from May 2001 through December 2001.
(2)	Represents the value of the personal usage of the automobile provided by Bancorp, including insurance and taxes paid thereon.
(3)	The amount includes $33,332 paid to Mr. Joseph Ciaburri for consulting fees, at two-thirds salary, prior to the commencement of operations, $6,384 for his automobile lease payments and property taxes and insurance for his vehicle, and $2,313 for club dues.
(4)	Represents Mr. Michael Ciaburri’s salary from February 2003 through December 2003.
(5)	Mr. Weaver joined the Company on December 1, 2003. This amount represents the salary paid to Mr. Weaver from December 1, 2003 to December 31, 2003.

Options / SAR Grants In Last Fiscal Year

Name	Number of Securities Underlying Options / SAR’s Granted (#) (1) (2)	Percent of Total Options / SARs Granted to All Employees in Fiscal Year		Exercise or Base Price ($/sh)		Expiration Date of Grant
Joseph V. Ciaburri	55,000	21.6%			$7.27	6/10/13
Michael M. Ciaburri	22,000 33,000	8.6 12.9	% %	$ $	7.27 7.96	2/08/13 12/9/13
William F. Weaver	22,000	8.6%			$8.18	11/12/13

(1)	All options have been granted under the Stock Option Plan and the 2002 Stock Option Plan, pursuant to the terms described under the headings “The Stock Option Plan” and “The 2002 Stock Option Plan” on page 50.
(2)	Adjusted to reflect the 10% stock dividend that was declared on January 13, 2004 and issued on February 17, 2004.

Aggregate Options/Exercises in Last Fiscal Year and

Fiscal Year 2003 Year-End Option/Values

			Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised in-the-money options at December 31, 2003(1)
Name	Shares Acquired on Exercise(2)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph V. Ciaburri	—	—	38,500	71,500	—	$50,050
Michael M. Ciaburri	—	—	—	55,000	—	27,280
William F. Weaver	—	—	—	22,000	—	—

(1)	Based on $8.18 per share, the adjusted last sale price of the common stock as of December 31, 2003.
(2)	No named executive officer exercised any options in 2003.

Employment and Change in Control Agreements

Bancorp and the Bank have entered into an employment agreement with Joseph V. Ciaburri to serve as Chairman and Chief Executive Officer of Bancorp and the Bank. The agreement has an initial term of five years commencing on the opening of the Bank, but the employment agreement may be terminated by the Bank at the end of four years upon six months’ notice. At the end of the initial five-year term and at the end of each extension, the remaining term is extended for an additional one-year term unless either party gives the other six months’ notice of intent not to extend. Mr. Ciaburri receives an annual base salary of $180,000 with annual adjustments based on changes in the consumer price index, and an annual bonus as determined by the Board. Mr. Ciaburri is also entitled to such bonuses and raises as the Board may determine. The Bank reimburses Mr. Ciaburri for the use and maintenance of his automobile. The Bank also pays for Mr. Ciaburri’s life insurance, although Bancorp is the named beneficiary under that policy. Mr. Ciaburri also received options to purchase 55,000 shares of the common stock of Bancorp. Upon the termination of Mr. Ciaburri’s employment (other than termination for cause (as defined in his employment agreement)), Mr. Ciaburri will continue to serve as a director of Bancorp and the Bank with the title “Chairman Emeritus” and as a consultant for a period of one year. Mr. Ciaburri will receive a consulting fee of $60,000 plus supplemental health insurance during the consulting period. As of December 31, 2003, Mr. Ciaburri held options to purchase 110,000 shares of Bancorp common stock under the Stock Option Plan and the 2002 Stock Option Plan.

If Mr. Ciaburri terminates his employment because his job responsibilities are significantly reduced or because he is required to relocate outside of New Haven or Fairfield counties or if his employment is terminated by Bancorp and the Bank other than for cause (as defined in his employment agreement) or his death or total disability, Mr. Ciaburri will be entitled to continue to receive his then current base salary for the balance of the term as then in effect. If Mr. Ciaburri’s position as Chairman of the Board and Chief Executive Officer ends or his responsibilities are substantially reduced as a result of a business combination (as defined in his employment agreement), Mr. Ciaburri also would be entitled to receive a lump sum payment equal to three times his then current base annual compensation.

Bancorp and the Bank have entered into an Amendment to the Employment Agreement with Joseph V. Ciaburri. The amendment requires Bancorp to establish a $500,000 life insurance policy to be owned by Mr. Ciaburri or a trust established thereby. Bancorp will pay the premiums for this policy. This obligation of Bancorp will continue to exist until Mr. Ciaburri’s death, unless his employment is terminated for cause. The amendment also extends the initial contract term of five years by one additional year.

The Bank has entered into an employment agreement with Michael M. Ciaburri with a term ending December 31, 2004 that provides a base salary of $130,000. It is the intention of the board of directors to renew the agreement before its termination. Michael Ciaburri will be eligible to receive merit bonuses at the discretion of the Bank’s Board. Michael Ciaburri will be reimbursed for expenses and will be provided with health insurance, participation in the Bank’s profit sharing or 401(k) plan, an automobile and club membership. In the event Michael Ciaburri’s employment is terminated as a result of a business combination, Mr. Ciaburri will receive a lump sum payment equal to three times his base annual compensation at that time. Upon the effective date of his employment agreement with the Bank, Michael Ciaburri received options to purchase 22,000 shares of Bancorp common stock under the 2002 Stock Option Plan. As of December 31, 2003, Mr. Ciaburri held options to purchase 55,000 shares of Bancorp Common Stock under the 2002 Stock Option Plan.

The 2002 Stock Option Plan

Bancorp has adopted the 2002 Stock Option Plan (the “2002 Plan”) to attract and retain the continued services of employees and directors of Bancorp and the Bank, encourage employees and directors to obtain or increase their stock ownership in Bancorp, and provide incentive compensation programs competitive with those of other similarly situated companies. An aggregate of 365,000 shares of Bancorp’s common stock are reserved for issuance upon the exercise of both incentive stock options and nonqualified stock options granted Bancorp under the 2002 Plan, as adjusted to reflect the 10% stock dividend declared in January 2004. All eligible employees and directors of Bancorp or any subsidiary of Bancorp, including the Bank, are eligible to receive options under the 2002 Plan. The exercise price for each share covered by an option may not be less than the fair market value of a share of Bancorp’s common stock on the date of grant. For incentive options granted to a person who owns more than 10% of the combined voting power of Bancorp or any subsidiary (a “10% shareholder”), the exercise price cannot be less than 110% of the fair market value on the date of grant.

Options granted under the 2002 Plan will have a term of 10 years unless otherwise determined at the time of grant, except that incentive options granted to any 10% shareholder will have a term of five years unless a shorter term is fixed. Unless otherwise fixed at the time of grant, 40% of the options will become exercisable one year from the date of grant, 30% of the options will become exercisable two years from the date of grant, and 30% of the options will become exercisable three years from the date of grant.

The Stock Option Plan

In 2001, Bancorp adopted the Stock Option Plan (the “Stock Option Plan”). Under the Stock Option Plan, an aggregate of 90,000 shares of Bancorp’s common stock was reserved for issuance upon the exercise of options granted under the Stock Option Plan. The Compensation Committee of the Board administers the Stock Option Plan. The board of directors has voted to terminate the Stock Option Plan, except for outstanding options previously granted under the Stock Option Plan, effective as of May 15, 2002.

Warrant Plans

Bancorp adopted a 2001 Warrant Plan and 2001 Supplemental Warrant Plan (collectively, the “Warrant Plans”) on April 11, 2001 and October 16, 2001, respectively, in order to recognize the various contributions made by the directors and organizers in organizing and leading Bancorp and the Bank. Bancorp granted an aggregate of 79,953 warrants under the Warrant Plans (as adjusted for the January 2004 10% dividend) of which 5,544 have been exercised and 653 have been cancelled, leaving an aggregate of 73,756 warrants (as adjusted for the January 2004 10% stock dividend) outstanding under the Warrant Plans as of March 31, 2004. No warrants were permitted to be issued under the 2001 Warrant Plan following the initial public offering of Bancorp in July 2001 and under the Supplemental Warrant Plan following November 15, 2001. Under the Warrant Plans, each director of Bancorp, other than Mr. Joseph V. Ciaburri, and each director of the Bank who is not a director of Bancorp, as of the initial public offering of Bancorp in July 2001, received a warrant to purchase one share of Bancorp common stock for each four shares purchased in the offering by such director or members of such director’s immediate family. Under the 2001 Supplemental Warrant Plan, certain persons described under “Related Party Transactions” who are not directors, officers or employees of Bancorp or the Bank but who have made contributions to our enterprise received a warrant to purchase one share of Bancorp common stock for each five shares purchased in the offering by such person or member of such person’s immediate family.

The warrants have a term of ten years. The exercise price of the warrants is $10.91, the price at which Bancorp’s common stock was sold in the initial public offering, as adjusted for the January 2004 10% stock dividend. They became exercisable as to 40% of the shares covered thereby on the first anniversary of the closing of the initial public offering of Bancorp, as to an additional 30% of the shares covered thereby on the second anniversary of such date and will become exercisable as to the balance of shares covered thereby on the third anniversary of such date. In the event of a change in control, the warrants will become exercisable in full.

Director Compensation

Our non-employee directors receive options to acquire Bancorp’s common stock, rather than cash, as compensation for their service as directors. Directors who are not employees of Bancorp or the Bank are eligible to participate in our 2002 Plan, described above under “The 2002 Stock Option Plan.” Directors who are employees of Bancorp or the Bank are not paid any fees or additional compensation for service as members of the board of directors or any committee of the board. Directors of Bancorp and the Bank who are not employees of Bancorp or the Bank receive compensation in the form of options as follows: the Vice Chairman of the Bancorp Board receives 500 options per month; each director receives 100 options for each board meeting attended, 50 options for each board committee meeting chaired, and 40 options for each board committee meeting attended. Directors who sit on the Bancorp and Bank boards are compensated for only one meeting where a meeting of both boards is held jointly. The options received by the directors pursuant to these arrangements are subject to the terms of the 2002 Plan, vest 40% on the first anniversary of the date of grant and 30% on each of the second and third anniversaries of the date of grant and are granted at an exercise price equal to the fair market value of Bancorp’s common stock on the date of grant. In addition, all non-employee directors as of June 10, 2003 received option grants equal to the number of then outstanding options or warrants held by each holder, with the same terms as noted above with respect to outside director option grants.

As of December 31, 2003, non-employee directors have received the following options (giving effect to the January 2004 10% stock dividend):

Name of Director	Number of Options
Mr. de Lugo	15,194
Mr. Borrelli	11,242
Mr. Jacobs	1,281
Mr. Laydon	22,693
Mr. Sandman, Ph.D.	7,517
Mr. Spadaro	5,459

We maintain directors’ and officers’ liability insurance and our by-laws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Connecticut law. In addition, our certificate of incorporation limits the liability of directors to Bancorp of its shareholders for breaches of directors’ fiduciary duties to the fullest extent permitted by Connecticut law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 10, 2004 and as adjusted to reflect the sale of common stock offered hereby, the number and percentage of shares of our outstanding common stock beneficially owned, directly or indirectly, by each of the directors of Bancorp and the Bank, named executive officers, each person known to us to beneficially own at least five percent of our common stock and by our directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. Shares not outstanding but deemed beneficially owned because a person or member of a group has a right to acquire them within 60 days after May 10, 2004 are treated as outstanding only when determining the amount and percent owned by such person or group. The address for each director and officer is c/o Southern Connecticut Bancorp, Inc., 215 Church Street, New Haven, Connecticut, 06510.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class Beneficially Owned Before Offering(1)	Percent of Class Beneficially Owned After Offering(2)
Bancorp Directors and Executive Officers
Joseph V. Ciaburri	93,500	(3)	8.3%	3.6%
Elmer F. Laydon	101,464	(4)	9.3%	3.9%
Carl R. Borrelli	44,109	(5)	4.1%	1.7%
Juan Jose Alvarez de Lugo	64,008	(6)	6.0%	2.5%
Alphonse F. Spadaro, Jr.	21,683	(7)	2.0%	*
Michael M. Ciaburri	15,400	(8)	1.4%	*
G. Leon Jacobs	4,208	(9)	*	*
Joshua H. Sandman, Ph.D.	18,680	(10)	1.7%	*
William F. Weaver	950	(11)	*	*
All Bancorp directors and executive officers as a group (9 persons)	364,002	(12)	30.9%	13.6%
Bank Directors
James S. Brownstein, Esq.	6,257	(13)	*	*
Janette J. Parker	874	(14)	*	*
W. Martyn Philpot, Jr., Esq.	4,717	(15)	*	*
Alfred J. Ranieri, Jr., MD	44,211	(16)	4.1%	1.7%
5% Shareholders
Saugatuck Partners, L.P. and certain affiliates(17)	88,660		8.3%	3.5%
1 Gorham Island Westport, CT 06880

*	Less than 1%.
(1)	Percentages are based on a total of 1,068,864 shares of common stock outstanding on May 10, 2004. For holders of options or warrants exercisable within 60 days after May 10, 2004, the number of shares so exercisable by each such holder has been added to the denominator for purposes of calculating such holder’s percentage ownership.
(2)	Assumes the underwriters’ over-allotment option is not exercised and does not include any additional shares that may be acquired by the named individual or group in the offering.
(3)	Includes 60,500 options exercisable within 60 days of May 10, 2004. Excludes 49,500 options that are not exercisable within such period.
(4)	Includes 8,136 options and 10,026 warrants exercisable within 60 days of May 10, 2004. Excludes 17,327 options and 4,297 warrants that are not exercisable within such period.
(5)	Includes 3,969 options and 271 warrants exercisable within 60 days of May 10, 2004. Excludes 8,113 options and 2,491 warrants that are not exercisable within such period.

(6)	Includes 5,847 options exercisable within 60 days of May 10, 2004. Excludes 9,847 options that are not exercisable within such period.
(7)	Includes 1,766 options and 3,049 warrants exercisable within 60 days of May 10, 2004. Excludes 4,713 options and 1,306 warrants that are not exercisable within such period.
(8)	Includes 8,800 options exercisable within 60 days of May 10, 2004. Excludes 46,200 options that are not exercisable within such period.
(9)	Includes 330 options and 578 warrants exercisable within 60 days of May 10, 2004. Excludes 1,051 options and 247 warrants that are not exercisable within such period.
(10)	Includes 2,523 options and 4,332 warrants exercisable within 60 days of May 10, 2004. Excludes 5,984 options and 1,856 warrants that are not exercisable within such period.
(11)	Excludes 22,000 options that are not exercisable within 60 days of May 10, 2004.
(12)	Includes 91,871 options and 18,256 warrants exercisable within 60 days of May 10, 2004. Excludes 164,735 options and 10,197 warrants that are not exercisable within such period.
(13)	Includes 702 options and 1,155 warrants exercisable within 60 days of May 10, 2004. Excludes 2,351 options and 495 warrants that are not exercisable within such period.
(14)	Includes 99 options and 115 warrants exercisable within 60 days of May 10, 2004. Excludes 1,480 options and 50 warrants that are not exercisable within such period.
(15)	Includes 409 options and 642 warrants exercisable within 60 days of May 10, 2004. Excludes 1,434 options and 275 warrants that are not exercisable within such period.
(16)	Includes 5,889 options and 4,332 warrants exercisable within 60 days of May 10, 2004. Excludes 9,497 options and 1,856 warrants that are not exercisable within such period.
(17)	The following Saugatuck affiliates are listed as owning Bancorp Common Stock: Saugatuck Asset Management, LLC; Saugatuck Management Company, L.P.; and Richard J. Galley, with respect to the shares of Common Stock directly owned by Saugatuck Partners, L.P. and Saugatuck International, Ltd.

RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank may grant loans to executive officers, directors and members of their immediate families, as defined, and to entities in which these individuals have more than ten percent (10%) equity ownership. Such loans are to be made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral requirements, as those then prevailing for comparable transactions with other persons and are not to involve more than the normal risk of collectibility or present other unfavorable features.

On January 7, 2004, the Bank sold a $250,000 participation in a loan relationship to E & C Investments, LLC, a joint venture of directors Carl Borrelli and Elmer Laydon. The participation interests sold included $250,000 of a fully advanced term loan and a $700,000 interest in an unadvanced revolving line of credit. The sale of the loan assets and the terms of the participation agreement were made in the ordinary course of business on substantially the same terms, including interest rates and collateral requirements, as those then prevailing for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. E & C Investments, LLC paid $250,000 for the purchase of this loan participation and assumed the commitment to fund up to $700,000 of future draws on the revolving line of credit for no additional consideration. On April 26, 2004, the Bank sold a $300,000 participation interest in the term loan and a $200,000 interest in the revolving line of credit to another financial institution on the same terms as the transaction with E & C Investments, LLC. The Bank repaid E & C Investments, LLC’s participation interest in the term loan on April 26, 2004 for the then outstanding participated balance of $225,000 plus outstanding accrued interest, approximately its outstanding cost basis of its interest in the participated amount, and reduced E & C Investments LLC’s commitments to advance funds under the line of credit to $500,000.

For the years ended December 31, 2003 and December 31, 2002, Bancorp paid consulting fees and expenses to Ciaburri & Company of $29,331 and $118,155 respectively, for loan originations and the attainment of accounts. A principal of that company is Michael M. Ciaburri, currently the President and Chief Operating Officer of the Bank and the son of Bancorp’s Chairman and Chief Executive Officer. Michael Ciaburri was not serving as the President and Chief Operating Officer of the Bank at the time he rendered and was paid for the services described above. The consulting agreement under which the above referenced payments were made was terminated as of the effective date of Michael Ciaburri’s appointment as President and Chief Operating Officer of the Bank.

During 2002, in order to secure a site for the Bank’s Amity office, Laura Realty, a partnership 50% owned by director Elmer F. Laydon, entered into a contract to purchase this property. Prior to the closing, Laura Realty transferred its rights in this contract to the Bank which then purchased the property. Laura Realty received no mark-up, profit or compensation from this transaction. It was reimbursed $29,665 for actual expenses such as legal fees, appraisal, engineering, and environmental study. All bills were submitted and approved by Bancorp’s Audit Committee Chairman. There was no mark-up or profit on them. Elmer F. Laydon and Laura Realty did not receive any compensation for his or its time.

Bancorp is a party to one five-year sublease agreement for excess office space in its premises with Laydon and Company, LLC, the principal of which is related to Bancorp’s Vice Chairman. Bancorp believes that the sublease with Laydon and Company, LLC is on terms no less favorable to Bancorp than could be obtained from unrelated third parties.

During 2003 and 2002 the Bank purchased investment securities, including accrued interest and fees, of approximately $10,950,000 and $8,176,000, respectively, through UBS Financial Services, Inc., an investment brokerage firm, an employee of which is related to Joseph V. Ciaburri, the Chairman and Chief Executive Officer of Bancorp and the Bank and a director of Bancorp and the Bank.

In addition to the persons identified above under “Management,” other persons have contributed their talents and/or financial support to the formation and organization of Bancorp and the Bank. Kenneth Campbell, George Collins, Sr., Mark Levy, Janet Levy, Richard Lightfoot, James Salatto and Joseph

Salatto served as organizers of the Bank and as directors of the Bank from its organization to February 2001 (or in the case of Mr. Collins, Sr., until his death). These individuals, as well as Joseph Dietsch, Mordecai Deitsch, Jacob Pinson, Enrique Sales Romer and Michael Rosenberg, advanced funds on a non-interest bearing basis for Bancorp and the Bank to pay organizational and pre-operating expenses. The advances of Mr. Campbell, as well as of Mark Levy and Janet Levy, were repaid upon such individual’s resignation from the organizer’s committee of the Bank. In consideration of their time and services in connection with the organization of the Bank, we granted warrants to certain of these individuals pursuant to the Warrant Plans in the following amounts, as adjusted to reflect the January 2004 10% stock dividend:

Name	Number of Warrants
Joseph Deitsch	6,188
Mordecai Deitsch	1,146
Jacob Pinson	3,438
Michael Rosenberg	4,263
Lewis Hurwitz, Esq.	2,177
Henrique Salas Romer	11,688
George Collins, Jr.	5,959

Each warrant vests 40% on the first anniversary of the initial public offering of Bancorp and an additional 30% on each of the second and third anniversary of the public offering and has an exercise price of $10.91, the initial public offering price as adjusted for the 10% stock dividend.

DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

Bancorp’s certificate of incorporation authorizes it to issue up to 5,000,000 shares of common stock, par value $0.01, of which 1,500,000 shares will be issued in this offering and 2,568,864 shares will be issued and outstanding after this offering. An additional 430,780 shares of common stock have been reserved for issuance upon the exercise of options which are granted or may in the future be granted under the Stock Option Plan and the 2002 Plan and 73,756 shares have been reserved for issuance upon the exercise of warrants under the Warrant Plans.

All shares of common stock are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available for dividends, and upon Bancorp’s voluntary or involuntary liquidation or dissolution, all shares of common stock will be entitled to share equally in all of Bancorp’s assets that are available for distribution to the holders of Bancorp’s common stock. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of common stock will not have any right to acquire authorized but unissued capital stock of Bancorp whenever it issues new shares of capital stock. Holders of our common stock do not have any cumulative voting, redemption, sinking fund or conversion rights or provisions that apply to their common stock. All shares of the common stock issued in the offering described in this prospectus will be fully paid and non-assessable.

Preferred Stock

Bancorp’s certificate of incorporation also authorizes its board of directors to issue up to 500,000 shares of preferred stock without any further action by the holders of the common stock. The board of directors may determine the terms of the preferred stock including, but not limited to, dividend rates and voting, conversion, redemption or sinking fund rights. Any preferred stock that Bancorp issues may rank senior to the Bancorp common stock with respect to the payment of dividends and/or the distribution of assets upon liquidation or dissolution of Bancorp. Bancorp has not issued any preferred stock. Although Bancorp has no present plans to issue any preferred stock, the ownership and control of Bancorp by the holders of the common stock could be adversely affected if Bancorp were to issue preferred stock that has voting or conversion rights.

Protective Provisions

General. The rights of Bancorp’s shareholders and related matters are governed by the Connecticut Business Corporation Act and Bancorp’s certificate of incorporation and bylaws. Bancorp’s certificate of incorporation and bylaws contain protective provisions that could have the effect of delaying or impeding an attempt to change or remove Bancorp’s management or to gain control of Bancorp in a transaction not supported by its board of directors. These provisions are discussed in more detail below. In general, one purpose of these provisions is to assist our board of directors in playing a role in connection with attempts to acquire control of Bancorp. They allow the board of directors to further and protect Bancorp’s interests and those of its shareholders, as appropriate, under the circumstances.

Although we believe the protective provisions are beneficial to our shareholders, they also may tend to discourage some takeover bids. As a result, our shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Bancorp may be able to avoid those expenditures of time and money.

The protective provisions also may discourage open market purchases by a potential acquirer. These purchases could increase the market price of the common stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the provisions could decrease the market price of the common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential acquirer to obtain control of Bancorp by replacing its board of directors and management. Furthermore, the provisions could make it more difficult for our shareholders to replace the board of directors or management, even if a majority of the shareholders believes that replacing them would be in Bancorp’s best interests. As a result, the protective provisions could tend to keep the incumbent board of directors and management in place.

Authorized but Unissued Stock. Bancorp’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans.

The existence of authorized but unissued and unreserved shares of common and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Bancorp by means of a proxy contest, tender offer, merger or otherwise, and as a result protect the continuity of our management. In addition, the issuance of shares of common or preferred stock with voting rights may adversely affect the rights of the existing holders of common stock and, in certain circumstances, could decrease the market price of the common stock.

Staggered Terms for Board of Directors. Bancorp’s certificate of incorporation and bylaws provide that Bancorp’s board of directors will be divided into three classes. Directors serve staggered terms, which means that one-third of the directors will be elected each year at the annual meeting of shareholders. As a result, unless the existing directors were to resign, it would take at least two annual meetings of shareholders to replace a majority of our directors.

Removal of Directors. Bancorp’s certificate of incorporation provides that one or more directors may be removed only for cause and only if two-thirds of votes entitled to be cast are present at a meeting of shareholders and two-thirds of the votes present and entitled to be cast vote in favor of removal.

Advance Notice Requirements for Shareholder Nominations of Directors and for Shareholder Proposals. Bancorp’s bylaws establish advance notice procedures with regard to shareholder nominations of candidates for election as directors (other than by or at the direction of the board of directors or a committee of the board) and for shareholder proposals. The board of directors may disregard shareholder nominations or shareholder proposals that are not made in accordance with these procedures.

No Shareholder Action by Written Consent. Under Bancorp’s bylaws, no action required or permitted to be taken by the shareholders at an annual, regular, or special meeting may be taken by written consent without a meeting.

Prior Approval for Certain Stock Acquisitions. Bancorp’s certificate of incorporation generally requires the prior receipt of all applicable regulatory approvals and the prior approval by the holders of at least two-thirds of the outstanding stock or two-thirds of the board of directors before any person or group of persons may acquire or offer to acquire ten percent or more of any class of the issued and outstanding capital stock of Bancorp. Any such shares in excess of ten percent owned by a person violating these provisions is not entitled to vote them on any matter.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement among us and the underwriters, the underwriters have severally agreed to purchase from us the following number of shares of common stock at the offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Underwriter	Shares
A.G. Edwards & Sons, Inc.
Keefe, Bruyette & Woods, Inc.

Total	1,500,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock if any of these shares are purchased. The underwriters are obligated to take and pay for all of the shares of common stock offered in this offering, other than those covered by the over-allotment option described below if any are taken.

The representatives of the underwriters have advised us that they propose to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at the price less a concession not in excess of $              per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $              per share to some other dealers. After the offering, the offering price and other selling terms may be changed by the underwriters.

Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to $225,000 additional shares of common stock at the offering price, less the underwriting discount and commissions set forth on the cover page of this prospectus, solely to cover over-allotments. To the extent that the underwriters exercise their option, the underwriters will become obligated, subject to some conditions, to purchase approximately the same percentage of the additional shares as the number set forth next to the underwriter’s name in the preceding table bears to the total number of shares in the table, and we will be obligated, pursuant to the option, to sell these shares to the underwriters.

Some of our officers and directors have indicated their intent to purchase an aggregate of up to 40,000 shares of common stock in the offering. The Mashantucket Pequot Tribal Nation, an affiliate of one of our directors, Mr. G. Leon Jacobs, has indicated its intent to purchase shares of common stock in the offering for a purchase price of up to $1.0 million. None of these persons is obligated to make such purchases, and will not be so bound until after the effectiveness of the registration statement of which this prospectus forms a part. Such purchases would be made at the same price and on the same terms as offered to the public. While the underwriters have not formally reserved these shares for sale, they have indicated their willingness to sell them to these persons at the public offering price and only in compliance with any applicable rules of the National Association of Securities, Dealers Inc. We are not making loans to these purchasers to purchase such shares.

We and each of our directors and executive officers, and the related interests of these directors and executive officers have agreed not to sell or otherwise dispose of any shares of our common stock for a period of 90 days after the date of this prospectus without the prior written consent of A.G. Edwards & Sons, Inc. A.G. Edwards may, in its sole discretion, allow any of these parties to dispose of common stock or other securities prior to the expiration of the 90-day period. There are, however, no agreements between A.G. Edwards and the parties that would allow them to do so as of the date of this prospectus.

The representatives have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

The following table summarizes the discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We expect to incur expenses of approximately $325,000 in connection with this offering.

We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933.

Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and some selling group members to bid for and purchase the common stock. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize, maintain or otherwise affect the price of the common stock.

If the underwriters create a short position in common stock in connection with the offering, i.e., if they sell a greater aggregate number of common stock than is set forth on the cover page of this prospectus, the underwriters may reduce the short position by purchasing shares of common stock in the open market. This is known as a “syndicate covering transaction.” The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid on some selling group members. This means that if the underwriters purchase common stock in the open market to reduce the selling group members’ short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the selling group members who sold those shares of common stock as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of the purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it was to discourage resale of the security.

Neither we nor the representatives make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the representatives make any representation that the underwriters will engage in the transactions or that the transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

Certain legal matters with respect to the Registration Statement of which this prospectus is a part, including the validity of the common stock offered hereby has been passed upon for Bancorp by Day, Berry & Howard LLP, Hartford, Connecticut. Certain legal matters relating to the offering will be passed upon for the underwriters by Goodwin Procter, LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Bancorp included in this Registration Statement and Prospectus have been audited by McGladrey & Pullen, LLP, independent public accountants, to the extent and for the periods indicated in their report appearing elsewhere herein and are included in reliance on such report and upon the authority of such Firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Bancorp’s certificate of incorporation and bylaws contain provisions which provide that Bancorp will indemnify directors and officers to the maximum extent permitted by Connecticut law. Sections 33-772 and 33-776 of the Connecticut Business Corporation Act requires that a company indemnify a director and officer, respectively, only to the extent that such person has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that the person is or was a director or officer, respectively. Accordingly, the protection offered by Bancorp’s certificate of incorporation and bylaws is broader than the protection required by Sections 33-772 and 33-776 of the Connecticut Business Corporation Act, and would include indemnifying directors and officers against expenses, including attorney’s fees, actually and reasonably incurred in connection with the matter.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

OTHER INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock being offered in this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. In addition, Bancorp files periodic reports and proxy material with the SEC under the Securities and Exchange Act of 1934. Our current SEC filings may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Reports, proxy and information statements and other information filed electronically by Bancorp with the SEC are available through the SEC’s internet site: http://www.sec.gov.

SOUTHERN CONNECTICUT BANCORP, INC.

McGladrey & Pullen

Certified Public Accountants

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Southern Connecticut Bancorp, Inc. and Subsidiary

New Haven, Connecticut

We have audited the accompanying consolidated balance sheets of Southern Connecticut Bancorp, Inc. and Subsidiary (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Connecticut Bancorp, Inc. and Subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/S/ McGladrey & Pullen, LLP

New Haven, Connecticut

March 5, 2004

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.

S OUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002
ASSETS
Cash and due from banks (Note 2)	$1,147,883	$1,245,010
Federal funds sold	966,000	1,144,000
Short-term investments (Note 2)	454,115	662,419

Cash and cash equivalents	2,567,998	3,051,429

Available for sale securities (at fair value) (Note 3)	8,478,068	9,501,492
Federal Home Loan Bank stock (Note 7)	21,500	500
Loans receivable (net of allowance for loan losses: 2003 $421,144; 2002 $232,000) (Note 4)	40,818,718	19,049,212
Accrued interest receivable	196,545	187,672
Premises and equipment, net (Note 5)	3,459,915	3,052,921
Other assets	843,296	656,889

Total assets	$56,386,040	$35,500,115

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits (Note 6)
Noninterest bearing deposits	$13,781,286	$6,401,759
Interest bearing deposits	33,492,589	18,591,172

Total deposits	47,273,875	24,992,931
Repurchase agreements	339,752	822,259
Accrued expenses and other liabilities	267,232	178,489
Capital lease obligations (Note 8)	1,190,879	1,191,852
Deferred tax liability (Note 9)	—	39,905

Total liabilities	49,071,738	27,225,436

Commitments and Contingencies (Notes 7, 8, 11, 12, 13, 16 and 17)

Shareholders’ Equity (Notes 10 and 13)
Preferred stock, no par value; 500,000 shares authorized; none issued	—	—
Common stock, par value $.01; shares authorized: 5,000,000; shares issued and outstanding: 2003 1,063,320; 2002 966,667	10,633	9,667
Additional paid-in capital	10,704,269	10,705,382
Accumulated deficit	(3,100,842)	(2,502,915)
Accumulated other comprehensive income (loss) - net unrealized (loss) gain on available for sale securities	(299,758)	62,545

Total shareholders’ equity	7,314,302	8,274,679

Total liabilities and shareholders’ equity	$56,386,040	$35,500,115

See Notes to Consolidated Financial Statements.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2003 and 2002

	2003	2002
Interest Income:
Interest and fees on loans	$2,224,547	$743,501
Interest on securities	255,545	262,986
Interest on Federal funds sold and short-term investments	31,994	118,834

Total interest income	2,512,086	1,125,321

Interest Expense:
Interest expense on deposits (Note 6)	397,993	300,694
Interest expense on capital lease obligations	168,767	137,402
Interest expense on repurchase agreements and other borrowings	8,035	3,717

Total interest expense	574,795	441,813

Net interest income	1,937,291	683,508

Provision for Loan Losses (Note 4)	213,100	220,000

Net interest income after provision for loan losses	1,724,191	463,508

Noninterest Income:
Service charges and fees	128,251	86,163
Gains and fees from sales and referrals of SBA loans	177,018	—
Gains on sales of available for sale securities (Note 3)	44,505	—
Other noninterest income	146,558	—

Total noninterest income	496,332	86,163

Noninterest Expenses:
Salaries and benefits (Note 7)	1,462,085	913,853
Occupancy and equipment expense	369,794	185,902
Professional services	307,423	368,131
Data processing and other outside services	196,820	124,841
Advertising and promotional expenses	94,614	97,732
Forms, printing and supplies	59,828	42,981
Other operating expenses	327,886	200,244

Total noninterest expenses	2,818,450	1,933,684

Net loss	$(597,927)	$(1,384,013)

Basic and Diluted Loss per Share	$(0.56)	$(1.30)

Dividends per Share	$—	$—

See Notes to Consolidated Financial Statements.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2003 and 2002

	Number of Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2001	966,667	$9,667	$10,705,382	$(1,118,902)	$—	$9,596,147

Comprehensive income:
Net loss	—	—	—	(1,384,013)	—	(1,384,013)
Unrealized holding gain on available for sale securities (Note 15)	—	—	—	—	62,545	62,545

Total comprehensive loss						(1,321,468)

Balance, December 31, 2002	966,667	9,667	10,705,382	(2,502,915)	62,545	8,274,679

Comprehensive income (loss):
Net loss	—	—	—	(597,927)	—	(597,927)
Unrealized holding loss on available for sale securities (Note 15)	—	—	—	—	(362,303)	(362,303)

Total comprehensive loss						(960,230)

10% stock dividend declared January 13, 2004 - 96,653 shares	96,653	966	(966)	—	—	—
Fractional shares to be paid in cash	—	—	(147)	—	—	(147)

Balance, December 31, 2003	1,063,320	$10,633	$10,704,269	$(3,100,842)	$(299,758)	$7,314,302

See Notes to Consolidated Financial Statements.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003 and 2002

	2003	2002
Cash Flows From Operations
Net loss	$(597,927)	$(1,384,013)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and accretion of premiums and discounts on investments, net	34,071	47,441
Provision for loan losses	213,100	220,000
Gains on sales of available for sale securities	(44,505)	—
Gains on sales of SBA loans	(122,269)	—
Depreciation and amortization	219,853	117,498
Increase in cash surrender value of life insurance	(38,344)	—
Changes in assets and liabilities:
Increase in deferred loan fees	29,219	54,091
Increase in accrued interest receivable	(8,873)	(109,780)
(Increase) decrease in other assets	(148,063)	1,895
Increase (decrease) in accrued expenses and other liabilities	88,596	(3,732)

Net cash used in operating activities	(375,142)	(1,056,600)

Cash Flows From Investing Activities
Purchases of available for sale securities	(10,949,683)	(1,890,699)
Principal repayments on available for sale securities	1,038,338	7,173
Proceeds from maturities of available for sale securities	6,185,000	—
Proceeds from sales of available for sale securities	4,357,995	—
Purchases of held to maturity securities	—	(6,277,529)
Maturities of held to maturity securities	—	2,800,000
Purchase of FHLB stock	(21,000)	(500)
Proceeds from sales of SBA loans	1,295,122	—
Net increase in loans receivable	(23,184,678)	(18,127,959)
Purchase of life insurance policy	—	(521,000)
Purchases of premises and equipment	(626,847)	(1,348,763)

Net cash used in investing activities	(21,905,753)	(25,359,277)

Cash Flows From Financing Activities
Net increase in demand, savings and money market deposits	18,523,708	15,295,349
Net increase in time certificates of deposit	3,757,236	2,913,551
Net (decrease) increase in repurchase agreements	(482,507)	822,259
Principal repayments on capital lease obligations	(973)	(184)

Net cash provided by financing activities	21,797,464	19,030,975

Net decrease in cash and cash equivalents	(483,431)	(7,384,902)

Cash and cash equivalents
Beginning	3,051,429	10,436,331

Ending	$2,567,998	$3,051,429

Supplemental Disclosures of Cash Flow Information:
Cash paid for:
Interest	$551,398	$417,344

Income taxes	$—	$—

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Transfer of held to maturity securities to available for sale securities (Note 3)	$—	$7,517,682

Unrealized holding (losses) gains on available for sale securities arising during the period	$(402,208)	$102,450

Fractional stock dividend shares payable in cash	$147	$—

Capital lease incurred for acquisition of building	$—	$342,036

See Notes to Consolidated Financial Statements.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

Note 1. Nature of Operations and Summary of Significant Accounting Policies

Southern Connecticut Bancorp, Inc. (the “Company”), a Connecticut corporation, is a bank holding company incorporated on November 8, 2000 and is the sole shareholder of the Bank of Southern Connecticut (the “Bank”). The Bank provides a full range of banking services to commercial and consumer customers, primarily concentrated in the New Haven County area of Connecticut, through its main office in New Haven, Connecticut and two branch offices in New Haven and Branford, Connecticut. In 2003, SCB Capital, Inc. was formed as a Connecticut corporation, and in 2004, the Company plans to capitalize SCB Capital, Inc., which will become a subsidiary of the Company. SCB Capital, Inc. will engage in a limited range of investment banking, advisory and brokerage services, primarily with small and medium size business clients.

Principles of consolidation and basis of financial statement presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and have been prepared in accordance with accounting principles generally accepted in the United States of America and general practices within the banking industry. All significant intercompany balances and transactions have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of income and expenses for the reporting period. Actual results could differ from those estimates.

Significant group concentrations of credit risk

Most of the Company’s activities are with customers located within the New Haven County region of Connecticut. Note 3 discusses the types of securities that the Company invests in and Note 4 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations in any one industry or customer.

The following is a summary of the Company’s significant accounting policies.

Cash and cash equivalents and statement of cash flows

Cash and due from banks, Federal funds sold, and short-term investments are recognized as cash equivalents in the statements of cash flows. Federal funds sold generally mature in one day. For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash flows from deposits are reported net. The Company maintains amounts due from banks and Federal funds sold which, at times, may exceed Federally insured limits. The Company has not experienced any losses from such concentrations.

Investments in debt and marketable equity securities

Management determines the appropriate classification of securities at the date individual investment securities are acquired, and the appropriateness of such classification is reassessed at each balance sheet date.

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. “Trading” securities, if any, are carried at fair value with unrealized gains and losses recognized in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of taxes.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The sale of a held to maturity security within three months of its maturity date or after collection of at least 85% of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

Transfers of financial assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets and no condition both constrains the transferee from taking advantage of that right and provides more than a trivial benefit for the transferor, and (3) the transferor does not maintain effective control over the transferred assets through either (a) an agreement that both entitles and obligates the transferor to repurchase or redeem the assets before maturity or (b) the ability to unilaterally cause the holder to return specific assets, other than through a cleanup call.

Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of loans, a portion of the original cost of the loan is allocated to the servicing right, and if the pass-through rate to the investor is less than the note rate, to an interest-only strip, based on relative fair value. Fair value is based on a valuation model that calculates the present value of estimated future net servicing and interest income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing and interest income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Interest only strips are also reported in other assets and are amortized into interest income under the same method as servicing assets.

Servicing assets and interest-only strips are evaluated for impairment based upon the fair value of the assets as compared to amortized cost. Impairment is determined by stratifying the assets into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the capitalized amount for the tranche. If the Company later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income, and the amortization of interest-only strips is netted against interest income.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

Loans receivable

Loans receivable are stated at their current unpaid principal balances, net of the allowance for loan losses and net deferred loan origination fees and costs. The Company has the ability and intent to hold its loans receivable for the foreseeable future or until maturity or payoff.

Impaired loans, if any, are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are recorded as adjustments to the allowance for loan losses. A loan is impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

A loan is classified as a restructured loan when certain concessions have been made to the original contractual terms, such as a reduction in interest rate or deferral of interest or principal payments, due to the borrower’s financial condition.

Management considers all nonaccrual loans, other loans past due 90 days or more, and restructured loans to be impaired. In most cases, loan payments that are past due less than 90 days, based on contractual terms, are considered minor collection delays, and the related loans are not considered to be impaired. The Company considers consumer installment loans to be pools of small balance homogeneous loans, which are collectively evaluated for impairment.

Allowance for loan losses

The allowance for loan losses, a material estimate which could change significantly in the near-term, is established as losses are estimated to have occurred through a provision for losses charged against operations, and is maintained at a level that management considers adequate to absorb probable losses in the loan portfolio. Management’s judgment in determining the adequacy of the allowance is inherently subjective and is based on the evaluation of individual loans, pools of homogeneous loans, the known and inherent risk characteristics and size of the loan portfolios, the assessment of current economic and real estate market conditions, estimates of the current value of underlying collateral, past loan loss experience, review of regulatory authority examination reports and evaluations of specific loans and other relevant factors. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that the uncollectibility of principal is confirmed. Any subsequent recoveries are credited to the allowance for loan losses when received. In connection with the determination of the allowance for loan losses, management obtains appraisals for significant properties, when considered necessary.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component may be maintained to cover uncertainties that could affect management’s estimate or probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance or write-downs may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies have the authority to require the Company to recognize additions to the allowance or charge-offs based on the agencies’ judgments about information available to them at the time of their examination.

Interest and fees on loans

Interest on loans is accrued and included in operating income based on contractual rates applied to principal amounts outstanding. The accrual of interest income is discontinued whenever reasonable doubt exists as to its collectibility and generally is discontinued when loans are past due 90 days as to either principal or interest, or are otherwise considered impaired. When the accrual of interest income is discontinued, all previously accrued and uncollected interest is reversed against interest income. The accrual of interest on loans past due 90 days or more may be continued if the loan is well secured, and it is believed all principal and accrued interest income due on the loan will be realized, and the loan is in the process of collection. A nonaccrual loan is restored to an accrual status when it is no longer delinquent and collectibility of interest and principal is no longer in doubt.

Loan origination fees, net of direct loan origination costs, are deferred and amortized as an adjustment to the loan’s yield generally over the contractual life of the loan, utilizing the interest method.

Premises and equipment

Premises and equipment are stated at cost for purchased assets, and for assets under capital lease, at the lower of fair value or the net present value of the minimum lease payments required over the term of the lease, net of accumulated depreciation and amortization. Leasehold improvements are capitalized and amortized over the shorter of the terms of the related leases or the estimated economic lives of the improvements. Depreciation is charged to operations using the straight-line method over the estimated useful lives of the related assets which range from 3 to 20 years. Gains and losses on dispositions are recognized upon realization. Maintenance and repairs are expensed as incurred and improvements are capitalized.

Impairment of long-lived assets

Long-lived assets, including premises and equipment, which are held and used by the Company, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expense.

Repurchase agreements

Repurchase agreements, which are classified as secured borrowings, generally mature within one to three days from the transaction date, and are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

Income taxes

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock compensation plans

Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued to employees and directors under the Company’s stock option and warrant plans have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net loss and earnings (loss) per share and other disclosures, as if the fair value based method of accounting had been applied.

Had compensation cost for issuance of such options and warrants been recognized based on the fair values of awards on the grant dates, in accordance with the method described in SFAS No. 123, reported net loss and per share amounts for 2003 and 2002 would have been increased to the pro forma amounts shown below:

	2003	2002
Net loss, as reported	$(597,927)	$(1,384,013)
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(229,473)	(138,009)

Pro forma net loss	$(827,400)	$(1,522,022)

Basic and diluted loss per share:
As reported	$(0.56)	$(1.30)

Pro forma	$(0.78)	$(1.43)

Related party transactions

Directors and officers of the Company and the Bank and their affiliates have been customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. Management believes that all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, and on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other customers who are not directors or officers. In the opinion of management, the transactions with related parties did not involve more than normal risks of collectibility or favored treatment or terms, or present other unfavorable features. Notes 2, 8 and 14 contain details regarding related party transactions.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the shareholders’ equity section of the balance sheets, such items, along with net income or loss, are components of comprehensive income.

Fair value of financial instruments

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.

Cash and due from banks, Federal funds sold, short-term investments, accrued interest receivable and repurchase agreements

The carrying amount is a reasonable estimate of fair value.

Securities

Fair values, excluding restricted Federal Home Loan Bank stock, are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the stock.

Loans receivable

For variable rate loans which reprice frequently, and have no significant changes in credit risk, fair value is based on the loan’s carrying value. The fair value of fixed rate loans is estimated by discounting the future cash flows using the year-end rates at which similar loans would be made to borrow

Servicing assets

The fair value is based on market prices for comparable servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.

Deposits

The fair value of demand deposits, regular savings and certain money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit and other time deposits is estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities to a schedule of aggregated expected maturities on such deposits.

Off-balance-sheet instruments

Fair values for the Company’s off-balance-sheet instruments (lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Recent accounting pronouncements

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” (“FIN 45”), which covers guarantees such as standby letters of credit, performance guarantees, and direct or indirect

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

guarantees of the indebtedness of others, but not guarantees of funding. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability in an amount equal to the fair value of the obligation undertaken in issuing the guarantee, and requires disclosure about the maximum potential payments that might be required, as well as the collateral or other recourse obtainable. The recognition and measurement provisions of FIN 45 were effective on a prospective basis after December 31, 2002, and its adoption by the Company on January 1, 2003 has not had a significant effect on the Company’s consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” (“FIN 46”), which establishes guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated by a company if that company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both. Transfers to qualified special-purpose entities (“QSPEs”) and certain other interests in a QSPE are not subject to the requirements of FIN 46. On December 17, 2003, the FASB revised FIN 46 (“FIN 46R”) and deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004, however, for special-purpose entities, FIN 46 would be required to be applied as of December 31, 2003. This Interpretation did not have a material effect on the Company’s consolidated financial statements.

In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. This Statement did not have a material effect on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement provides new rules on the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. Such financial instruments include mandatorily redeemable shares, instruments that require the issuer to buy back some of its share in exchange for cash or other assets, or obligations that can be settled with shares, the monetary value of which is fixed. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 30, 2003. This Statement had no effect on the Company’s consolidated financial statements.

Reclassifications

Certain 2002 amounts have been reclassified to conform with the 2003 presentation, and such reclassifications had no effect on 2002 net loss or shareholders’ equity.

Note 2. Restrictions on Cash and Cash Equivalents

The Company is required to maintain reserves against its respective transaction accounts and non-personal time deposits. At December 31, 2003, the Company was required to have cash and liquid assets of approximately $208,000 to meet these requirements. In addition, at December 31, 2003 and 2002, the Company was required to maintain $125,000 and $25,000, respectively in the Federal Reserve Bank for

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

clearing purposes. Also, approximately $212,000 and $100,000, respectively, of short-term investments are maintained at another financial institution to secure available customer letters of credit with that institution, and approximately $11,000 and $10,000, respectively, of short-term investments are maintained with that institution to secure an available credit card line of credit for a Company director.

Note 3. Available for Sale Securities

The amortized cost, gross unrealized gains, gross unrealized losses and approximate fair values of available for sale securities at December 31, 2003 and 2002 are as follows:

2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agency obligations	$7,200,948	$—	$(269,550)	$6,931,398
Mortgage-backed securities	1,576,878	—	(30,208)	1,546,670

	$8,777,826	$—	$(299,758)	$8,478,068

At December 31, 2003, all securities above were in an unrealized loss position, and there were no unrealized losses on securities that have existed for a period of twelve months or more. Management believes that none of the unrealized losses on these securities are other than temporary because all of the unrealized losses relate to debt and mortgage-backed securities issued by U.S. Government Agencies, which the Company has both the intent and the ability to hold until maturity or until the fair value fully recovers. In addition, management considers the issuers of the securities to be financially sound and the Company will receive all contractual principal and interest related to these investments.

2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agency obligations	$8,902,682	$110,252	$(1,000)	$9,011,934
Mortgage-backed securities	496,360	—	(6,802)	489,558

	$9,399,042	$110,252	$(7,802)	$9,501,492

The amortized cost and fair value of available for sale debt securities at December 31, 2003 by contractual maturity are presented below. Actual maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the securities may be called or repaid without any penalties. Because mortgage-backed securities are not due at a single maturity date, they are not included in the maturity categories in the following summary:

	Amortized Cost	Fair Value
Maturity:
Within one year	$—	$—
After 1 but within 5 years	2,501,421	2,447,405
After 5 but within 10 years	4,199,527	4,013,413
Over 10 years	500,000	470,580
Mortgage-backed securities	1,576,878	1,546,670

	$8,777,826	$8,478,068

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

At December 31, 2003 and 2002, available for sale securities with a carrying value of $2,911,572 and $2,568,750, respectively, were pledged as collateral under repurchase agreements with Bank customers and to secure public deposits.

During 2003, proceeds from sales of available for sale securities were $4,357,995 and gross gains of $44,505 were recognized on such sales. During 2002, there were no sales of available for sale securities.

In December 2002, the Company transferred all of its held to maturity securities, which had a carrying value of $7,517,682, to the available for sale category. At the time of the transfer, the Company recognized an unrealized gain of $66,973, net of taxes, as an adjustment to other comprehensive income. The transfer of these securities resulted from a change in the Company’s overall investment strategies and for liquidity purposes.

Note 4. Loans Receivable and Allowance for Loan Losses

A summary of the Company’s loan portfolio at December 31, 2003 and 2002 is as follows:

	2003	2002
Commercial loans secured by real estate	$18,043,588	$8,808,320
Commercial loans	18,584,292	7,404,050
Construction and land loans, net of undisbursed portion of $729,220 in 2003 and $19,830 in 2002	1,500,891	569,229
Residential mortgages	948,258	1,531,186
Consumer home equity loans	1,042,717	314,082
Consumer installment loans	1,204,920	709,930

Total loans	41,324,666	19,336,797
Net deferred loan fees	(84,804)	(55,585)
Allowance for loan losses	(421,144)	(232,000)

Loans receivable, net	$40,818,718	$19,049,212

The Company services certain loans that it has sold without recourse to third parties. The aggregate of loans serviced for others approximated $1,174,000 and $-0- as of December 31, 2003 and 2002, respectively.

The balance of capitalized servicing rights, included in other assets at December 31, 2003 and 2002, was $20,798 and $-0-, respectively. No impairment charges related to servicing rights were recognized during the years ended December 31, 2003 and 2002.

The changes in the allowance for loan losses for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002
Balance, beginning of year	$232,000	$12,000
Provision for loan losses	213,100	220,000
Recoveries of loans previously charged-off	616	—
Loans charged-off	(24,572)	—

Balance, end of year	$421,144	$232,000

At December 31, 2003, the unpaid principal balances of loans delinquent 90 days or more and placed on nonaccrual status were $94,063. At December 31, 2002, there were no loans delinquent 90 days or more or placed on nonaccrual status.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

The following information relates to impaired loans as of and for the years ended December 31, 2003 and 2002:

	2003	2002
Loans receivable for which there is a related allowance for credit losses	$94,063	$—

Loans receivable for which there is no related allowance for credit losses	$—	$—

Allowance for credit losses related to impaired loans	$21,381	$—

Average recorded investment in impaired loans	$13,317	$—

There was no interest income on impaired loans collected or recognized in 2003 and 2002. If nonaccrual loans had been current throughout their terms, additional interest income of approximately $4,800 would have been recognized in 2003. The Company has no commitments to lend additional funds to borrowers whose loans are impaired.

The Company’s lending activities are conducted principally in the New Haven County section of Connecticut. The Company grants commercial and residential real estate loans, commercial business loans and a variety of consumer loans. In addition, the Company may grant loans for the construction of residential homes, residential developments and for land development projects. All residential and commercial mortgage loans are collateralized by first or second mortgages on real estate. The ability and willingness of borrowers to satisfy their loan obligations is dependent in large part upon the status of the regional economy and regional real estate market. Accordingly, the ultimate collectibility of a substantial portion of any resulting real estate acquired is susceptible to changes in market conditions.

The Company has established credit policies applicable to each type of lending activity in which it engages, evaluates the creditworthiness of each customer on an individual basis and, when deemed appropriate, obtains collateral. Collateral varies by each borrower and loan type. The market value of collateral is monitored on an ongoing basis and additional collateral is obtained when warranted. Important types of collateral include business assets, real estate, automobiles, marketable securities and time deposits. While collateral provides assurance as a secondary source of repayment, the Company ordinarily requires the primary source of repayment to be based on the borrower’s ability to generate continuing cash flows.

Note 5. Premises and Equipment

At December 31, 2003 and 2002, premises and equipment consisted of the following:

	2003	2002
Land	$255,766	$—
Premises under capital lease	1,192,036	1,192,036
Building and improvements	674,046	—
Leasehold improvements	817,366	816,268
Furniture and fixtures	399,032	201,134
Equipment	483,626	376,798
Construction in progress	—	608,788

	3,821,872	3,195,024
Less accumulated depreciation and amortization	(361,957)	(142,103)

	$3,459,915	$3,052,921

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

For the years ended December 31, 2003 and 2002, depreciation and amortization expense related to premises and equipment totaled $219,853 and $117,498, respectively.

Premises under capital lease of $1,192,036, and related accumulated amortization of $67,939 and $57,489, as of December 31, 2003 and 2002, respectively, are included in premises and equipment.

Note 6. Deposits

At December 31, 2003 and 2002, deposits consisted of the following:

	2003	2002
Noninterest bearing	$13,781,286	$6,401,759

Interest bearing:
Time certificates, less than $100,000	3,057,294	2,610,756
Time certificates, $100,000 or more	7,051,249	3,740,551
Savings	2,633,341	1,029,433
Money market	17,251,327	8,858,585
Checking	3,499,378	2,351,847

Total interest bearing	33,492,589	18,591,172

Total deposits	$47,273,875	$24,992,931

Contractual maturities of time certificates of deposit as of December 31, 2003 are summarized below:

Due within:
1 year	$8,208,163
1-2 years	1,028,318
2-3 years	140,000
3-4 years	557,020
4-5 years	175,042

$10,108,543

Interest expense on certificates of deposit in denominations of $100,000 or more was $90,394 and $87,538 for the years ended December 31, 2003 and 2002, respectively.

Note 7. Commitments

Federal Home Loan Bank borrowings and stock

The Bank is a member of the Federal Home Loan Bank of Boston (“FHLB”). At December 31, 2003 and 2002, the Bank had the ability to borrow from the FHLB based on a certain percentage of the value of the Bank’s qualified collateral, as defined in the FHLB Statement of Products Policy, at the time of the borrowing. In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances. There were no borrowings outstanding with the FHLB at December 31, 2003 and 2002.

The Bank is required to maintain an investment in capital stock of the FHLB in an amount equal to a percentage of its outstanding mortgage loans and contracts secured by residential properties, including mortgage-backed securities. No ready market exists for FHLB stock and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost since the Bank can redeem the stock with FHLB at cost.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

Other available borrowings

During 2003, the Company obtained secured and unsecured lines of credit with other financial institutions with total available borrowings of $4,400,000. There are no borrowings outstanding under these lines of credit as of December 31, 2003.

Employment agreements

The Company and the Bank have entered into an employment agreement (the “Chairman Agreement”) with the Chairman and Chief Executive Officer of the Company and the Bank with an initial term of five years beginning October 1, 2001, which may be extended for additional one-year terms at the end of the initial term. In October 2003, the Company amended the Chairman Agreement to extend the initial five-year term by one year. The Chairman Agreement provides for a base salary with annual adjustments, and an annual bonus, as determined by the Board of Directors. The Chairman Agreement also provides for vacation and various insurance benefits and reimbursement for travel, entertainment and bank-related education and convention expenses.

Also, under the Chairman Agreement, the Company issued to the Chairman options to purchase 55,000 shares of the Company’s stock under the terms of the Company’s 2001 Stock Option Plan (see Note 10).

In the event of the early termination of the Chairman for any reason other than cause, the Company would be obligated to compensate the Chairman, in accordance with the terms of the Chairman Agreement, through the full term of the Chairman Agreement. Also upon termination of the Chairman, for reasons other than cause, the Chairman Agreement provides that the Chairman will serve as a consultant to the Company, on a year to year basis, and will be compensated at the rate of $60,000 per year plus the employee benefits previously described. Further, in the event the Chairman’s position shall end or his responsibilities be significantly reduced as a result of a business combination (as defined), the Chairman will be entitled to a lump sum payment equal to three times his then current annual compensation.

Also, the Company entered into an employment agreement (the “President Agreement”) with the new President of the Bank effective in February 2003, which expires on December 31, 2004. The President Agreement provides for a base salary and an annual bonus as determined by the Board of Directors. The President Agreement also provides for vacation and various insurance benefits and reimbursement for automobile, travel, entertainment, club dues and bank-related education and convention expenses. Also, under the President Agreement, the Company issued to the President options to purchase 22,000 shares of the Company’s stock under the terms of the Company’s 2002 Stock Option Plan.

Note 8. Lease and Subleases

The Company leases the Bank’s main office under a twenty-year capital lease that expires in 2021. In addition, the Company leases its Branford branch office under a twenty-year capital lease that expires in 2022. Under the terms of the leases, the Bank will pay all executory costs including property taxes, utilities and insurance. The Company has also entered into an operating lease for the main office of its new bank subsidiary expected to be formed and become operational in 2004 (see Note 17). The initial term of the lease expires in 2008, and the lease contains three five-year renewal options. The Company also leases the driveway to its main office and certain equipment under non-cancelable operating leases.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

The Company has also entered into a five-year sublease agreement for excess office space in its premises with a tenant, the principal of which is related to the Company’s Vice Chairman. During 2002, the Company also had a sublease with another related party, which lease was terminated in early 2003 when such related party became an officer of the Bank.

At December 31, 2003, future minimum lease payments to be made and received under these leases by year and in the aggregate, are as follows:

Year	Capital Leases	Operating Leases	Sublease Income
2004	$156,984	$51,911	$13,690
2005	161,506	51,911	14,107
2006	166,028	50,555	14,526
2007	171,424	49,199	14,944
2008	178,564	49,199	15,361
2009 and thereafter	2,822,967	44,319	127,490

	3,657,473	$297,094	$200,118

Less amount representing interest	(2,466,594)

Present value of future minimum lease payments – capital lease obligation	$1,190,879

Total rent expense charged to operations under the operating leases approximated $3,200 and $3,000 for the years ended December 31, 2003 and 2002, respectively. Rental income under the subleases approximated $17,200 and $17,800 for the years ended December 31, 2003 and 2002, respectively.

Note 9. Income Taxes

A reconciliation of the anticipated income tax benefit (computed by applying the statutory Federal income tax rate of 34% to the loss before income taxes) to the amount reported in the statement of operations for the years ended December 31, 2003 and 2002 is as follows:

	2003	2002
Benefit for income taxes at statutory Federal rate	$(203,295)	$(470,564)
State tax benefit, net of Federal benefit	(29,201)	(68,179)
Increase in valuation allowance	253,878	526,329
Other	(21,382)	12,414

	$—	$—

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

At December 31, 2003 and 2002, the components of gross deferred tax assets and liabilities are as follows:

	2003	2002
Deferred tax assets:
Allowance for loan losses	$164,036	$90,364
Net operating loss carryforwards	906,259	672,862
Start-up costs	142,401	194,183
Unrealized loss on available for sale securities	116,756	—
Other	66,796	36,681

Gross deferred tax assets	1,396,248	994,090
Less valuation allowance	(1,304,609)	(933,975)

Deferred tax assets - net of valuation allowance	91,639	60,115

Deferred tax liabilities:
Tax bad debt reserve	25,736	15,162
Depreciation	65,903	44,953
Unrealized gain on available for sale securities	—	39,905

Gross deferred tax liabilities	91,639	100,020

Net deferred tax liability	$—	$(39,905)

As of December 31, 2003, the Company had tax net operating loss carryforwards of approximately $2,325,000 available to reduce future Federal and state taxable income, which expire in 2021 through 2023.

The net changes in the valuation allowance for 2003 and 2002 were increases of $370,634 and $526,329, respectively. The changes in the valuation allowance have been allocated between operations and equity to adjust the deferred tax asset to an amount considered by management more likely than not to be realized. The portion of the change in the valuation allowance allocated to equity is to eliminate the tax benefit related to the unrealized holding gains or losses on available for sale securities.

Note 10. Shareholders’ Equity

Stock dividend

On January 13, 2004, the Company declared a 10% stock dividend that was distributed on February 16, 2004. As a result, the 2003 balance sheet and statement of changes in shareholders’ equity, and all per share amounts, have been retroactively revised to reflect this dividend as if it were effective at December 31, 2003. Generally accepted accounting principles require such dividends to be recorded at fair value; however, when there is an accumulated deficit, the Securities and Exchange Commission (“SEC”) advises that such stock dividends be accounted for by capitalizing the stock issued at par value only, through a reduction in additional paid-in capital.

Income (loss) per share

The Company is required to present basic income (loss) per share and diluted income (loss) per share in its statements of operations. Basic and fully diluted income (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted per share amounts assume exercise of all potential common stock instruments unless the effect is to reduce the loss or increase

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

the income per share. For the periods presented, the common stock equivalents described below have been excluded from the computation of the net loss per share because the inclusion of such equivalents is anti-dilutive. Weighted average shares outstanding were 1,063,320 for the years ended December 31, 2003 and 2002, after giving effect to the stock dividend declared in January 2004.

Stock options

The Company has adopted two stock option plans, the 2001 Stock Option Plan (the “2001 Option Plan”) and the 2002 Stock Option Plan (the “2002 Option Plan”), under which an aggregate of 340,780 shares of the Company’s common stock are reserved for issuance upon the exercise of both incentive options and nonqualified options granted under both option plans.

Under both option plans, the exercise price for each share covered by an option may not be less than the fair market value of a share of the Company’s common stock on the date of grant. For incentive options granted to a person who owns more than 10% of the combined voting power of the Company or any subsidiary (“ten percent shareholder”), the exercise price cannot be less than 110% of the fair market value on the date of grant.

Options under both options plans have a term of ten years unless otherwise determined at the time of grant, except that incentive options granted to any ten percent shareholder will have a term of five years unless a shorter term is fixed. Under both option plans, unless otherwise fixed at the time of grant, 40% of the options become exercisable one year from the date of grant, and 30% of the options become exercisable at each of the second and third anniversaries from the date of grant.

Upon adoption of the 2002 Option Plan in May 2002, the Company determined that no additional options will be granted under the 2001 Option Plan.

A summary of the status of the stock options at December 31, 2003 and 2002, and changes during the years then ended, is as follows. The 2003 and 2002 information has been presented to give effect to the stock dividend declared in January 2004.

	2003		2002
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	74,140	$10.91	85,800	$10.91
Granted	255,110	7.66	16,280	10.91
Terminated	(11,770)	9.08	(27,940)	10.91

Outstanding at end of year	317,480	8.37	74,140	10.91

Exercisable at end of year	44,814	$10.91	23,320	$10.91

Weighted-average fair value per option of options granted during the year	$2.44		$1.90

At December 31, 2003, the exercise prices on outstanding options ranged from $7.27 to $10.91, and at December 31, 2002, the exercise price on all options outstanding was $10.91. The weighted-average remaining contractual life for the options outstanding at December 31, 2003 and 2002 is 9.2 and 8.7 years, respectively.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

Stock warrants

The Company adopted the 2001 Warrant Plan and the 2001 Supplemental Warrant Plan (the “Warrant Plans”), under which an aggregate of 79,953 shares of the Company’s common stock were reserved for issuance upon the exercise of warrants granted to non-employee directors of the Company and the Bank, and certain other individuals involved in the organization of the Bank.

Warrants under the Warrant Plans have a term of ten years. Forty percent of the warrants become exercisable one year from the date of grant, and 30% of the warrants become exercisable at each of the second and third anniversaries from the date of grant.

A summary of the status of the warrants at December 31, 2003 and 2002, and changes during the years then ended, is as follows. The 2003 and 2002 information has been presented to give effect to the stock dividend declared in January 2004.

	2003		2002
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	79,953	$10.91	79,953	$10.91
Granted	—	—	—	—
Exercised	—	—	—	—

Outstanding at end of year	79,953	10.91	79,953	10.91

Exercisable at end of year	55,967	$10.91	31,981	$10.91

Weighted-average fair value per warrant of warrants granted during the year	N/A		N/A

The weighted-average remaining contractual life for the warrants outstanding at December 31, 2003 and 2002 is 7.7 and 8.7 years, respectively.

The fair value of options and warrants issued in 2003 and 2002 was estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions:

	2003	2002
Dividend rate	—	—
Risk free interest rate	2.88% to 4.02%	2.28%
Weighted-average expected lives	8 years	8 years
Volatility	20%	20%

Note 11. 401(k) Profit Sharing Plan

The Bank’s employees are eligible to participate in the Bank of Southern Connecticut 401(k) Profit Sharing Plan (the “Plan”) under Section 401(k) of the Internal Revenue Code. The Plan covers substantially all employees of the Bank. Under the terms of the Plan, participants can contribute a discretionary percentage of compensation, with total annual contributions subject to Federal limitations. The Bank may make discretionary contributions to the Plan. Participants are immediately vested in their contributions and become fully vested in employer contributions after three years of service. There were no discretionary contributions made by the Bank during 2003 and 2002.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

Note 12. Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements. The contractual amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The contractual amounts of commitments to extend credit represents the amounts of potential accounting loss should: the contract be fully drawn upon; the customer default; and the value of any existing collateral become worthless. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments and evaluates each customer’s creditworthiness on a case-by-case basis. Management believes that the Company controls the credit risk of these financial instruments through credit approvals, credit limits, monitoring procedures and the receipt of collateral as deemed necessary.

Financial instruments whose contract amounts represent credit risk are as follows at December 31, 2003:

	2003	2002
Commitments to extend credit:
Future loan commitments	$3,752,000	$2,890,000
Unused lines of credit	9,065,661	5,518,023
Undisbursed construction loans	729,220	19,830
Financial standby letters of credit	933,055	338,059

	$14,479,936	$8,765,912

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee by the borrower. Since these commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter party. Collateral held varies, but may include residential and commercial property, deposits and securities.

Standby letters of credit are written commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of January 1, 2003, newly issued or modified guarantees that are not derivative contracts have been recorded on the Company’s consolidated balance sheet at their fair value at inception. The liability related to guarantees recorded at December 31, 2003 was not significant.

Note 13. Regulatory Matters

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation and the State of Connecticut Department of Banking categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since then, that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios at December 31, 2003 and 2002 were (dollars in thousands):

2003	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to Risk-Weighted Assets	$8,013	17.24%	$3,718	8.00%	$4,648	10.00%
Tier I Capital to Risk-Weighted Assets	7,592	16.33%	1,860	4.00%	2,789	6.00%
Tier I Capital to Average Assets	7,592	14.16%	2,145	4.00%	2,681	5.00%

2002	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to Risk-Weighted Assets	$8,309	32.43%	$2,050	8.00%	$2,562	10.00%
Tier I Capital to Risk-Weighted Assets	8,077	31.52%	1,025	4.00%	1,537	6.00%
Tier I Capital to Average Assets	8,077	23.76%	1,360	4.00%	1,700	5.00%

The Company’s actual and required ratios are not substantially different from those shown above.

Restrictions on dividends, loans or advances

The Company’s ability to pay cash dividends is dependent on the Bank’s ability to pay dividends to the Company. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. Regulatory approval is required to pay dividends in excess of the Bank’s net earnings retained in the current year plus retained net earnings for the preceding two years. The Bank is also prohibited from paying dividends that would reduce its capital ratios below minimum regulatory requirements, and the Federal Reserve Board may impose further dividend restrictions on the Company. During 2002, the Bank requested, and was granted, permission from the State of Connecticut Department of Banking, to pay a special dividend to the Company in the amount of $200,000. At December 31, 2003 and 2002, no dividends may be declared by the Bank without regulatory approval.

Under Federal Reserve regulation, the Bank is also limited to the amount it may loan to the Company, unless such loans are collateralized by specified obligations. Loans or advances to the Company by the Bank are limited to 10% of the Bank’s capital stock and surplus on a secured basis.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

Note 14. Related Party Transactions

In the normal course of business, the Company may grant loans to executive officers, directors and members of their immediate families, as defined, and to entities in which these individuals have more than a 10% equity ownership. Such loans are transacted at terms including interest rates, similar to those available to unrelated customers.

Changes in loans outstanding to such related parties during 2003 and 2002 are as follows:

	2003	2002
Balance, beginning of year	$534,637	$—
Additional loans	1,225,195	726,139
Repayments	(962,411)	(201,502)

Balance, end of year	$797,421	$534,637

Related party deposits aggregated approximately $7,108,000 and $3,999,000 as of December 31, 2003 and 2002, respectively.

Included in professional services for the years ended December 31, 2003 and 2002 are approximately $4,800 and $7,900, respectively, in legal fees incurred for services provided by law firms, principals of which are directors of the Company. Included in consulting fees for the years ended December 31, 2003 and 2002 are $29,300 and $127,400, respectively, in consulting fees and expenses paid to entities, the principals of which are related to Company directors.

In addition, during 2003 and 2002, the Company paid approximately $1,500 and $46,900, respectively, for capital expenditures and maintenance to certain companies, principals of which are directors of the Company.

Also during 2003 and 2002, the Company purchased investment securities, including accrued interest and fees, of approximately $10,950,000 and $8,176,000, respectively, through an investment brokerage firm, an employee of which is related to the Company’s Chairman and Chief Executive Officer.

Lastly, as described in Note 8, rental income and expense reimbursements of approximately $16,500 and $14,800 were received in 2003 and 2002, respectively, from tenants, the principals of which are related to the Company’s Chairman and Chief Executive Officer, and the Company’s Vice Chairman.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

Note 15. Other Comprehensive Income

Other comprehensive income, which is comprised solely of the change in unrealized gains and losses on available for sale securities, is as follows:

	2003
	Before-Tax Amount	Taxes	Net-of-Tax Amount
Unrealized holding losses arising during period	$(446,713)	$44,321	$(402,392)

Less reclassification adjustment for gains recognized in income	44,505	(4,416)	40,089

Unrealized holding loss on available for sale securities, net of taxes	$(402,208)	$39,905	$(362,303)

	2002
	Before-Tax Amount	Taxes	Net-of-Tax Amount
Unrealized holding losses arising during period	$(7,252)	$2,824	$(4,428)

Add adjustment for unrealized gains on held to maturity securities transferred to available for sale securities	109,702	(42,729)	66,973

Unrealized holding gain on available for sale securities, net of taxes	$102,450	$(39,905)	$62,545

Note 16. Fair Value of Financial Instruments and Interest Rate Risk

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” (“Statement No. 107”), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparisons to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2003 and 2002. The estimated fair value amounts for 2003 and 2002 have been measured as of their respective year-ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the fair values of these financial instruments subsequent to the respective reporting dates may be different from the amounts reported at each year-end.

The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company’s assets and liabilities. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company’s disclosures and those of other bank holding companies may not be meaningful.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2003 and 2002

As of December 31, 2003 and 2002, the recorded book balances and estimated fair values of the Company’s financial instruments were:

	2003		2002
	Recorded Book Balance	Fair Value	Recorded Book Balance	Fair Value
Financial Assets:
Cash and due from banks	$1,147,883	$1,147,883	$1,245,010	$1,245,010
Federal funds sold	966,000	966,000	1,144,000	1,144,000
Short-term investments	454,115	454,115	662,419	662,419
Available for sale securities	8,478,068	8,478,068	9,501,492	9,501,492
Federal Home Loan Bank stock	21,500	21,500	500	500
Loans receivable, net	40,818,718	40,818,116	19,049,212	19,029,150
Accrued interest receivable	196,545	196,545	187,672	187,672
Servicing rights	20,798	20,798	—	—

Financial Liabilities:
Noninterest-bearing deposits	13,781,286	13,781,256	6,401,759	6,401,759
Time certificates of deposits	10,108,543	10,197,429	6,351,307	6,383,715
Savings deposits	2,633,341	2,633,341	1,029,433	1,029,433
Money market deposits	17,251,327	17,251,327	8,858,585	8,858,585
Interest bearing checking accounts	3,499,378	3,499,378	2,351,847	2,351,847
Repurchase agreements	339,752	339,752	822,529	822,259

Unrecognized financial instruments

Loan commitments on which the committed interest rate is less than the current market rate are insignificant at December 31, 2003 and 2002.

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

Note 17. Business Developments

During 2003, the Company’s Board of Directors approved the establishment of a new commercial bank in New London, Connecticut and the Company plans to raise between $10 million to $15 million in capital through a public offering of its common stock to fund the establishment of the new bank and for other corporate purposes. In October, the Company submitted its final application to the State of Connecticut Department of Banking related to the establishment of the new bank. Subject to regulatory approval and the successful raising of capital, the Company plans to open the new bank in the fourth quarter of 2004.

Financial Statements

SOUTHERN CONNECTICUT BANCORP, INC.

CONSOLIDATED BALANCE SHEET

March 31, 2004 (unaudited)

2004
ASSETS
Cash and due from banks	$688,864
Federal funds sold	4,350,000
Short-term investments	2,707,493

Cash and cash equivalents	7,746,357

Available for sale securities	7,319,300
Federal Home Loan Bank Stock	21,500
Loans receivable (net of allowance for loan losses of $452,958)	45,747,641
Accrued interest receivable	222,560
Premises and equipment, net	3,421,814
Other real estate owned	116,513
Other assets	898,817

Total assets	$65,494,502

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest bearing deposits	$13,060,917
Interest bearing deposits	42,584,172

Total deposits	55,645,089
Repurchase agreements	874,610
Accrued expenses and other liabilities	197,659
Capital lease obligations	1,190,668

Total liabilities	57,908,026

Commitments and Contingencies	—

Stockholders’ Equity
Preferred stock, no par value; 500,000 shares authorized; none issued
Common stock, par value $.01; 5,000,000, shares authorized; 1,068,864 shares issued and outstanding	10,689
Additional paid-in capital	10,764,693
Accumulated deficit	(3,065,130)
Accumulated other comprehensive loss – net unrealized loss on available for sale securities	(123,776)

Total stockholders’ equity	7,586,476

Total liabilities and stockholders’ equity	$65,494,502

See Notes to Consolidated Financial Statements.

SOUTHERN CONNECTICUT BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2004 and 2003 (unaudited)

	Three Months Ended March 31
	2004	2003
Interest Income
Interest and fees on loans	$815,211	$414,797
Interest on securities	47,849	81,929
Interest on federal funds sold and short-term investments	9,715	5,949

Total interest income	872,775	502,675

Interest Expense
Interest on deposits	152,336	92,464
Interest on capital lease obligations	42,572	41,958
Interest on repurchase agreements	2,102	802

Total interest expense	197,010	135,224

Net interest income	675,765	367,451

Provision for Loan Losses	31,750	62,900

Net interest income after provision for loan losses	644,015	304,551

Noninterest Income:
Service charges and fees	57,611	20,217
Gains and fees from sales and referrals of SBA loans	131,834	—
Gains (losses) on sales of available for sale securities	(944)	39,505
Other noninterest income	24,274	19,455

Total noninterest income	212,775	79,177

Noninterest Expense
Salaries and benefits	459,290	296,633
Occupancy and equipment	125,929	74,584
Professional services	61,766	65,642
Data processing and other outside services	69,229	39,010
Advertising and promotional expense	11,194	19,184
Forms, printing and supplies	15,814	12,179
Other operating expenses	77,856	60,679

Total noninterest expenses	821,078	567,911

Net income (loss)	$35,712	$(184,183)

Basic Income (Loss) per Share	$0.03	$(0.17)

Diluted Income (Loss) per Share	$0.03	$(0.17)

Dividends per Share	$—	$—

See Notes to Consolidated Financial Statements.

SOUTHERN CONNECTICUT BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2004 and 2003 (unaudited)

	Three Months Ended March 31,
	2004	2003
Cash Flows From Operations
Net Income	$35,712	$(184,183)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization and accretion of premiums and discounts on investments, net	14,663	49,377
Provision for loan losses	31,750	62,900
Loss (Gain) on sales of available for sale securities	944	(39,505)
Gains on sales of SBA loans	(125,986)	—
Depreciation and amortization	70,543	40,651
Increase in cash surrender value of life insurance	(3,061)
Changes in assets and liabilities
Increase in deferred loan fees	8,262	8,645
(Increase) decrease in accrued interest receivable	(26,015)	19,299
(Increase) decrease in other assets	(52,460)	13,475
Decrease in accrued expenses and other liabilities	(69,573)	(33,710)

Net cash used in operating activities	(115,221)	(63,051)

Cash Flows From Investing Activities
Purchases of available for sale securities	—	(2,524,661)
Principal repayments on available for sale securities	319,768	—
Proceeds from maturities of available for sale securities	—	2,491,452
Proceeds from sales of available for sale securities	999,375	2,553,000
Purchases of Federal Home Loan Bank Stock	—	(21,000)
Proceeds from sales of SBA loans	1,256,593	—
Net increase in loans receivable	(6,216,055)	(5,235,317)
Purchases of premises and equipment	(32,442)	(110,774)

Net cash used in investing activities	(3,672,761)	(2,847,300)

Cash Flows From Financing Activities
Net increase in demand, savings and money market deposits	3,581,539	7,503,889
Net increase in certificates of deposit	4,789,675	39,874
Increase in repurchase agreements	534,858	(456,733)
Principal payments on capital lease obligations	(211)	—

Net cash provided by financing activities	8,905,861	7,087,030

Cash Flows from Equity Transactions
Exercise of stock warrants	60,480	—

Net increase in cash and cash equivalents	5,178,359	4,176,679
Cash and cash equivalents
Beginning	2,567,998	3,051,429

Ending	$7,746,357	$7,228,108

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$184,512	$131,776

Income taxes	$—	$—

Supplemental Disclosures of Noncash Investing Activities
Transfer of Loans to OREO	$116,513	$—

See Notes to Consolidated Financial Statements.

SOUTHERN CONNECTICUT BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Nature of Operations

Southern Connecticut Bancorp, Inc. (“Bancorp”), a Connecticut corporation, is a bank holding company incorporated on November 8, 2000 for the purpose of forming, and becoming the sole shareholder of, The Bank of Southern Connecticut (the “Bank”). The Bank provides a full range of banking services to commercial and consumer customers, primarily concentrated in the New Haven County area of Connecticut, through its main office in New Haven, Connecticut and two branch offices in New Haven and Branford, Connecticut. In 2003, SCB Capital Inc. was formed as a Connecticut Corporation, and in April 2004 Bancorp capitalized SCB Capital, Inc., which became a subsidiary of the Company. SCB Capital, Inc. will engage in a limited range of investment banking, advisory, and brokerage services, primarily with small to medium size business clients.

Note 2. Basis of Financial Statement Presentation

The accompanying consolidated unaudited financial statements as of and for the three months ended March 31, 2004 and 2003 and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. The accompanying consolidated financial statements and notes thereto should be read in conjunction with the audited financial statements of Bancorp and notes thereto as of December 31, 2003.

Certain 2003 amounts have been reclassified to conform with the 2004 presentation. Such reclassifications had no effect on the 2003 net loss.

The accompanying unaudited consolidated financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the interim periods presented. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results of operations that may be expected for all of 2004.

Note 3. Available for Sale Securities

The amortized cost, gross unrealized gains, gross unrealized losses and approximate fair values of available for sale securities at March 31, 2004 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agency Obligations	$6,199,476	$155	$(97,916)	$6,101,715
Mortgage Backed Securities	1,243,600	—	(26,015)	1,217,585

	$7,443,076	$155	$(123,931)	$7,319,300

SOUTHERN CONNECTICUT BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

Note 4. Loans Receivable

A summary of Bancorp’s loan portfolio at March 31, 2004 is as follows:

Commercial loans secured by real estate	$20,543,115
Commercial loans	22,017,633
Construction and land loans, net of undisbursed portion of $986,476	619,860
Residential mortgages	847,366
Consumer home equity loans	1,059,164
Consumer installment loans	1,206,527

Total loans	46,293,665
Net deferred loan fees	(93,066)
Allowance for loan losses	(452,958)

Loans receivable, net	$45,747,641

Note 5. Deposits

At March 31, 2004, deposits consisted of the following:

Noninterest bearing deposits	$13,060,917

Interest bearing deposits
Checking	6,240,911
Money Market	18,924,147
Savings	2,520,896

Checking, money market & savings	27,685,954

Time Certificates under $100,000	3,009,617
Time Certificates of $100,000 or more	11,888,601

Time deposits	14,898,218

42,584,172

Total deposits	$55,645,089

Note 6. Available Borrowings

During 2003 Bancorp obtained secured and unsecured lines of credit with other financial institutions with total available borrowings of $4,400,000. There are no borrowings against these lines of credit as of March 31, 2004.

Note 7. Income (Loss) Per Share

Bancorp is required to present basic income (loss) per share and diluted income (loss) per share in its statements of operations. Basic per share amounts are computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted per share amounts assume exercise of all potential common stock in weighted average shares outstanding, unless the effect is antidilutive. Bancorp is also required to provide a reconciliation of the numerator and denominator used in the computation of both basic and diluted income per share. The following is information about the computation of income per share for the three months ended March 31, 2004 and 2003.

SOUTHERN CONNECTICUT BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

Three Months Ended March 31, 2004

	Net Income	Shares	Amount Per Share
Basic Income Per Share
Income available to common shareholders	$35,712	1,064,599	$0.03
Effect of Dilutive Securities
Warrants/Stock Options outstanding	—	61,936	—

Diluted Income Per Share
Income available to common shareholders plus assumed conversions	$35,712	1,126,535	$0.03

Weighted average shares outstanding for the three months ended March 31, 2003 were 1,063,320. For the three months ended March 31, 2003, common stock equivalents have been excluded from the computation of the net loss per share because the inclusion of such equivalents is antidilutive.

Note 8. Other Comprehensive Income

Other comprehensive income, which is comprised solely of the change in unrealized gains and losses on available for sale securities, is as follows:

	Three Months Ended March 31, 2004
	Before-Tax Amount	Taxes	Net-of-Tax Amount
Unrealized holding gains arising during the period	$175,038	$—	$175,038

Add: Reclassification adjustment for losses recognized in net income	944	—	944

Unrealized holding gain on available for sale securities, net of taxes	$175,982	$—	$175,982

	Three Months Ended March 31, 2003
	Before-Tax Amount	Taxes	Net-of-Tax Amount
Unrealized holding losses arising during the period	$(58,961)	$22,966	$(35,995)

Less: Reclassification adjustment for gains recognized in net income	(39,505)	15,387	(24,118)

Unrealized holding loss on available for sale securities, net of taxes	$(98,466)	$38,353	$(60,113)

Note 9. Stock Based Compensation

During the three months ended March 31, 2004, Bancorp granted 9,450 stock options to employees and directors at an exercise price of $9.50 per share.

SOUTHERN CONNECTICUT BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued to employees and directors under Bancorp’s stock option and warrant plans have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. Bancorp has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net loss and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

Had compensation cost for issuance of such options and warrants been recognized based on the fair values of awards on the grant dates, in accordance with the method described in SFAS No. 123, reported net income (loss) and per share amounts for the three months ended March 31, 2004 and 2003 would have differed from the pro forma amounts as shown below:

For the three months ended March 31, 2004 and March 31, 2003

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Net income (loss) as reported	$35,712	$(184,813)
Deduct: total stock based employee compensation expense determined under fair value based method for all awards	(81,428)	(32,968)

Pro forma net loss	$(45,716)	$(217,781)

Basic income (loss) per share:
As reported	$0.03	$(0.17)

Pro forma	$(0.04)	$(0.20)

Diluted income (loss) per share:
As reported	$0.03	$(0.17)

Pro forma	$(0.04)	$(0.20)

Note 10. Bank Application and Capital Raising

During 2003, Bancorp’s Board of Directors approved the establishment of a new commercial bank in New London, Connecticut and Bancorp plans to raise between $10 million and $15 million in capital through a public offering of its common stock to fund the establishment of the new bank and for other corporate purposes. In October 2003, Bancorp submitted its final application to the State of Connecticut Department of Banking related to the establishment of the new bank. On April 28, 2004, the State of Connecticut Department of Banking issued a temporary certificate of authority in connection with this application. Subject to applicable Federal agency regulatory approval and the issuance of a final certificate of authority, and the successful raising of capital, Bancorp plans to open the new bank in the fourth quarter of 2004.

SOUTHERN CONNECTICUT BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

Note 11. Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, Bancorp is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements. The contractual amounts of these instruments reflect the extent of involvement Bancorp has in particular classes of financial instruments.

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should: the contract be fully drawn upon; the customer default; and the value of any existing collateral become worthless. Bancorp uses the came credit policies in making commitments and conditional obligations as it does for on-balance-sheet and evaluates each customer’s creditworthiness on a case-by-case basis. Management believes that Bancorp controls the credit risk of these financial instruments through credit approvals, credit limits, monitoring procedures and the receipt of collateral as deemed necessary.

Financial instruments whose contract amounts represent credit risk are as follows at March 31, 2004:

Commitments to extend credit
Future loan commitments	$5,378,000
Unused line of credit	6,560,791
Undisbursed construction loans	986,476
Financial standby letters of credit	933,055

$13,858,322

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee by the borrower. Since these commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by Bancorp upon extension of credit, is based upon management’s credit evaluation of the counter party. Collateral held varies, but may include residential and commercial property, deposits and securities.

Standby letters of credit are written commitments issued by Bancorp to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Newly issued or modified guarantees that are not derivative contracts have been recorded on Bancorp’s books at their fair value at inception. The liability related to guarantees recorded at March 31, 2004 was not significant.

You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

1,500,000 Shares

Common Stock

PROSPECTUS

A. G. EDWARDS

KEEFE, BRUYETTE & WOODS

                    , 2004

PART II

Item 24. Indemnification of Directors and Officers

Bancorp’s certificate of incorporation and bylaws contain provisions which provide that Bancorp will indemnify its directors and officers to the maximum extent permitted by Connecticut law. Our certificate of incorporation further provides for the elimination of director liability for monetary damages to the maximum extent allowed by Connecticut law.

Subsection (a) of Section 33-771 of the Connecticut Business Corporation Act (the “CBCA”) provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by the CBCA.

Subsection (b) of Section 33-771 of the CBCA provides that a director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation.

Subsection (c) of Section 33-771 of the CBCA provides that the termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA.

Subsection (d) of Section 33-771 of the CBCA provides that, unless ordered by a court, a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771(a) of the CBCA; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

Section 33-772 of the CBCA provides that a corporation shall indemnify a director of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding.

Subsection (a) of Section 33-776 of the CBCA provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation (1) to the same extent as a director, and (2) if he is an officer but not a director, to such further extent, consistent with public policy, as may be provided by contract, the certificate of incorporation, the bylaws or a resolution of the board of directors. Subsection (c) of Section 33-776 of the CBCA provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification.

In addition, subsection (b)(5) of Section 33-636 permits a corporation to include a provision in its Certificate of Incorporation indemnifying directors for liability to any person for taking any action, or for failing to take any action, as a director, except liability that (A) involved a knowing and culpable violation of law by the director, (B) enabled the director or an associate to receive an improper personal gain,

(C) showed a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, (D) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the corporation or (E) created liability for an unlawful distribution. Bancorp has included such a provision in its Certificate of Incorporation.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder, all of which are being paid by the Registrant. Except for the SEC registration fee and the NASD filing fee, all amounts are estimates.

SEC Registration fee	$1,900.50
NASD fee	$2,052.00
AMEX listing fee	$35,000.00
Printing costs	$12,000.00
Legal fees and expenses	$150,000.00
Accounting fees and expenses	$80,000.00
State filing fees	$25,000.00
Miscellaneous	$19,047.50

Total	$325,000.00

Item 26. Recent Sales of Unregistered Securities

On March 11, 2004, Mr. Carl R. Borrelli, a director of Bancorp, exercised a warrant granted to Mr. Borrelli under the Warrant Plan, and acquired 5,544 shares of common stock for an aggregate purchase price of $10.91 per share. Bancorp relied on the exemption from registration under section 4(2) of the Securities Act of 1933, as amended.

Item 27. Exhibits

Exhibit Number		Description

1.1	*	Form of Underwriting Agreement

3(i)		Amended and Restated Certificate of Incorporation of the Issuer (incorporated by reference to Exhibit 3(i) to Issuer’s Quarterly Report on Form 10-QSB dated June 30, 2002)

3(ii)		By-Laws of the Issuer (incorporated by reference to Exhibit 3(ii) to Issuer’s Registration Statement on Form SB-2 (File No. 333-59824))

4.1		Specimen Common Stock Certificate (incorporated herein by reference to Issuer’s Registration Statement on Form SB-2 (File No. 333-59824))

4.2		See Exhibits 3(i) and 3(ii) for provisions of the Certificate of Incorporation and Bylaws defining rights of holders of the Common Stock (incorporated herein by reference to Issuer’s Quarterly Report on Form 10-QSB dated June 30, 2002 and its Registration Statement on Form SB-2 (File No. 333-59824), respectively)

Exhibit Number		Description

5.1	*	Opinion of Day, Berry & Howard LLP

10.1		Lease, dated as of August 17, 2000, between 215 Church Street, LLC and the Issuer (incorporated by reference to Exhibit 10.1 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.2		Letter Agreement dated January 3, 2001 amending the Lease between 215 Church Street, LLC and the Issuer (incorporated by reference to Exhibit 10.2 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.3		First Amendment to Lease dated March 30, 2001 between 215 Church Street, LLC and the Issuer (incorporated by reference to Exhibit 10.3 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.4		Second Amendment to Lease dated March 31, 2001 between 215 Church Street, LLC and the Issuer (incorporated by reference to Exhibit 10.4 to Issuer’s Registration Statement Form SB-2 (No. 333-59824))

10.5		Assignment of Lease dated April 11, 2001 between the Issuer and The Bank of Southern Connecticut (incorporated by reference to Exhibit 10.5 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.6		Sublease dated January 1, 2001 between Michael Ciaburri, d/b/a Ciaburri Bank Strategies and The Bank of Southern Connecticut (incorporated by reference to Exhibit 10.10 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.7		Sublease dated January 1, 2001 between Laydon and Company, LLC and The Bank of Southern Connecticut (incorporated by reference to Exhibit 10.11 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.8		Lease dated August 2, 2002, between 469 West Main Street LLC and The Bank of Southern Connecticut (incorporated by reference to Exhibit 10.16 to Issuer’s Form 10-KSB dated March 30, 2004)

10.9		Lease dated January 14, 2004 between The City of New London and the Issuer (incorporated by reference to Exhibit 10.16 to Issuer’s Form 10-KSB dated March 30, 2004)

10.10		Employment Agreement dated as of January 23, 2001, between The Bank of Southern Connecticut, the Issuer and Joseph V. Ciaburri (incorporated by reference to Exhibit 10.6 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.11		Amendment to Employment Agreement dated as of October 20, 2003, between The Bank of Southern Connecticut and Southern Connecticut Bancorp, Inc. and Joseph V. Ciaburri. (incorporated by reference to Exhibit 10.15 to Issuer’s Form 10-QSB dated November 12, 2003)

10.12		Employment Agreement dated as of February 12, 2003, between The Bank of Southern Connecticut and Michael M. Ciaburri (incorporated by reference to Exhibit 10.14 to Issuer’s Form 10-QSB dated May 14, 2003)

10.13		Issuer’s 2001 Stock Option Plan (incorporated by reference to Exhibit 10.8 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.14		Issuer’s 2001 Warrant Plan (incorporated by reference to Exhibit 10.9 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.15		Issuer’s 2001 Supplemental Warrant Plan (incorporated by reference to Exhibit 10.12 to Issuer’s Annual Report on Form 10-KSB dated March 29, 2002)

Exhibit Number	Description

10.16	Issuer’s 2002 Stock Option Plan (incorporated by reference to Appendix B to Issuer’s Definitive Proxy Statement dated April 18, 2002)

21	Subsidiaries of the Registrant (filed with Amendment No. 1 to Issuer’s Registration Statement on Form SB-2 (No. 333-115518))

23.1	Consent of McGladrey & Pullen, LLP

23.2	Consent of Day, Berry & Howard LLP (included in Exhibit 5.1 hereto)

24	Power of Attorney (contained on the signature page of Issuer’s Registration Statement on Form SB-2 (No. 333-115518))

*	To be filed by amendment.

Item 28. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Issuer pursuant to foregoing provisions, or otherwise, the Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Issuer of expenses incurred or paid by a director, officer or controlling person of the Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Issuer hereby undertakes as follows:

(b)(1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New Haven, State of Connecticut, on June 4, 2004.

SOUTHERN CONNECTICUT BANCORP, INC.

By:	/s/ JOSEPH V. CIABURRI

Joseph V. Ciaburri Chairman and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement was signed by the following persons in the capacities shown on the 4th day of June 2004.

By:	/s/ JOSEPH V. CIABURRI

Joseph V. Ciaburri Director, Chairman of the Board and Chief Executive Officer

By:	*

Michael M. Ciaburri Director, President and Chief Operating Officer

By:	*

Elmer F. Laydon Director and Vice Chairman of the Board

By:	*

Juan Jose Alvarez de Lugo Director

By:	*

Carl R. Borrelli Director

By:

G. Leon Jacobs Director

By:	*

Joshua H. Sandman Director

By:	*

Alphonse F. Spadaro, Jr. Director

By:	/s/ WILLIAM F. WEAVER

William F. Weaver Vice President and Principal Financial Officer

By:	/s/ ANTHONY M. AVELLANI

Anthony M. Avellani Vice President and Principal Accounting Officer

By:	/s/ JOSEPH V. CIABURRI Joseph V. Ciaburri Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description

1.1	*	Form of Underwriting Agreement

3	(i)	Amended and Restated Certificate of Incorporation of the Issuer (incorporated by reference to Exhibit 3(i) to the Issuer’s Quarterly Report on Form 10-QSB dated June 30, 2002)

3	(ii)	By-Laws of the Issuer (incorporated by reference to Exhibit 3(ii) to Issuer’s Registration Statement on Form SB-2 (File No. 333-59824))

4.1		Specimen Common Stock Certificate (incorporated herein by reference to Issuer’s Registration Statement on Form SB-2 (File No. 333-59824))

4.2		See Exhibits 3(i) and 3(ii) for provisions of the Certificate of Incorporation and Bylaws defining rights of holders of the Common Stock (incorporated herein by reference to Issuer’s Quarterly Report on Form 10-QSB dated June 30, 2002 and its Registration Statement on Form SB-2 (File No. 333-59824), respectively)

5.1	*	Opinion of Day, Berry & Howard LLP

10.1		Lease, dated as of August 17, 2000, between 215 Church Street, LLC and the Issuer (incorporated by reference to Exhibit 10.1 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.2		Letter Agreement dated January 3, 2001 amending the Lease between 215 Church Street, LLC and the Issuer (incorporated by reference to Exhibit 10.2 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.3		First Amendment to Lease dated March 30, 2001 between 215 Church Street, LLC and the Issuer (incorporated by reference to Exhibit 10.3 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.4		Second Amendment to Lease dated March 31, 2001 between 215 Church Street, LLC and the Issuer (incorporated by reference to Exhibit 10.4 to Issuer’s Registration Statement Form SB-2 (No. 333-59824))

10.5		Assignment of Lease dated April 11, 2001 between the Issuer and The Bank of Southern Connecticut (incorporated by reference to Exhibit 10.5 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.6		Sublease dated January 1, 2001 between Michael Ciaburri, d/b/a Ciaburri Bank Strategies and The Bank of Southern Connecticut (incorporated by reference to Exhibit 10.10 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.7		Sublease dated January 1, 2001 between Laydon and Company, LLC and The Bank of Southern Connecticut (incorporated by reference to Exhibit 10.11 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.8		Lease dated August 2, 2002, between 469 West Main Street LLC and The Bank of Southern Connecticut (incorporated by reference to Exhibit 10.16 to Issuer’s Form 10-KSB dated March 30, 2004)

10.9		Lease dated January 14, 2004 between The City of New London and the Issuer (incorporated by reference to Exhibit 10.16 to Issuer’s Form 10-KSB dated March 30, 2004)

Exhibit Number	Description

10.10	Employment Agreement dated as of January 23, 2001, between The Bank of Southern Connecticut, the Issuer and Joseph V. Ciaburri (incorporated by reference to Exhibit 10.6 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.11	Amendment to Employment Agreement dated as of October 20, 2003, between The Bank of Southern Connecticut and Southern Connecticut Bancorp, Inc. and Joseph V. Ciaburri. (incorporated by reference to Exhibit 10.15 to Issuer’s Form 10-QSB dated November 12, 2003)

10.12	Employment Agreement dated as of February 12, 2003, between The Bank of Southern Connecticut and Michael M. Ciaburri (incorporated by reference to Exhibit 10.14 to Issuer’s Form 10-QSB dated May 14, 2003)

10.13	Issuer’s 2001 Stock Option Plan (incorporated by reference to Exhibit 10.8 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.14	Issuer’s 2001 Warrant Plan (incorporated by reference to Exhibit 10.9 to Issuer’s Registration Statement on Form SB-2 (No. 333-59824))

10.15	Issuer’s 2001 Supplemental Warrant Plan (incorporated by reference to Exhibit 10.12 to Issuer’s Annual Report on Form 10-KSB dated March 29, 2002)

10.16	Issuer’s 2002 Stock Option Plan (incorporated by reference to Appendix B to Issuer’s Definitive Proxy Statement dated April 18, 2002)

21	Subsidiaries of the Registrant (filed with Amendment No. 1 to Issuer’s Registration Statement on Form SB-2 (No. 333-115518))

23.1	Consent of McGladrey & Pullen, LLP

23.2	Consent of Day, Berry & Howard LLP (included in Exhibit 5.1 hereto)

24	Power of Attorney (contained on the signature page of Issuer’s Registration Statement on Form SB-2 (No. 333-115518))

*	To be filed by amendment.